    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 9, 1997


                                                      REGISTRATION NO. 333-36607
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                          COULTER PHARMACEUTICAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                            2834                           94-3219075
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)          IDENTIFICATION NUMBER)

                            ------------------------

                        550 CALIFORNIA AVENUE, SUITE 200
                        PALO ALTO, CALIFORNIA 94306-1440
                                 (650) 842-7300
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               MICHAEL F. BIGHAM

                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          COULTER PHARMACEUTICAL, INC.
                        550 CALIFORNIA AVENUE, SUITE 200
                        PALO ALTO, CALIFORNIA 94306-1440
                                 (650) 842-7300
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

            JAMES C. KITCH, ESQ.                             ALAN K. AUSTIN, ESQ.
             JOHN A. DADO, ESQ.                            ELIZABETH R. FLINT, ESQ.
             COOLEY GODWARD LLP                        WILSON SONSINI GOODRICH & ROSATI
            FIVE PALO ALTO SQUARE                          PROFESSIONAL CORPORATION
             3000 EL CAMINO REAL                              650 PAGE MILL ROAD
         PALO ALTO, CALIFORNIA 94306                      PALO ALTO, CALIFORNIA 94304

                            ------------------------

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                            ------------------------
    If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE
================================================================================


     TITLE OF SECURITIES       AMOUNT TO BE  PROPOSED MAXIMUM OFFERING  PROPOSED MAXIMUM AGGREGATE       AMOUNT OF
       TO BE REGISTERED        REGISTERED(1)     PRICE PER SHARE(2)          OFFERING PRICE(2)      REGISTRATION FEE(3)
------------------------------------------------------------------------------------------------------------------------
Common Stock,
  $0.001 par value............   2,760,000             $14.02                   $38,704,400               $11,729
========================================================================================================================



(1) Includes 360,000 shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option.


(2) Estimated in accordance with Rule 457(c) for the purpose of computing the amount of the registration fee. The proposed maximum offering price per share of $14.02 is a weighted average based on the average of the high and low prices of the Company's Common Stock as reported on the Nasdaq National Market on September 22, 1997 of $13.44 with respect to 2,300,000 shares and the average of the high and low prices of the Company's Common Stock as reported on the Nasdaq National Market on October 8, 1997 of $16.94 with respect to 460,000 shares.


(3) Includes an additional registration fee of $2,361, with respect to the increase in the size of the offering. A registration fee of $9,368 was previously paid.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED OCTOBER 9, 1997


PROSPECTUS
----------------


                                2,400,000 SHARES


                                COULTPHARM.LOGO

                                  COMMON STOCK


     All of the 2,400,000 shares of Common Stock offered hereby are being sold by Coulter Pharmaceutical, Inc. ("Coulter Pharmaceutical" or the "Company"). The Company's Common Stock is quoted on the Nasdaq National Market under the symbol CLTR. On October 8, 1997, the last reported sale price of the Common Stock was $16.38 per share. See "Price Range of Common Stock."


                               ------------------

            THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 6.

                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
         EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

===============================================================================================

                                            PRICE TO         UNDERWRITING       PROCEEDS TO
                                             PUBLIC          DISCOUNT(1)         COMPANY(2)
-----------------------------------------------------------------------------------------------
Per Share.............................         $                  $                  $
-----------------------------------------------------------------------------------------------
Total(3)..............................         $                  $                  $
===============================================================================================

(1) See "Underwriting" for indemnification arrangements with the several Underwriters.

(2) Before deducting expenses payable by the Company estimated at $300,000.


(3) The Company has granted to the Underwriters a 30-day option to purchase up to 360,000 additional shares of Common Stock solely to cover over-allotments, if any. If all such shares are purchased, the total Price to Public, Underwriting Discount and Proceeds to Company will be
    $          , $          and $          , respectively. See "Underwriting."

                               ------------------

     The shares of Common Stock are offered by the several Underwriters subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that certificates for such shares will be available
for delivery on or about             , 1997, at the office of the agent of
Hambrecht & Quist LLC in New York, New York.

HAMBRECHT & QUIST

                                 BT ALEX. BROWN

                                                   PACIFIC GROWTH EQUITIES, INC.

                 , 1997

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material also can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING BY ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

     Bexxar(TM) is a trademark of the Company. This Prospectus also may contain trademarks of other companies.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. The Common Stock offered hereby involves a high degree of risk. See "Risk Factors."

                                  THE COMPANY

     Coulter Pharmaceutical is engaged in the development of novel drugs and therapies for the treatment of people with cancer. The Company currently is developing a family of cancer therapeutics based upon two platform technologies (i.e., the technologies upon which it intends to base product development): conjugated antibodies and tumor-activated peptide ("TAP") pro-drugs.

     The Company's most advanced product candidate, Bexxar (formerly known as the "B-1 Therapy"), consists of a monoclonal antibody conjugated with a radioisotope. The Company intends to seek expedited initial approval of Bexxar for the treatment of low-grade and transformed low-grade non-Hodgkin's lymphoma ("NHL") in patients refractory to chemotherapy, while simultaneously pursuing clinical trials to expand the potential use of Bexxar to other indications. In a Phase I/II clinical trial of Bexxar, 42 patients with low-grade or transformed low-grade NHL who had relapsed from previous chemotherapy regimens achieved an 83% overall response rate, with a 48% complete response rate and a 35% partial response rate. Of those patients who experienced a complete response, the average duration of response was 20.2 months as of July 1997. Currently, the Company is conducting a pivotal Phase II/III clinical trial for its initial indication, low-grade and transformed low-grade NHL in patients refractory to chemotherapy, which includes 60 patients and a post-treatment follow-up period of approximately six months. The Company intends to file for U.S. Food and Drug Administration ("FDA") marketing approval of Bexxar for this indication in the second half of 1998. The Company believes that Bexxar, if successfully developed, could become the first radioimmunotherapy approved in the United States for the treatment of people with cancer.

     The Company intends to pursue additional trials to expand the potential use of Bexxar to other indications. The Company currently is conducting a single-center Phase II trial in newly diagnosed low-grade NHL patients. An interim analysis of data from the first 17 patients showed a 100% overall response rate, with 41% (seven patients) having achieved complete responses and 59% (ten patients) having achieved partial responses. Of the ten partial responses, three were awaiting confirming tests necessary for classification as complete responses, six had ongoing tumor shrinkage and one had relapsed. The Company believes that its Phase II trial of Bexxar for patients newly diagnosed with NHL is the first clinical trial of a radioimmunotherapy as a stand-alone, first-line treatment for people with cancer.

     Cancer is a family of more than one hundred diseases that can be categorized into two broad groups: hematologic ("blood-borne") malignancies and solid tumor cancers. Bexxar addresses NHL, a blood-borne cancer of the immune system affecting B-cells that is categorized as low-, intermediate- or high-grade disease. In the United States, the Company estimates that approximately 140,000 patients have low-grade or transformed low-grade NHL. While patients with low-grade and transformed low-grade NHL often can achieve one or more remissions with chemotherapy, eventually these patients relapse and ultimately die from the disease or from complications of treatment.

     Bexxar is designed to optimize therapeutic benefit for each patient without the debilitating side effects typically associated with conventional cancer treatments. Bexxar consists of a radioisotope, 131)Iodine ("(131)I"), combined with a monoclonal antibody (the "B-1 Antibody") which recognizes and binds to the CD20 antigen, an antigen commonly expressed on the surface of B-cells primarily during that stage of their life cycle when NHL arises. Bexxar is administered to patients pursuant to a proprietary therapeutic protocol consisting of a single, two-dose regimen that the Company believes can be administered primarily on an outpatient basis pursuant to Nuclear Regulatory Commission ("NRC") regulations.

     The objective of the Company's second technology platform, the TAP pro-drug program, is to broaden significantly the therapeutic windows of conventional chemotherapies. The Company is developing TAP pro-drug versions of cytotoxic drugs designed to be activated preferentially in the proximity of metastatic cancer cells, yet stable in circulation and normal tissues. Accordingly, relatively larger quantities of cytotoxic agents are expected to reach and enter malignant cells as opposed to normal cells, which could permit a significant increase in maximum tolerated dosages, potentially overcoming drug resistance in cancer cells.

     The Company currently is developing a pro-drug version of doxorubicin, "Super-Leu-Dox," to treat certain solid tumor cancers and plans to commence clinical trials during the first half of 1998. In vitro studies have shown that Super-Leu-Dox is 40 times more likely to be absorbed and chemically activated by tumor cells than by normal cells. An earlier leucine-doxorubicin conjugate was tested as a stand-alone therapy for the treatment of solid tumors in two separate dose escalation trials in Europe in a total of 59 patients. Patients in these trials safely tolerated doses well in excess of those associated with unmodified doxorubicin.

     The Company intends to market and sell its products in the United States through a direct sales force and, where appropriate, in collaboration with marketing partners. The Company believes that an established sales and marketing capability will enable it to compete effectively for opportunities to license or distribute later-stage product candidates and approved products. Internationally, the Company intends to distribute its products through marketing partners.

     The Company was incorporated under the laws of Delaware in February 1995. The Company's executive offices are located at 550 California Avenue, Suite 200, Palo Alto, California 94306, and its telephone number is (650) 842-7300.

                                  THE OFFERING


Common Stock offered by the Company..........  2,400,000 shares
Common Stock to be outstanding after the
  offering...................................  12,752,745 shares (1)
Use of proceeds..............................  For funding of manufacturing scale-up, clinical trials and prelaunch marketing of
                                               Bexxar; for facilities expansion; and for
                                               other research and development, working
                                               capital and general corporate purposes.
Nasdaq National Market symbol................  CLTR


                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                       SIX MONTHS
                                             YEAR ENDED DECEMBER 31,                 ENDED JUNE 30,
                                 ------------------------------------------------   -----------------
                                  1992      1993      1994      1995       1996      1996      1997
                                 -------   -------   -------   -------   --------   -------   -------
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
     Research and development
       expenses................. $ 1,574   $ 1,838   $ 2,798   $ 2,739   $ 13,681   $ 4,940   $ 6,583
     Net loss................... $(1,701)  $(2,016)  $(3,086)  $(3,229)  $(15,338)  $(5,311)  $(8,800)
     Net loss per share.........                                         $  (2.03)  $ (0.69)  $ (1.01)
     Shares used in computing
       net loss per share(2)....                                            7,557     7,736     8,725


                                                                          JUNE 30, 1997
                                                                    --------------------------
                                                                    ACTUAL      AS ADJUSTED(3)
                                                                    -------     --------------
CONSOLIDATED BALANCE SHEET DATA:
     Cash, cash equivalents and short-term investments............  $41,038        $ 77,698
     Working capital..............................................   37,199          73,859
     Total assets.................................................   43,487          80,147
     Deficit accumulated during the development stage.............  (27,131)        (27,131)
     Total stockholders' equity...................................   36,883          73,543


---------------
(1) Based on the number of shares outstanding at August 31, 1997. Excludes 1,539,337 shares of Common Stock which were subject to outstanding options at such date at a weighted average exercise price of $5.78 per share and 24,666 shares of Common Stock issuable upon exercise of a warrant at an exercise price of $9.75 per share. See "Capitalization" and "Management -- Stock Option Plans."
(2) See Note 1 of Notes to December 31, 1996 and June 30, 1997 Consolidated Financial Statements for an explanation of the determination of shares used in computing net loss per share.

(3) As adjusted to reflect the sale of 2,400,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $16.38 per share and the receipt of the estimated proceeds therefrom. See "Use of Proceeds" and "Capitalization."


                         ------------------------------

     Except as otherwise noted, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. See "Underwriting."

                                  RISK FACTORS

     This Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus. The following risk factors should be considered carefully in addition to the other information in this Prospectus before purchasing the shares of Common Stock offered hereby.

     Uncertainties Related to Product Development. The Company's product candidates are generally in early stages of development, with only one in clinical trials. The development of safe and effective therapies for the treatment of people with cancer is highly uncertain and subject to numerous risks. Product candidates that may appear to be promising at early stages of development may not reach the market for a number of reasons. Product candidates may be found ineffective or cause harmful side effects during clinical trials, may take longer to progress through clinical trials than had been anticipated, may fail to receive necessary regulatory approvals, may prove impracticable to manufacture in commercial quantities at reasonable cost and with acceptable quality or may fail to achieve market acceptance.

     The results of initial preclinical and clinical testing of the products under development by the Company are not necessarily indicative of results that will be obtained from subsequent or more extensive preclinical studies and clinical testing. The Company's clinical data gathered to date with respect to Bexxar are primarily from a Phase I/II dose escalation trial which was designed to develop and refine the therapeutic protocol, to determine the maximum tolerated dose of total body radiation and to assess the safety and efficacy profile of treatment with a radiolabeled antibody. Further, the data from this Phase I/II dose escalation trial were compiled from testing conducted at a single site and with a relatively small number of patients per NHL histology and disease stage. The Company has since completed a multi-center Phase II dosimetry clinical trial and currently is conducting a multi-center pivotal Phase II/III clinical trial. However, substantial additional development, clinical testing and investment will be required prior to seeking any regulatory approval for commercialization of this potential product. There can be no assurance that clinical trials of Bexxar or other product candidates under development will demonstrate the safety and efficacy of such products to the extent necessary to obtain regulatory approvals for the indications being studied, or at all. Companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials, even after obtaining promising results in earlier trials. The failure to demonstrate adequately the safety and efficacy of Bexxar or any other therapeutic product under development could delay or prevent regulatory approval of the product and would have a material adverse effect on the Company's business, financial condition and results of operations.

     Furthermore, the timing and completion of current and planned clinical trials of Bexxar, as well as clinical trials of other products, are dependent upon, among other factors, the rate at which patients are enrolled, which is a function of many factors, including the size of the patient population, the proximity of patients to the clinical sites, the number of clinical sites, the eligibility criteria for the study and the existence of competing clinical trials. There can be no assurance that delays in patient enrollment in clinical trials will not occur, and any such delays may result in increased costs, program delays or both, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     Early Stage of Development. Since its inception in 1995, the Company has been engaged in the development of drugs and related therapies for the treatment of people with cancer. The Company's product candidates are generally in early stages of development, with only one in clinical trials. No revenues have been generated from product sales or product royalties; and products resulting from the Company's research and development efforts, if any, are not expected to be available commercially for at least the next few years. No assurance can be given that the Company's product development efforts, including clinical trials, will be successful, that required regulatory approvals for the indications being studied can be obtained, that its products can be manufactured at acceptable cost and with appropriate quality or that any approved products can be successfully marketed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Government Regulation; No Assurance of Regulatory Approvals. All new drugs and biologics, including the Company's products under development, are subject to extensive and rigorous regulation by the federal government, principally the FDA under the Food, Drug and Cosmetic Act and other laws including, in the case of biologics, the Public Health Services Act, and by state and local governments. Such regulations govern, among other things, the development, testing, manufacture, labeling, storage, premarket approval, advertising, promotion, sale and distribution of such products. If drug products are marketed abroad, they also are subject to extensive regulation by foreign governments.

     The regulatory process, which includes preclinical studies and clinical trials of each potential product, is lengthy, expensive and uncertain. Prior to commercial sale in the United States, most new drugs and biologics, including the Company's products under development, must be approved by the FDA. Securing FDA marketing approvals often requires the submission of extensive preclinical and clinical data and supporting information to the FDA. Product approvals, if granted, can be withdrawn for failure to comply with regulatory requirements or upon the occurrence of unforeseen problems following initial marketing. Moreover, regulatory approvals for products such as new drugs and biologics, even if granted, may include significant limitations on the uses for which such products may be marketed.

     There can be no assurance that the Company will be able to obtain necessary regulatory approvals on a timely basis, if at all, for any of its product candidates, and delays in receipt or failures to receive such approvals or failures to comply with existing or future regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations. Certain material manufacturing changes to new drugs and biologics also are subject to FDA review and approval. There can be no assurance that any approvals that are required, once obtained, will not be withdrawn or that compliance with other regulatory requirements can be maintained. Further, failure to comply with applicable FDA and other regulatory requirements can result in sanctions being imposed on the Company or the manufacturers of its products, including warning letters, fines, product recalls or seizures, injunctions, refusals to permit products to be imported into or exported out of the United States, refusals of the FDA to grant premarket approval of drugs and biologics or to allow the Company to enter into government supply contracts, withdrawals of previously approved marketing applications and criminal prosecutions.

     Manufacturers of drugs and biologics also are required to comply with the applicable FDA good manufacturing practice ("GMP") regulations, which include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation. Manufacturing facilities are subject to inspection by the FDA, including unannounced inspection, and must be licensed before they can be used in commercial manufacturing of the Company's products. There can be no assurance that the Company or its suppliers will be able to comply with the applicable GMP regulations and other FDA regulatory requirements. Such failure could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company may elect to seek approval of Bexxar under the Clinton-Kessler Cancer Initiative. Significant uncertainty exists as to the extent to which such initiative will result in accelerated review and approval. Further, the FDA has not made available comprehensive guidelines with respect to this initiative, retains considerable discretion to determine eligibility for accelerated review and approval and is not bound by discussions that an applicant may have had with FDA staff. Accordingly, the FDA could employ such discretion to deny eligibility of Bexxar as a candidate for accelerated review or to require additional clinical trials or other information before approving Bexxar. A determination that Bexxar is not eligible for accelerated review or delays and additional expenses associated with generating a response to any such request for additional trials could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Government Regulation."

     Dependence on Suppliers; Manufacturing and Scale-up Risk. The Company has no existing capacity or experience with respect to manufacturing products for large-scale clinical trials or commercial purposes. The Company has contracted with a third-party manufacturer, LONZA Biologics plc ("Lonza"), to produce unlabeled B-1 Antibody for use in clinical trials. The Company is negotiating a commercial supply agreement, although there can be no assurance that such a contract with Lonza will be entered into in a timely manner, if at all. Lonza has limited experience producing the B-1 Antibody, and there can be no assurance that Lonza will be able to produce the Company's requirements at commercially reasonable prices or with acceptable quality.

     The Company relies upon MDS Nordion Inc. ("Nordion") for radiolabeling of the B-1 Antibody at Nordion's centralized radiolabeling facility. The Company and Nordion are negotiating an agreement for supply of the radiolabeled B-1 Antibody for both clinical trials and commercial sale. If Bexxar is approved and is successful in the market, Nordion's capacity to radiolabel antibodies may not be sufficient to meet all of the Company's commercial requirements. There can be no assurance that the contract with Nordion will be entered into in a timely manner, if at all.

     The Company is aware of only a limited number of manufacturers capable of producing the B-1 Antibody in commercial quantities or radiolabeling the antibody with (131)I on a commercial scale. Should the Company's existing or planned contractual relationships for production or radiolabeling of the B-1 Antibody cease or be interrupted, or if its existing suppliers are unable to meet the Company's requirements for any reason, there can be no assurance that any additional or alternative third parties could be engaged to carry out said production or radiolabeling on a timely basis or on commercially acceptable terms, if at all. To establish and qualify a new facility to centrally radiolabel antibodies could take as long as two years. Further, radiolabeled antibody cannot be stockpiled against future shortages due to the eight-day half-life of the (131)I radioisotope. Accordingly, any change in the Company's existing contractual relationships with, or interruption in supply from, its producer of unlabeled antibody or its radiolabeler could affect adversely the Company's ability to complete its ongoing clinical trials and to market Bexxar, if approved. Any such change or interruption would have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company is evaluating additional sources of supply for production and radiolabeling of the B-1 Antibody, no assurance can be given that such sources will be secured on commercially reasonable terms, on a timely basis, or at all.

     Prior to August 1997, the Company obtained B-1 Antibody from an inventory produced by Coulter Corporation, and radiolabeling was performed by radiopharmacies at the individual clinical trial sites. In order to begin using the centrally radiolabeled B-1 Antibody from Nordion, the Company filed and the FDA cleared an Investigational New Drug application ("IND") amendment to establish that the centrally radiolabeled material was biologically and biochemically equivalent to the on-site radiolabeled B-1 Antibody. The Company is collecting data from its ongoing clinical trials to be filed with the FDA to establish clinical comparability between the centrally and on-site radiolabeled B-1 Antibody, however, there can be no assurance that it will be able to establish clinical comparability. A failure to establish clinical comparability could lead to a requirement that the Company enlarge the size of its ongoing Phase II/III pivotal clinical trial, which would delay the completion of such trial, increase its cost and potentially delay the Company's initial pursuit of regulatory approval for Bexxar.

     Third-party manufacturers must comply with GMP regulations prescribed by the FDA and other standards prescribed by various federal, state and local regulatory agencies in the United States and any other relevant country. Failure to comply with these regulations could have a material adverse effect on the Company's business, financial condition and results of operations. See
"-- Government Regulation; No Assurance of Regulatory Approvals" and
"Business -- Government Regulation."

     Future Capital Needs; Uncertainty of Additional Funding. The Company's operations to date have consumed substantial and increasing amounts of cash. The negative cash flow from operations is expected to continue and to accelerate in the foreseeable future. The development of the Company's technology and potential products will require a commitment of substantial funds. The Company expects that its existing capital resources, including the net proceeds of this offering and interest thereon, will be adequate to satisfy the requirements of its current and planned operations into the second half of 1999. However, the rate at which the Company expends its resources is variable, may be accelerated and will depend on many factors, including the scope and results of preclinical studies and clinical trials, continued progress of the Company's research and development of product candidates, the cost, timing and outcome of regulatory approvals, the expenses of establishing a sales and marketing force, the timing and cost of establishment or procurement of requisite production, radiolabeling and other manufacturing capacities, the cost involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims, the acquisition of technology licenses, the status of competitive products and the availability of other financing.

     The Company will need to raise substantial additional capital to fund its operations and intends to seek such additional funding through public or private equity or debt financings, as well as through collaborative arrangements. There can be no assurance that such additional funding will be available on acceptable terms, if at all. If additional funds are raised by issuing equity securities, substantial dilution to stockholders may result. If adequate funds are not available, the Company may be required to delay, reduce the scope of, or eliminate one or more of its research and development programs or obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates or products that the Company would otherwise seek to develop or commercialize. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Uncertainty of Market Acceptance of Bexxar. Even if the Company's product candidates are approved for marketing by the FDA and other regulatory authorities, there can be no assurance that the Company's products will be commercially successful. If the Company's most advanced product candidate, Bexxar, is approved, it would represent a significant departure from currently approved methods of treatment for NHL and would require the handling of radioactive materials. Accordingly, Bexxar may experience under-utilization by oncologists and hematologists who are unfamiliar with the application of Bexxar in the treatment of NHL. Further, oncologists and hematologists are not typically licensed to administer radioimmunotherapies such as Bexxar and will need to engage a nuclear medicine physician or receive specialty training to administer Bexxar. Recently enacted NRC regulations permit Bexxar to be administered on an outpatient basis in most cases as is currently contemplated by the Company. However, market acceptance could be affected adversely because some hospitals may be required to administer the therapeutic dose of Bexxar on an inpatient basis under applicable state or local or individual hospital regulations. As with any new drug, doctors may be inclined to continue to treat patients with conventional therapies, in this case chemotherapy. Market acceptance also could be affected by the availability of third-party reimbursement. Failure of Bexxar to achieve significant market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Uncertainty Related to Health Care Reform and Third-Party Reimbursement," "-- Hazardous and Radioactive Materials," and "Business -- Radioactive and Other Hazardous Materials."

     Absence of Commercialization Resources and Experience. The Company intends to market and sell its products in the United States through a direct sales force and, where appropriate, in collaboration with marketing partners, and internationally through marketing partners. The Company currently does not possess the resources and experience necessary to commercialize any of its product candidates. The Company's ability to market Bexxar, if approved, will be contingent upon recruitment, training and deployment of a sales and marketing force. Development of an effective sales force will require significant financial resources and time. There can be no assurance that the Company will be able to establish such a sales force in a timely or cost effective manner, if at all, or that such a sales force will be capable of generating demand for Bexxar or other product candidates. The Company has no collaborative arrangements for the distribution of Bexxar, and there can be no assurance that the Company will be able to enter into any such arrangements in a timely manner or on commercially favorable terms, or at all. Failure to enter into any such collaborative arrangements could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Marketing and Sales."

     Dependence Upon Proprietary Technology; Uncertainty of Patents and Proprietary Technology. The pharmaceutical and biotechnology fields are characterized by a large number of patent filings. A substantial number of patents have already been issued to other pharmaceutical and biotechnology companies. Research has been conducted for many years in the monoclonal antibody field by pharmaceutical and biotechnology companies and other organizations. Competitors may have filed applications for or have been issued patents and may obtain additional patents and proprietary rights related to products or processes competitive with or similar to those of the Company. Patent applications are maintained in secrecy for a period after filing. Publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries and the filing of related patent applications. The Company may not be aware of all of the patents potentially adverse to the Company's interests that may have been issued to other companies, research or academic institutions, or others. No assurance can be given that such patents do not exist, have not been filed, or could not be filed or issued, which contain claims relating to the Company's technology, products or processes.

     To date, no consistent policy has emerged regarding the breadth of claims allowed in pharmaceutical and biotechnology patents. If patents have been or are issued to others containing preclusive or conflicting claims and such claims are determined ultimately to be valid, the Company may be required to obtain licenses to one or more of such patents or to develop or obtain alternative technology. The Company is aware of various patents that have been issued to others that pertain to a portion of the Company's prospective business; however, the Company believes that it does not infringe any patents that ultimately would be determined to be valid. There can be no assurance that patents do not exist in the United States or in other foreign countries or that patents will not be issued to third parties that contain preclusive or conflicting claims with respect to Bexxar or any of the Company's other product candidates or programs. Commercialization of monoclonal antibody-based products may require licensing and/or cross-licensing of one or more patents with other organizations in the field. There can be no assurance that the licenses that might be required for the Company's processes or products would be available on commercially acceptable terms, if at all.

     The Company's breach of an existing license or failure to obtain a license to technology required to commercialize its product candidates may have a material adverse effect on the Company's business, financial condition and results of operations. Litigation, which could result in substantial costs to the Company, may also be necessary to enforce any patents issued to the Company or to determine the scope and validity of third-party proprietary rights. If competitors of the Company prepare and file patent applications in the United States that claim technology also claimed by the Company, the Company may have to participate in interference proceedings declared by the United States Patent and Trademark Office to determine priority of invention, which could result in substantial cost to the Company, even if the eventual outcome is favorable to the Company. An adverse outcome could subject the Company to significant liabilities to third parties and require the Company to license disputed rights from third parties or to cease using such technology.

     The Company also relies on trade secrets to protect its technology, especially where patent protection is not believed to be appropriate or obtainable. The Company protects its proprietary technology and processes, in part, by confidentiality agreements with its employees, consultants, advisory board members, collaborators and certain contractors. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets or those of its collaborators or contractors will not otherwise become known or be discovered independently by competitors.

     Patents issued and patent applications filed internationally relating to biologics are numerous and there can be no assurance that current and potential competitors and other third parties have not filed or in the future will not file applications for, or have not received or in the future will not receive, patents or obtain additional proprietary rights relating to products or processes used or proposed to be used by the Company. Moreover, there is certain subject matter which is patentable in the United States and not generally patentable outside of the United States. Statutory differences in patentable subject matter may limit the protection the Company can obtain on some of its inventions outside of the United States. For example, methods of treating humans are not patentable in many countries outside of the United States. These and/or other issues may prevent the Company from obtaining patent protection outside of the United States which would have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Patents and Other Intellectual Property."

     History of Operating Losses; Anticipated Future Losses. The Company has a limited history of operations and has experienced significant losses since inception. As of June 30, 1997, the Company's accumulated deficit was approximately $27.1 million. The Company expects to incur significant additional operating losses over the next several years and expects cumulative losses to increase substantially due to expanded research and development efforts, preclinical studies and clinical trials and development of manufacturing, marketing and sales capabilities. The Company expects that losses will fluctuate from quarter to quarter and that such fluctuations may be substantial. All of the Company's product candidates are in development in preclinical studies and clinical trials, and no revenues have been generated from product sales. To achieve and sustain profitable operations, the Company, alone or with others, must develop successfully, obtain regulatory approval for, manufacture, introduce, market and sell its products. The time frame necessary to achieve market success is long and uncertain. The Company does not expect to generate product revenues for at least the next few years. There can be no assurance that the Company will ever generate sufficient product revenues to become profitable or to sustain profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Highly Competitive Industry; Risk of Technological Obsolescence. The pharmaceutical and biotechnology industries are intensely competitive. Any product candidate developed by the Company would compete with existing drugs and therapies. There are many pharmaceutical companies, biotechnology companies, public and private universities and research organizations actively engaged in research and development of products for the treatment of people with cancer. Many of these organizations have financial, technical, manufacturing and marketing resources greater than those of the Company. Several of them may have developed or are developing therapies that could be used for treatment of the same diseases targeted by the Company. One competitor known to the Company recently received a recommendation for approval from an FDA Advisory Panel of its non-radiolabeled chimeric antibody for the treatment of low-grade NHL. If a competing company were to develop or acquire rights to a more efficacious or safer cancer therapy for treatment of the same diseases targeted by the Company, or one which offers significantly lower costs of treatment, the Company's business, financial condition and results of operations could be materially adversely affected. The Company believes that its product development programs will be subject to significant competition from companies utilizing alternative technologies as well as to increasing competition from companies that develop and apply technologies similar to the Company's technologies. Other companies may succeed in developing products earlier than the Company, obtaining approvals for such products from the FDA more rapidly than the Company or developing products that are safer and more effective than those under development or proposed to be developed by the Company. There can be no assurance that research and development by others will not render the Company's technology or product candidates obsolete or non-competitive or result in treatments superior to any therapy developed by the Company, or that any therapy developed by the Company will be preferred to any existing or newly developed technologies. See
"Business -- Competition."

     Dependence on Management and Other Key Personnel. The Company is dependent upon a limited number of key management and technical personnel. The loss of the services of one or more of such key employees could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company's success will be dependent upon its ability to attract and retain additional highly qualified sales, management, manufacturing and research and development personnel. The Company faces intense competition in its recruiting activities, and there can be no assurance that the Company will be able to attract and/or retain qualified personnel.

     Exposure to Product Liability. The manufacture and sale of human therapeutic products involve an inherent risk of product liability claims and associated adverse publicity. The Company has only limited product liability insurance for clinical trials and no commercial product liability insurance. There can be no assurance that the Company will be able to maintain existing insurance or obtain additional product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms, if at all. An inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims brought against the Company in excess of its insurance coverage, if any, or a product recall could have a material adverse effect upon the Company's business, financial condition and results of operations. See "Business -- Product Liability and Insurance."

     Uncertainty Related to Health Care Reform and Third-Party
Reimbursement. Political, economic and regulatory influences are subjecting the health care industry in the United States to fundamental change. Initiatives to reduce the federal deficit and to reform health care delivery are increasing cost-containment efforts. The Company anticipates that Congress, state legislatures and the private sector will continue to review and assess alternative benefits, controls on health care spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, the creation of large insurance purchasing groups, price controls on pharmaceuticals and other fundamental changes to the health care delivery system. Any such proposed or actual changes could cause the Company to limit or eliminate spending on development projects and affect the Company's ultimate profitability. Legislative debate is expected to continue in the future, and market forces are expected to drive reductions of health care costs. The Company cannot predict what impact the adoption of any federal or state health care reform measures or future private sector reforms may have on its business.

     In both domestic and foreign markets, sales of the Company's proposed products will depend in part upon the availability of reimbursement from third-party payors, such as government health administration authorities, managed care providers, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products. Bexxar, as potentially the first radioimmunotherapy for cancer, faces particular uncertainties due to the absence of a comparable, approved therapy to serve as a model for pricing and reimbursement decisions. Further, if Bexxar is not administered in most cases on an outpatient basis, as is contemplated currently by the Company, the projected cost of the therapy will be higher than anticipated. In addition, there can be no assurance that products can be manufactured on a commercial scale for a cost that will enable the Company to price its products within reimbursable rates. Consequently, there can be no assurance that the Company's product candidates will be considered cost effective or that adequate third-party reimbursement will be available to enable the Company to maintain price levels sufficient to realize an appropriate return on its investment in product development. If adequate coverage and reimbursement rates are not provided by the government and third-party payors for the Company's products, the market acceptance of these products could be adversely affected, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Pharmaceutical Pricing and Reimbursement."

     Hazardous and Radioactive Materials. The manufacturing and administration of Bexxar requires the handling, use and disposal of (131)I, a radioactive isotope of iodine. These activities must comply with various state and federal regulations. Violations of these regulations could delay significantly completion of clinical trials and commercialization of Bexxar. For its ongoing clinical trials and for commercial-scale production, the Company relies on Nordion to radiolabel the B-1 Antibody with (131)I at a single location in Canada. Violations of safety regulations could occur with this manufacturer, and, therefore, there is a risk of accidental contamination or injury. In the event of any such noncompliance or accident, the supply of radiolabeled B-1 Antibody for use in clinical trials or commercially could be interrupted, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company also expects to use hazardous chemicals and radioactive compounds in its ongoing research activities. The Company could be held liable for any damages that result from such an accident, contamination or injury from the handling and disposal of these materials, as well as for unexpected remedial costs and penalties that may result from any violation of applicable regulations, which could result in a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company may incur substantial costs to comply with environmental regulations. See "Business -- Radioactive and Other Hazardous Materials."


     Control By Officers, Directors and Principal Stockholders. Following completion of this offering, directors, executive officers and principal stockholders of the Company will beneficially own approximately 36.2% of the outstanding shares of the Company's Common Stock. Accordingly, these stockholders, individually and as a group, may be able to control the Company and direct its affairs and business, including any determination with respect to a change in control of the Company, future issuances of Common Stock or other securities by the Company, declaration of dividends on the Common Stock and the election of directors. See "Principal Stockholders."


     Potential Volatility of Stock Price. The securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. The market prices of the common stock of many publicly held biotechnology and pharmaceutical companies have in the past been, and can in the future be expected to be, especially volatile. Announcements of technological innovations or new products by the Company or its competitors, release of reports by securities analysts, developments or disputes concerning patents or proprietary rights, regulatory developments, changes in regulatory or medical reimbursement policies, economic and other external factors, as well as period-to-period fluctuations in the Company's financial results, may have a significant and adverse impact on the market price of the Common Stock. See "Price Range of Common Stock."


     Potential Adverse Impact of Shares Eligible for Future Sale. Sales of shares of Common Stock (including shares issued upon the exercise of outstanding options) in the public market after this offering could adversely affect the market price of the Common Stock. Such sales also might make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company deems appropriate. Upon completion of this offering, the Company will have outstanding an aggregate of 12,752,745 shares of Common Stock, assuming no exercise of the Underwriters' over-allotment option and no exercise of options outstanding as of August 31, 1997. Of these shares, 5,275,000 shares of Common Stock, including the 2,400,000 shares sold in this offering, will be freely tradable without restriction or further registration under the Securities Act, unless held by affiliates of the Company as that term is defined in Rule 144 under the Securities Act ("Affiliates"). The remaining 7,477,745 shares of Common Stock held by existing stockholders are restricted securities as that term is defined in Rule 144 under the Securities Act (the "Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701, promulgated under the Securities Act. As a result of agreements not to sell such shares (the "Lock-up Agreements") and the provisions of Rules 144 and 701, additional shares will be available in the public market as follows: (i) 2,875,434 Restricted Shares will be eligible for immediate sale on the effective date of this offering (in some cases subject to the volume limitations under Rule 144); and (ii) 4,602,311 Restricted Shares will be eligible for sale upon expiration of Lock-up Agreements 90 days after the effective date of the registration statement relating to this offering (in some cases subject to the volume limitations under Rule 144). Hambrecht & Quist LLC may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to Lock-up Agreements. Upon completion of this offering, the holders of 7,097,994 shares of Common Stock, or their transferees, will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act (except for shares purchased by Affiliates) immediately upon the effectiveness of such registration.


     Dilution. Purchasers of the shares of Common Stock offered hereby will experience immediate dilution of $10.61 in net tangible book value per share after deducting the underwriting discounts and estimated offering expenses. Such investors will experience additional dilution upon the exercise of outstanding options. See "Dilution."


     Adverse Impact of Possible Issuances of Preferred Stock; Anti-Takeover Effect of Certain Charter and Bylaw Provisions. The Board of Directors has authority to issue up to 3,000,000 shares of Preferred Stock and to fix the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock could affect adversely the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. Additionally, the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may affect adversely the market price of and the voting and other rights of the holders of the Common Stock. In addition, the Company's Bylaws provide that special meetings of stockholders may be called only by the Chairman of the Board of Directors, the Chief Executive Officer or the Board of Directors pursuant to a resolution approved by a majority of the Board of Directors. In July 1997, the Company adopted a Share Purchase Rights Plan, commonly referred to as a "poison pill." In addition, the Company is subject to the anti-takeover provisions of
Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. These provisions, along with certain provisions of California law that may be applicable to the Company, could have the effect of discouraging certain attempts to acquire the Company which could deprive the Company's stockholders of the opportunity to sell their shares of Common Stock at prices higher than prevailing market prices. See "Description of Capital Stock."

     Forward-looking Statements. This prospectus contains forward-looking statements, which may be deemed to include the Company's plans to continue development of Bexxar, conduct clinical trials with respect to Bexxar and other product candidates, seek regulatory approvals, engage third-party manufacturers to supply its clinical trials and commercial requirements, establish a sales and marketing capability, evaluate additional product candidates for subsequent clinical and commercial development and expend the proceeds of this offering. Actual results could differ materially from those projected in any forward-looking statements for a variety of reasons, including those detailed in the other sections of this "Risk Factors" portion of the Prospectus or elsewhere in this Prospectus.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 2,400,000 shares of Common Stock offered by the Company hereby are estimated to be $36,660,000 ($42,204,000 if the Underwriters' over-allotment option is exercised in full).


     The Company anticipates that approximately $15 million of the proceeds of this offering will be used to support the development of Bexxar, including manufacturing scale-up, clinical trial costs and prelaunch marketing. The Company intends to use approximately $4 million of the proceeds of this offering to expand its facilities and to purchase additional capital equipment. The balance of the net proceeds of this offering, including interest earned thereon, is expected to be used primarily in the Company's other research and development programs such as its TAP pro-drug program and for working capital and other general corporate purposes. The Company may also use a portion of the net proceeds to acquire technologies or products complementary to its business, although no material expenditures in connection with any such acquisitions currently are anticipated. Pending application as described above, the Company intends to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing securities.

     The amounts and timing of the Company's actual expenditure for the purposes described above will depend upon a number of factors, including: the scope and results of preclinical studies and clinical trials; continued progress of the Company's research and development of potential products; the cost, timing and outcome of regulatory approvals; the adequacy of facilities; the expenses of establishing a sales and marketing force; the timing and cost of establishment or procurement of requisite production, radiolabeling and other manufacturing capacities; the cost involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims; the acquisition of technology licenses; the status of competitive products and the availability of other financing. The Company will require substantial additional funds to conduct its operations in the future, and there can be no assurance that such funding will be available on acceptable terms, if at all. The Company expects that its existing capital resources, including the net proceeds of this offering and interest thereon, will be adequate to satisfy the requirements of its current and planned operations into the second half of 1999.

                          PRICE RANGE OF COMMON STOCK

     The Common Stock of the Company commenced trading publicly on the Nasdaq National Market on January 28, 1997, and is traded under the symbol CLTR. The following table sets forth for the periods indicated the high and low sales prices for the Common Stock:


                                                                       HIGH       LOW
                                                                      ------     -----
        1997
        First Quarter (from January 28, 1997).......................  $13.25     $8.75
        Second Quarter..............................................   12.63      6.50
        Third Quarter (through October 8, 1997).....................   17.50      7.88



     On October 8, 1997, the last reported sale price for the Common Stock on the Nasdaq National Market was $16.38 per share. As of August 31, 1997 there were approximately 249 holders of record of the Common Stock.


                                DIVIDEND POLICY

     The Company has never paid a cash dividend on its capital stock and does not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION


     The following table sets forth the actual capitalization of the Company as of June 30, 1997 and as adjusted to give effect to the sale by the Company of the 2,400,000 shares of Common Stock offered hereby at an assumed public offering price of $16.38 per share and the application of the estimated net proceeds therefrom. This table should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto included elsewhere in this Prospectus.



                                                                              JUNE 30, 1997
                                                                        --------------------------
                                                                        ACTUAL(1)      AS ADJUSTED
                                                                        ----------     -----------
                                                                              (IN THOUSANDS)
Current portion of equipment financing obligations and debt
  facility............................................................   $    576       $     576
                                                                         ========        ========
Noncurrent portion of equipment financing obligations and debt
  facility............................................................   $  2,213       $   2,213
                                                                         --------        --------

Stockholders' equity:
  Preferred Stock, $0.001 par value, 3,000,000 shares authorized; no
     shares issued or outstanding.....................................         --              --
  Common Stock, $0.001 par value, 30,000,000 shares authorized;
     10,335,484 shares issued and outstanding actual; 12,735,484
     shares issued and outstanding as adjusted........................         10              13
  Additional paid-in capital..........................................     65,354         102,011
  Net unrealized gain on securities available-for-sale................         20              20
  Deferred compensation...............................................     (1,370)         (1,370)
  Deficit accumulated during the development stage....................    (27,131)        (27,131)
                                                                         --------        --------
     Total stockholders' equity.......................................     36,883          73,543
                                                                         --------        --------
          Total capitalization........................................   $ 39,096       $  75,756
                                                                         ========        ========


---------------

(1) Excludes 1,079,261 shares of Common Stock reserved for issuance upon exercise of stock options outstanding at June 30, 1997, at a weighted average exercise price of $3.97 per share and 24,666 shares of Common Stock issuable upon the exercise of a warrant outstanding at the same date at an exercise price of $9.75 per share. At June 30, 1997, options to purchase 123,389 shares of Common Stock and a warrant to purchase 24,666 shares of Common Stock was immediately exercisable. As of August 31, 1997, options were outstanding to purchase 1,539,337 shares of Common Stock at a weighted average exercise price of $5.78 per share and a warrant was outstanding to purchase 24,666 shares of Common Stock at an exercise price of $9.75 per share. See "Management -- Equity Incentive Plans."

                                    DILUTION


     As of June 30, 1997, the Company had a net tangible book value of approximately $36,874,000 or $3.57 per share of Common Stock. Net tangible book value represents the amount of total tangible assets less total liabilities divided by the number of shares of Common Stock outstanding. Without taking into account any other changes in the net tangible book value after June 30, 1997, other than to give effect to the receipt by the Company of the net proceeds from the sale of the 2,400,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $16.38 per share, the pro forma net tangible book value of the Company as of June 30, 1997 would have been approximately $73,534,000 or $5.77 per share. This represents an immediate increase in net tangible book value of $2.20 per share to existing stockholders and an immediate dilution of $10.61 per share to new investors. The following table illustrates this per share dilution:



    Assumed public offering price per share.............................            $16.38
      Net tangible book value before the offering.......................  $3.57
      Increase per share attributable to new investors..................   2.20
                                                                          -----
    Pro forma net tangible book value per share after the offering......              5.77
                                                                                     -----
    Dilution per share to new investors.................................            $10.61
                                                                                     =====


     The following table summarizes, on a pro forma basis as of June 30, 1997, the difference between existing stockholders and the new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid:


                                 SHARES PURCHASED        TOTAL CASH CONSIDERATION
                              ----------------------     ------------------------     AVERAGE PRICE
                                NUMBER       PERCENT        AMOUNT        PERCENT       PER SHARE
                              -----------    -------     ------------     -------     -------------
    Existing stockholders...   10,335,484      81.2%     $ 66,359,178       62.8%        $  6.42
    New investors...........    2,400,000      18.8        39,312,000       37.2           16.38
                               ----------     -----        ----------      -----
              Total.........   12,735,484     100.0%     $105,671,178      100.0%
                               ==========     =====        ==========      =====


     Other than as noted above, the foregoing computations assume the exercise of no stock options or warrants after June 30, 1997. As of June 30, 1997 options were outstanding to purchase 1,079,261 shares of Common Stock at a weighted average exercise price of $3.97 per share and 24,666 shares of Common Stock issuable upon the exercise of a warrant outstanding at the same date at an exercise price of $9.75 per share. As of August 31, 1997, options were outstanding to purchase 1,539,337 shares of Common Stock at a weighted average exercise price of $5.78 per share and a warrant was outstanding to purchase 24,666 shares of Common Stock at an exercise price of $9.75 per share. See "Management -- Equity Incentive Plans."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data as of December 31, 1993, 1994, 1995 and 1996 and for each of the two years in the period ended December 31, 1994, the periods from January 1, 1995 to February 15, 1995 and from inception (February 16, 1995) to December 31, 1995, and for the year ended December 31, 1996 are derived from the Consolidated Financial Statements of Coulter Pharmaceutical, Inc. and the Financial Statements of the Antibody Therapeutics Business Operations of Coulter Corporation that have been audited by Ernst & Young LLP, independent auditors, which are included elsewhere in this Prospectus. The statement of operations data for the six months ended June 30, 1996 and 1997 and for the period from inception (February 16, 1995) to June 30, 1997, and the balance sheet data as of June 30, 1997, are derived from unaudited financial statements of the Company included elsewhere herein and the statement of operations data for the year ended December 31, 1992 are derived from the unaudited financial statements of the Antibody Therapeutics Business Operations of Coulter Corporation not included herein which, in the opinion of management of the Company and the management of Coulter Corporation, respectively, reflect all adjustments, consisting only of normal recurring adjustments, that the Company and Coulter Corporation consider necessary for a fair presentation of the financial condition and results of operations for these periods. The operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the entire year.


                                                          FULL YEAR 1995
                                                    ---------------------------
                                                      ANTIBODY
                                                    THERAPEUTICS
                                                      BUSINESS
                         ANTIBODY THERAPEUTICS       OPERATIONS
                          BUSINESS OPERATIONS        OF COULTER                               COMPANY
                        OF COULTER CORPORATION      CORPORATION    --------------------------------------------------------------
                      ---------------------------   ------------    INCEPTION                                         INCEPTION
                                                     JANUARY 1,     (FEBRUARY                       SIX MONTHS        (FEBRUARY
                        YEAR ENDED DECEMBER 31,       1995 TO      16, 1995) TO    YEAR ENDED     ENDED JUNE 30,     16, 1995) TO
                      ---------------------------   FEBRUARY 15,   DECEMBER 31,   DECEMBER 31,   -----------------     JUNE 30,
                       1992      1993      1994         1995           1995           1996        1996      1997         1997
                      -------   -------   -------   ------------   ------------   ------------   -------   -------   ------------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF
  OPERATIONS DATA:
    Operating
      expenses:
    Research and
      development...  $ 1,574   $ 1,838   $ 2,798      $  200        $  2,539       $ 13,681     $ 4,940   $ 6,583     $ 22,803
    General and
   administrative...      127       178       288          36             581          2,409         625     3,180        6,170
                      -------   -------   -------       -----          ------        -------     -------   -------
         Total
           operating
          expenses..    1,701     2,016     3,086         236           3,120         16,090       5,565     9,763       28,973
    Interest income,
      net...........       --        --        --          --             127            752         254       963        1,842
                      -------   -------   -------       -----          ------        -------     -------   -------
    Net loss........  $(1,701)  $(2,016)  $(3,086)     $ (236)       $ (2,993)      $(15,338)    $(5,311)  $(8,800)    $(27,131)
                      =======   =======   =======       =====          ======        =======     =======   =======
    Pro forma net
      loss per
      share.........                                                 $  (0.44)      $  (2.03)    $ (0.69)  $ (1.01)
                                                                       ======        =======     =======   =======
    Shares used in
      computing pro
      forma net loss
      per share(1)..                                                    6,798          7,557       7,736     8,725
                                                                       ======        =======     =======   =======


                                                     ANTIBODY THERAPEUTICS
                                                    BUSINESS OPERATIONS OF
                                                      COULTER CORPORATION                             COMPANY
                                                 -----------------------------     ----------------------------------------------
                                                 DECEMBER 31,     DECEMBER 31,     DECEMBER 31,     DECEMBER 31,       JUNE 30,
                                                     1993             1994             1995             1996             1997
                                                 ------------     ------------     ------------     ------------     ------------
                                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
    Cash, cash equivalents and short-term
      investments..............................     $   --            $ --           $  3,438         $ 16,443         $ 41,038
    Working capital (deficit)..................       (124)            (50)             2,878           10,737           37,199
    Total assets...............................        109             135              3,628           18,321           43,487
    Deficit accumulated during the development
      stage....................................         --              --             (2,993)         (18,331)         (27,131)
    Total stockholders' equity.................         --              --              2,997           10,546           36,883
    Coulter Corporation's net investment.......        (15)             85                 --               --               --


(1) See Note 1 of Notes to December 31, 1996 and June 30, 1997 Consolidated Financial Statements for an explanation of the determination of shares used in computing net loss per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with "Selected Consolidated Financial Data" and the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. Except for the historical information contained herein, the discussion in this Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include those discussed in "Risk Factors," as well as those discussed elsewhere herein.

OVERVIEW

     Coulter Pharmaceutical is engaged in the development of novel drugs and therapies for the treatment of people with cancer. The Company's first product candidate, Bexxar, is based upon the antibody therapeutics program which originated in the late 1970s at Coulter Corporation. Coulter Corporation conducted research and development on the potential therapeutic applications of the B-1 Antibody as part of a broader antibody therapeutics program. To accelerate the pace of development of Bexxar and to obtain external sources of capital for the program, Coulter Corporation decided to create a separate Company into which it placed its conjugated antibody therapeutics assets. Thus, in February 1995, Coulter Pharmaceutical was incorporated and acquired worldwide rights to Bexxar and related intellectual property, know-how and other assets from Coulter Corporation.

     To date, the Company has devoted substantially all of its resources to its research and development programs. No revenues have been generated from product sales, and products resulting from the Company's research and development efforts, if any, are not expected to be available commercially for at least the next few years. The Company has a limited history of operations and has experienced significant operating losses to date. The Company expects to incur significant additional operating losses over the next several years and expects cumulative losses to increase substantially due to expanded research and development efforts, preclinical studies and clinical trials and development of manufacturing, marketing and sales capabilities. The Company expects that losses will fluctuate from quarter to quarter and that such fluctuations may be substantial. There can be no assurance that the Company will successfully develop, manufacture and commercialize its products or ever achieve or sustain product revenues or profitability. As of June 30, 1997, the Company's accumulated deficit was approximately $27.1 million.

RESULTS OF OPERATIONS

Comparison of Six Months Ended June 30, 1997 and 1996

     Operating Expenses. Research and development expenses increased $1.7 million to $6.6 million for the six-month period ended June 30, 1997 from $4.9 million for the same period in 1996. This increase was due primarily to increases in staffing and expenditures associated with the development of Bexxar, including costs of clinical trials and manufacturing expenses. Included in manufacturing expenses are certain expenses associated with scaled-up production of monoclonal antibodies and the establishment of a centralized radiolabeling capability. The Company expects its research and development expenses to continue to grow, reflecting anticipated increased costs related to staffing, preclinical studies, clinical trials and manufacturing.

     General and administrative expenses were $3.2 million and $0.6 million for the six-month periods ended June 30, 1997 and 1996, respectively, representing an increase of $2.6 million. This increase was incurred to support the Company's facilities and staffing expansion, increased research and development efforts, increased corporate development activities and related legal and patent activities.

The Company expects its general and administrative expenses to continue to grow in support of its increased research and development, patent and corporate development activities, as well as increasing commercialization efforts in anticipation of potential product sales.

     Interest Income, Net. Net interest income for the six-month periods ended June 30, 1997 and 1996 was $963,000 and $254,000, respectively. This increase was due to higher average cash, cash equivalents and short-term investment balances as a result of the Company's sale of Preferred Stock in April 1996 and the completion of the Company's initial public offering in January 1997.

Comparison of Year Ended December 31, 1996, the Combined Year Ended December 31, 1995 and the Antibody Therapeutics Business Operations of Coulter Corporation for the Year Ended December 31, 1994

     The following table consists of operating data for the year ended December 1994 for the Antibody Therapeutics Business Operations of Coulter Corporation and for the year ended December 31, 1996 for the Company. For the year ended December 31, 1995, the table combines data for the Antibody Therapeutics Business Operations of Coulter Corporation (for the period from January 1, 1995 to February 15, 1995) and the Company (for the period from February 16, 1995 to December 31, 1995) in order to facilitate management's discussion of financial results. Certain costs and expenses presented in the statements of operations of the Antibody Therapeutics Business Operations of Coulter Corporation represent allocations and Coulter Corporation's management's estimates. As a result, the statements of operations presented for periods prior to February 16, 1995 are not strictly comparable to those of subsequent periods and may not be indicative of the results of operations that would have been achieved had the Antibody Therapeutics Business Operations of Coulter Corporation operated as a non-affiliated entity during such periods.

                                                         ANTIBODY
                                                       THERAPEUTICS
                                                         BUSINESS
                                                        OPERATIONS
                                                        OF COULTER
                                                       CORPORATION     COMBINED         COMPANY
                                                       ------------  ------------  -----------------
                                                        YEAR ENDED    YEAR ENDED      YEAR ENDED
                                                       DECEMBER 31,  DECEMBER 31,    DECEMBER 31,
                                                           1994          1995            1996
                                                       ------------  ------------  -----------------
                                                                      (IN THOUSANDS)
Operating expenses:
  Research and development............................   $  2,798      $  2,739        $  13,681
  General and administrative..........................        288           617            2,409
                                                          -------       -------         --------
Total operating expenses..............................      3,086         3,356           16,090
Interest income.......................................         --           127              752
                                                          -------       -------         --------
Net loss..............................................   $ (3,086)     $ (3,229)       $ (15,338)
                                                          =======       =======         ========

     Operating Expenses. Research and development expenses were $13.7 million for the year ended December 31, 1996, compared to $2.7 million for the combined year ended December 31, 1995 and $2.8 million for the year ended December 31, 1994. The $11.0 million increase from the combined year ended December 31, 1995 to the year ended December 31, 1996 was due primarily to increases in staffing and expenditures associated with the development of Bexxar, including costs of clinical trials and manufacturing expenses. The $0.1 million decrease in expenses from the year ended December 31, 1994 to the combined year ended December 31, 1995 was due primarily to the net effect of decreased expenses resulting from the elimination of payments to the Dana-Farber Cancer Institute for prepaid royalties and sponsored research, primarily offset by increases in staffing and in expenditures associated with the development of Bexxar, including costs of clinical trials and manufacturing expenses.

     General and administrative expenses were $2.4 million for the year ended December 31, 1996, compared to $0.6 million for the combined year ended December 31, 1995 and $0.3 million for the year ended December 31, 1994. The $1.8 million increase from the combined year ended December 31, 1995 to the year ended December 31, 1996 was incurred to support the Company's facilities expansion, increased research and development efforts, and related legal and patent activities. The $0.3 million increase from the year ended December 31, 1994 to the combined year ended December 31, 1995 primarily represents expenses associated with the formation of the Company and investment in infrastructure.

     Interest Income, Net. Net interest income was $752,000 for the year ended December 31, 1996, compared to $127,000 for the combined year ended December 31, 1995 and none for the year ended December 31, 1994. The Company first recorded interest income in the combined year ended December 31, 1995 which resulted from investment of the net proceeds from the sale of the Company's Preferred Stock in 1995. The increase from the combined year ended December 31, 1995 to the year ended December 31, 1996 was due to higher average cash, cash equivalents and short-term investment balances as a result of the Company's sale of Preferred Stock in August 1995 and April 1996.

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception through June 30, 1997, the Company has financed its operations primarily through private and public equity financings totaling $63.4 million. In December 1996, the Company entered into a $3.8 million equipment financing agreement, $0.8 million of which was available at June 30, 1997.

     Cash, cash equivalents and short-term investments totaled $41.0 million at June 30, 1997. In January 1997, the Company completed its initial public offering of 2,500,000 shares of Common Stock at a price to the public of $12.00 per share resulting in net proceeds to the Company of approximately $27.9 million. Also in January 1997, the Company received an additional $3.1 million from the exercise of warrants to purchase 385,315 shares of Common Stock. In February 1997, the Company received an additional $4.2 million from the sale of 375,000 shares of its Common Stock pursuant to the exercise of the Underwriters' over-allotment option in connection with the Company's initial public offering.

     The negative cash flows from operations result primarily from the Company's net operating losses and are expected to continue and to accelerate in the foreseeable future. The Company expects to incur substantial and increasing research and development expenses, including expenses related to additions to personnel, preclinical studies, clinical trials, manufacturing and commercialization efforts. The Company will need to raise substantial additional capital to fund its operations. The Company intends to seek such additional funding through public or private equity or debt financings as well as through collaborative arrangements. There can be no assurance that additional financing will be available on acceptable terms, if at all. If adequate funds are not available, the Company may be required to delay, reduce the scope of, or eliminate one or more of its research and development programs or obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates or products that the Company would otherwise seek to develop or commercialize.

     Net cash used in operations was $10.2 million for the six-month period ended June 30, 1997, compared to $3.2 million for the same period in 1996. This $7.0 million increase is primarily the result of the increased net loss for the six-month period ended June 30, 1997, as well as a $3.1 million decrease in accrued liabilities resulting from payments primarily related to manufacturing activities. Net cash used in investing activities increased to $22.7 million for the six-month period ended June 30, 1997, from $534,000 for the same period in 1996, primarily resulting from the purchase of $31.0 million in short-term investments using a portion of the proceeds of the Company's initial public offering. Maturities of such investments were $9.0 million during the six-month period ended June 30, 1997. Net cash provided by financing activities increased to $35.5 million for the six-month period ended June 30, 1997 resulting primarily from the completion of the Company's initial public offering.

     Net cash used in operations was $10.4 million for the year ended December 31, 1996, compared to $2.6 million for the combined year ended December 31, 1995. This increase is primarily the result of the increased net loss for the period ended December 31, 1996, partially offset by an increase in accrued liabilities. Net cash used in investing activities increased $8.4 million for the year ended December 31, 1996 from $0.1 million for the combined year ended December 31, 1995 primarily resulting from the purchase of $8.6 million in short-term investments using a portion of the proceeds of the Company's sale of Preferred Stock in April 1996. The Company's capital expenditures increased to $0.9 million for the year ended December 31, 1996 from $0.1 million for the combined year ended December 31, 1995, primarily representing investment in equipment associated with the centralized radiolabeling capability. Net cash provided by financing activities increased to $24.3 million for the year ended December 31, 1996 from $6.2 million for the combined year ended December 31, 1995, resulting primarily from the sale of the Company's Preferred Stock in April 1996.

     The Company expects that its existing capital resources, including the net proceeds of this offering and interest thereon, will be adequate to satisfy the requirements of its current and planned operations into the second half of 1999. At June 30, 1997, the Company had no material commitments for capital expenditures. The Company's future capital requirements will depend on a number of factors, including: the scope and results of preclinical studies and clinical trials; continued progress of the Company's research and development of potential products; the cost, timing and outcome of regulatory approvals; the adequacy of its facilities; the expenses of establishing a sales and marketing force; the timing and cost of establishment or procurement of requisite production, radiolabeling and other manufacturing capacities; the cost involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims; the need to acquire licenses to new technology; the status of competitive products; and the availability of other financing.

                                    BUSINESS

OVERVIEW

     Coulter Pharmaceutical is engaged in the development of novel drugs and therapies for the treatment of people with cancer. The Company currently is developing a family of cancer therapeutics based upon two platform technologies: conjugated antibodies and tumor-activated peptide pro-drugs.

     The Company's most advanced product candidate, Bexxar, consists of a monoclonal antibody conjugated with a radioisotope. The Company intends to seek expedited initial approval of Bexxar for the treatment of low-grade and transformed low-grade NHL in patients refractory to chemotherapy, while simultaneously pursuing clinical trials to expand the potential use of Bexxar to other indications. In a Phase I/II clinical trial of Bexxar, 42 patients with low-grade or transformed low-grade NHL who had relapsed from previous chemotherapy regimens achieved an 83% overall response rate, with a 48% complete response rate and a 35% partial response rate. Of those patients who experienced a complete response, the average duration of response was 20.2 months as of July 1997. Currently, the Company is conducting a pivotal Phase II/III clinical trial for its initial indication, low-grade and transformed low-grade NHL in patients refractory to chemotherapy, which includes 60 patients and a post-treatment follow-up period of approximately six months. The Company intends to file for FDA marketing approval of Bexxar for this indication in the second half of 1998. The Company believes that Bexxar, if successfully developed, could become the first radioimmunotherapy approved in the United States for the treatment of people with cancer.

     The Company intends to pursue additional trials to expand the potential use of Bexxar to other indications. The Company currently is conducting a single-center Phase II trial in newly diagnosed low-grade NHL patients. An interim analysis of data from the first 17 patients showed a 100% overall response rate, with 41% (seven patients) having achieved complete responses and 59% (ten patients) having achieved partial responses. Of the ten partial responses, three were awaiting confirming tests necessary for classification as complete responses, six had ongoing tumor shrinkage and one had relapsed. The Company believes that its Phase II trial of Bexxar for patients newly diagnosed with NHL is the first clinical trial of a radioimmunotherapy as a stand-alone, first-line treatment for people with cancer.

     The objective of the Company's second technology platform, the TAP pro-drug program, is to broaden significantly the therapeutic windows of conventional chemotherapies. The Company currently is developing a pro-drug version of doxorubicin to treat certain solid tumor cancers with the objective of commencing clinical trials in the first half of 1998.

     The Company was incorporated under the laws of Delaware in February 1995. The Company's conjugated antibody program is based upon the antibody therapeutics program which originated in the late 1970s at Coulter Corporation, a recognized leader in the field of hematology. Upon its formation in February 1995, the Company acquired worldwide rights to Bexxar and related intellectual property, know-how and other assets from Coulter Corporation.

BACKGROUND

Cancer: The Disease and Its Treatment

     Cancer afflicts millions of people worldwide. It is currently the second leading cause of death in the United States and are estimated to account for more than 560,000 deaths in 1997 alone. Some forty percent of Americans are expected to develop cancer and, despite noteworthy success in the treatment of some cancers, about half of these cancer patients will die from the disease.

     Cancer is a family of more than one hundred diseases that can be categorized into two broad groups: (i) hematologic or blood-borne malignancies (e.g., lymphomas and leukemias) and (ii) solid tumor cancers (e.g., lung, prostate, breast and colon cancers). Both groups are generally characterized by a breakdown of the cellular mechanisms that regulate cell growth and cell death ("apoptosis") in normal tissues.

     Blood-borne cancers involve a disruption of the developmental processes of blood cell formation, preventing these cells from functioning normally in the blood and lymph systems. Death from blood-borne cancers ultimately is caused by infection, organ failure or bleeding. While chemotherapy is the primary treatment for blood-borne malignancies, many such malignancies are radiosensitive and some localized lymphomas can be treated with radiation therapy. Nonetheless, radiation therapy cannot be used in the treatment of most blood-borne malignancies because the levels of radiation necessary to destroy diseases that are widely disseminated within the body would result in severe damage to the bone marrow of the patient, leading to life-threatening suppression of the immune system, and other serious side effects.

     In solid tumor cancers, malignant tumors invade and disrupt nearby tissues and can also spread throughout the body or "metastasize." The impact of these tumors on vital organs such as the lungs and the liver frequently leads to death. Surgery is used to remove solid tumors that are accessible to the surgeon and can be effective if the cancer has not metastasized. Radiation therapy also can be employed to irradiate a solid tumor and surrounding tissues and is a first-line therapy for inoperable tumors, but side effects are a limiting factor in treatment. Radiation therapy is used frequently in conjunction with surgery either to reduce the tumor mass prior to surgery or to destroy tumor cells that may remain at the tumor site after surgery. However, radiation therapy cannot assure that all tumor cells will be destroyed and has only limited utility for treating widespread metastases. While surgery and radiation therapy are the primary treatments for solid tumors, chemotherapy and hormonal treatments often are used as adjunctive therapies and also are used as primary therapies for inoperable or metastatic cancers.

     Chemotherapy, which typically involves the intravenous administration of drugs designed to destroy malignant cells, is used for the treatment of both solid tumors and blood-borne malignancies. Chemotherapeutic drugs generally interfere with cell division and are therefore more toxic to rapidly dividing cancer cells. Since cancer cells can often survive the effect of a single drug, several different drugs usually are given in a combination therapy designed to target overlapping mechanisms of cellular metabolism to overwhelm the ability of cancer cells to develop resistance to chemotherapy. Combination chemotherapy is used widely as first-line therapy for leukemias and lymphomas and has had considerable success in the treatment of some forms of these cancers. Nevertheless, partial and even complete remissions obtained through chemotherapy often are not durable, and the patient relapses when the cancer reappears and/or resumes its progression within a few months or years of treatment. The relapsed patient's response typically becomes shorter and shorter with each successive treatment regimen as the cancer becomes resistant to the chemotherapy. Eventually, patients may become "refractory" to chemotherapy, meaning that the length of their response, if any, to treatment is so brief as to lead to the conclusion that further chemotherapy regimens would be of little or no benefit.

     Chemotherapeutic drugs are not sufficiently specific to cancer cells to avoid affecting normal cells, especially those that are growing rapidly. As a result, patients often experience debilitating side effects such as nausea, vomiting, hair loss, anemia and fatigue, as well as life-threatening side effects such as immune system suppression. Such side effects can limit the effectiveness of therapy because the clinician must avoid exceeding the maximum dose of drug that the patient can tolerate. Since dosages must be limited to avoid unacceptable side effects, it may not be possible to administer sufficiently high doses of chemotherapeutic drugs to overcome the natural ability of cancer cells to become resistant. A number of chemotherapeutic agents originally thought to have promise as cancer drugs have failed in the clinic because the minimum effective dose exceeded the maximum tolerable dose. Ideally, a chemotherapeutic agent would have a minimum effective dose well below the maximum tolerable dose, thereby providing physicians with a wide "therapeutic window" or a range of doses within which all patients could be treated effectively.

     In cases of certain severe blood-borne malignancies and metastatic solid tumor cancers, bone marrow transplants ("BMT") may be performed to treat patients who typically have exhausted all other treatment options. Transplants generally are performed in connection with regimens of aggressive chemotherapy and/or radiation therapy. While techniques are improving, BMTs are associated with significant mortality and high rates of morbidity and remain a very expensive alternative.

Emerging Methods of Treatment

     Scientific progress in the elucidation of the underlying molecular biology of cancer in recent years has yielded a number of promising treatment approaches. These approaches generally are designed to enhance the specificity and potency of cancer therapeutics, to improve overall efficacy and to reduce side effects. The Company believes that two of the most promising of these approaches are (i) monoclonal antibodies that bind to targeted cells to stimulate the body's immune system and/or to deliver cytotoxic agents to destroy malignant cells and (ii) modifications of conventional chemotherapeutic drugs and drug formulations to improve efficacy by expanding their therapeutic windows.

     Monoclonal Antibodies

     The human immune system is composed of specialized cells, including B-cells and T-cells, that function in the recognition, destruction and elimination of disease-causing foreign substances and of virally infected or malignant cells. Human antibodies, which are produced by the B-cells, play a vital role in the proper functioning of the immune system. They have predetermined functions based primarily upon their ability to recognize specific antigens, which are molecular structures on the surface of disease-causing substances or diseased cells. Each antigen serves as a binding site for the antibody specific to that antigen, and each disease-causing substance or diseased cell can be identified by its antigens.

     The ability of specific antibodies to bind to specific antigens that are expressed on the surface of targeted cells, and to trigger an immune system attack on those cells, provides the theoretical basis for the development of cancer immunotherapeutics. In the 1970s, researchers discovered techniques to produce unlimited supplies of identical murine (mouse-derived) antibodies, referred to as monoclonal antibodies, by cloning antibody producing cells that were derived from hybridization of a single B-cell. These techniques provided researchers with the tools to identify and study specific antigens and to produce potential therapeutics. In principle, once an antigen expressed by malignant cells has been identified, a monoclonal antibody specific to that antigen can be created. If an antibody could be produced that binds to an antigen expressed exclusively by human cancer cells, the antibody would be specific to only those cells. As a result, the use of such a monoclonal antibody as a therapeutic would have few, if any, side effects. However, the development of such a therapy has proven to be more problematic than originally hoped. Immunotherapies based solely upon monoclonal antibodies have had only limited clinical effectiveness, particularly in solid tumors where the uneven supply of blood throughout such tumors prevents adequate exposure of monoclonal antibodies to malignant cells.

     The effectiveness of a particular monoclonal antibody in the treatment of cancer fundamentally is linked to the characteristics of the antigen to which it binds. For example, while researchers have identified numerous antigens on cancer cells that can be recognized by monoclonal antibodies, most of these antigens are also expressed to some degree by other types of cells. An antibody to such an antigen may not be sufficiently specific to the cancer cells to avoid or minimize unintended side effects caused by damage to normal cells. Moreover, the behavior of antigens following binding with an antibody is quite variable: the bound antibody-antigen complex can remain on the cell surface, can be internalized into the cell or can be released from the cell surface. Thus, the identification of suitable antigens to serve as targets for therapeutic monoclonal antibodies must account for these and other complexities.

     Once a suitable antigen has been identified, researchers have found that different antibodies binding to different sites on the antigen may not have the same biological activity, introducing another element of variability. Antibodies also differ in the degree to which they stimulate an immune system response and in the extent to which they have other effects on the cell. Even the most effective antibodies have limited biological activity. In addition, research conducted since the late 1970s has revealed the importance of selecting the proper type of antibody for use in the intended therapy. Murine antibodies are appropriate in treatments involving a single dose or other short treatment regimen where it is beneficial that the antibodies, together with any therapeutic conjugate, are metabolized and cleared from the body fairly quickly. Chimerized or humanized antibodies are desirable for multi-dose or chronic treatment regimens as they reduce the risk of a human immune response to the antibodies themselves. While these manipulations of the antibodies have permitted more extended therapeutic regimens in some circumstances, they do not overcome the inherent limitations in the biological activity of the underlying antibodies. Thus, despite early expectations, no monoclonal antibody has yet been shown to be effective as a stand-alone, first-line therapy in the treatment of cancer.

     Researchers have attempted to increase the effectiveness of antibodies by attaching radioisotopes or other cytotoxic agents for use in "radioimmunotherapy" or "chemoimmunotherapy," respectively. By using an antibody to deliver a radioisotope or other cytotoxic agent to the targeted cells, the effect of the radiation or cytotoxic agent can be concentrated in the immediate vicinity of malignant cells. Development of effective radioimmunotherapies, however, presents an additional set of challenges, including the need to select an appropriate radioisotope for the intended therapy, to develop a reliable means of linking the radioisotope to the antibody and to devise a therapeutic protocol that optimizes therapeutic effect while minimizing undesirable side effects. The development of effective chemoimmunotherapies presents similar challenges.

     Enhancements of Conventional Chemotherapies

     A number of organizations have explored methods of improving the delivery of cytotoxic drugs to tumor cells, with the objective of expanding the therapeutic window for these drugs in the treatment of cancer. Approaches that have been commercialized include encapsulation of the drug in a liposome to regulate the rate at which it is released and impregnation of an implantable matrix with the drug to enable its delivery locally over time as the matrix dissolves. Sustained release of cytotoxic drugs using liposomal formulations has modestly enhanced the therapeutic window for these compounds, but instability of the formulations and accumulations in the skin have produced undesirable side effects. Surgical implantation of a matrix is limited inherently to the treatment of localized tumor masses and is not applicable to blood-borne or metastatic cancers.

     Another approach, the development of pro-drugs, involves the chemical modification of cytotoxic drugs to render them inactive until they are delivered to, or into the proximity of, targeted cancer cells. The pro-drug is transformed into its active form only in the presence of enzymes or other chemicals produced by the tumor cells. The preferential activation of a pro-drug in the tumor milieu increases its lethal effect on tumor cells while limiting side effects to non-malignant tissues. Pro-drug versions of cytotoxic drugs offer the potential to broaden significantly the therapeutic windows of such drugs beyond that which can be achieved using existing approaches such as liposomal formulations. Challenges that have constrained the development of effective pro-drugs to date have included the inability to construct or identify suitable tumor-specific activation mechanisms and difficulties in designing pro-drugs that will have adequate stability in circulation.

COULTER PHARMACEUTICAL'S APPROACH

     Coulter Pharmaceutical is developing a family of cancer therapeutics to address the shortcomings of current therapies based upon two platform technologies: (i) conjugated antibodies (primarily radioimmunotherapies) and
(ii) tumor-activated peptide pro-drugs.

     The Company is developing conjugated antibody therapies to overcome the inherent limitations of monoclonal antibodies when used as stand-alone therapeutics and to provide advantages over current chemotherapy and radiation therapy treatments. The Company believes that Bexxar, its first product candidate, incorporates each of the principal attributes of an effective radioimmunotherapy for the treatment of NHL: (i) an antigen specific to B-cells, (ii) a therapeutically active monoclonal antibody,
(iii) the radioisotope appropriate for the disease profile and (iv) an optimized therapeutic protocol.


     In a Phase I/II clinical trial of Bexxar conducted at the University of Michigan Medical Center, 42 patients with low-grade and transformed low-grade NHL, who on average had failed more than four prior treatment regimens with chemotherapy, achieved an 83% overall response rate, with a 48% complete response rate and a 35% partial response rate. Bexxar is currently the subject of a pivotal Phase II/III trial for the treatment of low-grade and transformed low-grade NHL patients refractory to chemotherapy as its initial indication. The Company also intends to seek approval for other NHL indications based on additional clinical trials, and has commenced a Phase II clinical trial of Bexxar as a stand-alone, first-line treatment for patients newly diagnosed with low-grade NHL. An interim analysis of data from the first 17 patients in this trial showed a 100% overall response rate, with 41% (seven patients) having achieved complete responses and 59% (ten patients) having achieved partial responses. Of the ten partial responders, three were awaiting confirming tests necessary for classification as complete responders, six had ongoing tumor shrinkage and one had relapsed. The Company believes that this Phase II trial is the first clinical trial of a radioimmunotherapy as a stand-alone, first-line treatment for people with cancer. See "-- Clinical Results and Development Plan."


     The Company believes that radioimmunotherapies will emerge as important treatments for blood-borne cancers due to the radiosensitivity of these malignancies and the ready accessibility of the blood and lymph systems to monoclonal antibodies. Radioimmunotherapy also may become an important adjunctive therapy for the treatment of certain solid tumor cancers following surgery, radiation therapy or chemotherapy, where it may be useful in eliminating circulating and other undetected malignant cells missed by primary therapies. In the future, the Company intends to use its expertise in conjugated antibodies to expand beyond radioimmunotherapy to develop effective chemoimmunotherapies for the treatment of certain cancers.

     The Company's second technology platform, its TAP pro-drug technology, has the potential to broaden significantly the therapeutic windows of conventional chemotherapies based on the Company's understanding of biochemical mechanisms involved in metastasis and the identification of a potential means for exploiting these mechanisms. TAP pro-drug versions of existing cytotoxic drugs are designed to be activated preferentially in the proximity of metastatic cancer cells, yet stable in circulation and in normal tissues. Accordingly, relatively larger quantities of cytotoxic agents are expected to reach and enter malignant cells as opposed to normal cells, which could permit a significant increase in maximum tolerated dosages, potentially overcoming drug resistance in cancer cells. The Company also believes that cytotoxic agents currently considered too toxic to be used in their unmodified forms may be suitable candidates to become TAP pro-drugs.

COULTER PHARMACEUTICAL'S STRATEGY

     The Company's goal is to develop and commercialize novel drugs and drug therapies for the treatment of people with cancer based on selected insights from the emerging understanding of the molecular biology of malignant cells. The Company's conjugated antibody program is based upon the antibody therapeutics program which originated in the late 1970s at Coulter Corporation, a recognized leader in the field of hematology. Upon its formation, Coulter Pharmaceutical obtained worldwide rights to Bexxar and related intellectual property, as well as a significant body of expertise pertaining to the selection and development of suitable antibodies and appropriate radioisotopes (and other cytotoxic agents) and methods for devising optimized therapies. The Company's TAP pro-drug program is based upon technology that has been under development at Catholique Universite de

Louvain, Belgium, since 1986 and which was exclusively licensed to the Company in 1996. Based on this foundation, the Company has established a strategy comprised of the following primary elements:

     Pursue Expedited Initial Approval of Bexxar. The Company intends to seek expedited FDA marketing approval for Bexxar for the treatment of low-grade and transformed low-grade NHL in patients refractory to chemotherapy, while simultaneously pursuing clinical trials to expand the potential use of Bexxar to other indications. The ongoing pivotal Phase II/III clinical trial of Bexxar is designed to take advantage of regulatory changes intended to accelerate the testing, review and approval of therapies for patients who have limited treatment options. This multi-center trial will include 60 patients and a post-treatment follow-up period of approximately six months. The Company intends to file for FDA marketing approval for this indication in the second half of 1998. The Company also intends to seek approval for other NHL indications based on additional clinical trials, and has commenced a Phase II clinical trial of Bexxar as a stand-alone, first-line treatment for patients newly diagnosed with low-grade NHL.

     Establish Sales and Marketing Capability. The Company intends to market and sell its products in the United States through a direct sales force and, where appropriate, in collaboration with marketing partners. This strategy is intended to enable the Company to establish a commercial presence in the cancer therapeutics market with Bexxar, if approved, and to create the capability to sell other products that it may develop or in-license. The Company believes that an established sales and marketing capability will enable it to compete effectively for opportunities to license or distribute later-stage product candidates and approved products. Internationally, the Company intends to distribute its products through marketing partners.

     Leverage Existing Technology Platforms. The Company intends to develop additional products based on the lead compounds being generated in its TAP pro-drug program and by leveraging its expertise in conjugated antibodies to develop other immunotherapies. In its TAP pro-drug program, the Company currently is engaged in preclinical development of Super-Leu-Dox, a pro-drug version of doxorubicin, with the objective of commencing clinical trials in the first half of 1998. The Company also intends to apply its TAP pro-drug technology to other classes of cytotoxic drugs, including the vinca alkaloids, to broaden significantly the therapeutic windows of such agents. The Company is evaluating potential conjugated antibody therapies for the treatment of other blood-borne malignancies and selected solid tumor cancers.

     Leverage Development Expertise. The Company believes that it has built substantial product development capabilities and expertise in the cancer field due in part to the advanced stage of the Bexxar program at the time that it was obtained from Coulter Corporation. The Company believes it can leverage this development expertise to accelerate the development of other products in the cancer therapeutics field. The Company intends to pursue other product candidates derived from sponsored research or available for in-licensing in both blood-borne malignancies and solid tumor cancers, particularly in areas that may be complementary to its existing technology platforms.

     Utilize Contract Manufacturers. The Company intends to manufacture its commercial products through contract manufacturers. This strategy is expected to
(i) accelerate the scale-up of manufacturing processes to commercial scale, (ii) reduce initial capital investment, (iii) result in competitive manufacturing costs and (iv) provide access to a wide range of manufacturing technologies.

BEXXAR: RADIOIMMUNOTHERAPY FOR NON-HODGKIN'S LYMPHOMA

     The Company's first product candidate, Bexxar, is in clinical trials for the treatment of NHL. The Company believes that Bexxar, if successfully developed, could become the first radioimmunotherapy approved in the United States for the treatment of people with cancer.

Non-Hodgkin's Lymphoma and Its Current Treatment

     Non-Hodgkin's lymphomas are blood-borne cancers of the immune system, all sharing the common feature of a proliferation of malignant B-cells. According to statistics from the National Cancer Institute, approximately 270,000 people are afflicted with NHL in the United States. More than 53,000 new cases are expected to be diagnosed in 1997. NHL is currently the sixth leading cause of death among cancers in the United States and has the second fastest growing mortality rate.

     NHL is categorized by histology as either low-, intermediate- or high-grade disease. These classifications differ significantly with respect to the speed of disease progression, the pattern of response to and relapse after conventional chemotherapy and the average life expectancy. In relapsed low-grade patients, the disease can transform to an intermediate- or high-grade histology ("transformed low-grade NHL"). In the United States, the Company estimates that approximately 140,000 patients have low-grade or transformed low-grade, 100,000 have intermediate-grade and 30,000 have high-grade NHL. Initially, the Company is pursuing clinical development of Bexxar for the treatment of patients with low-grade and transformed low-grade NHL. Patients with low-grade NHL have a fairly long life expectancy from the time of diagnosis with a median survival of more than six years. While patients with low-grade and transformed low-grade NHL can often achieve one or more remissions with chemotherapy, these patients eventually relapse. Relapsed patients are more difficult to treat as remissions are harder to achieve and, if achieved, last for shorter periods of time as the disease becomes more resistant to chemotherapy and/or transforms to an intermediate- or high-grade histology. Patients ultimately die from the disease or from complications of treatment. Intermediate-and high-grade NHL are more rapidly growing forms of the disease. However, approximately one-half of all intermediate- and high-grade cases can be treated effectively with conventional chemotherapy.

Description of Bexxar

     Bexxar consists of a radioisotope, (131)I, combined with a monoclonal antibody that recognizes and binds to the CD20 antigen, an antigen commonly expressed on the surface of B-cells primarily during that stage of their life cycle when NHL arises. Bexxar is administered to patients in a proprietary therapeutic protocol consisting of a single, two-dose regimen. The Company believes that the potential benefits of Bexxar result from the following four constituent elements:

     Proprietary Protocol

     Bexxar is administered intravenously in a single, two-dose regimen consisting of an imaging dose, three gamma camera scans and a therapeutic dose. The proprietary protocol is flexible: the timing of the gamma camera scans and of the therapeutic dose can be adjusted to some extent to accommodate the schedules of clinicians and patients. The chart below depicts an example of Bexxar's protocol used in the Company's current clinical trials. The imaging dose consists of 35 mg of B-1 Antibody trace-labeled with 5 millicuries ("mCi") of (131)I. Immediately after the imaging dose, the patient is scanned with a gamma camera to provide an image of the initial distribution of radiolabeled antibody in the patient's body. The patient returns for additional gamma camera scans on the third and eighth days of the therapy to show how much of the radiolabeled antibody is bound to targeted cells and how much has been eliminated from the body at each point in time. This information is used to calculate the correct therapeutic dose to achieve a total body radiation of 75 centiGray ("cGy"). The amount of radiolabeled antibody needed to achieve this optimal radiation level ranges from approximately 50 to 200 mCi of (131)I due to wide patient-to-patient variability in the rates at which the antibody is eliminated. Both the imaging dose and the therapeutic dose immediately are preceded by a 450 mg dose of unlabeled B-1 Antibody to improve the targeting of malignant B-cells by the radiolabeled B-1 Antibody. These pre-doses of unlabeled B-1 Antibody serve to protect the spleen, liver and other vital organs from excessive radiation exposure by binding to some of the CD20 antigens on circulating B-cells which naturally accumulate in these organs. Additionally, the patient takes non-radioactive iodine drops orally during the course of the therapy to prevent uptake of (131)I into the thyroid gland.

                                      LOGO

     Relying upon the imaging properties of (131)I to account for critical patient-to-patient variability in the rate at which the antibody is cleared makes it possible to deliver predictably a total body radiation dose that has been determined to maximize therapeutic benefit with manageable side effects and without the need for bone marrow rescue. Because Bexxar is administered in a single, two-dose regimen and is well tolerated, it is expected to require relatively little patient follow-up and physician intervention. In contrast, chemotherapy requires administration of several cytotoxic agents in repeated cycles of therapy over a six- to eight-month period during which the patient must be monitored carefully and/or treated for side effects. Until recently, patients have been kept in the hospital to monitor radiation levels for up to three days following the therapeutic dose. However, under recently enacted NRC regulations, some patients have been treated with Bexxar on an outpatient basis. Although the Company believes that Bexxar can be administered primarily on an outpatient basis, some hospitals may be required to administer the therapeutic dose on an inpatient basis under their own or under applicable state or local regulations. See "-- Radioactive and Other Hazardous Materials."

     CD20 Antigen

     The CD20 antigen is a highly selective cell surface marker found on B-cells: expression of the CD20 antigen is limited to B-cells, is found on 95% of such cells and occurs on B-cells primarily during that stage of their life cycle when NHL arises. The CD20 antigen is not expressed by stem cells, B-cell progenitor cells or plasma cells; thus, these cells are not targeted by Bexxar. As a result, while Bexxar targets and destroys both normal and malignant B-cells, unaffected plasma cells continue to function in the immune system and B-cell populations can be regenerated after therapy by unaffected B-cell progenitor cells.

                                      LOGO

     In addition, the CD20 antigen is neither internalized by the B-cell nor released into circulation after it has been bound to the B-1 Antibody, ensuring that the antibody-radioisotope conjugate will remain in place to destroy the B-cell.

     The B-1 Antibody

     The B-1 Antibody exhibits very high specificity for the CD20 antigen and, because it is a murine sub-class IgG(2a) antibody, is capable of recruiting an immune response to those B-cells to which it binds. Further, the B-1 Antibody directly affects cell function, triggering apoptosis in a portion of the B-cells to which it binds. The use of a murine antibody promotes rapid clearance of unbound radiolabeled antibody from circulation, which reduces radiotoxicity. Due to the impaired state of the NHL patient's immune system and the short course of therapy, the human immune response to the murine antibody has been minimal to date and has not been a limiting factor in treatment under the protocol.

     The B-1 Antibody used in Bexxar was generated in 1978 by the Dana-Farber Cancer Institute in collaboration with Coulter Corporation. The B-1 Antibody has been available commercially from Coulter Corporation as a diagnostic reagent since 1982 and is generally accepted as the reference standard for the identification of B-cells. Rights to the antibody for therapeutic applications were transferred to Coulter Pharmaceutical from Coulter Corporation in February 1995.

     (131)Iodine Radioisotope

     The (131)I radioisotope used in Bexxar was selected over other radioisotopes because it (i) produces both gamma emissions which permit imaging for dose optimization and compact beta emissions for a concentrated therapeutic effect, (ii) provides additional commercial and clinical benefits based on its relatively long half-life, (iii) has characteristics which reduce the risk of bone marrow damage without sacrificing efficacy and (iv) has long-established medical uses in other cancer treatments.

     Gamma emissions from (131)I permit dose optimization by enabling clinicians to calculate the actual clearance rate of radiolabeled antibody for each patient. Use of the same radioisotope for both the imaging and the therapeutic dose provides assurance that the clearance rates observed in imaging also will apply for the therapeutic dose. Having established the patient's actual clearance rate, the clinician can determine reliably the therapeutic dose which will deliver the optimized level of total body radiation.

     The lower relative energy and short path length of the beta emission of
(131)I concentrate the destructive energy of the radioisotope on the B-cell to which the antibody is bound and, in a so-called bystander effect, on adjacent B-cells in the microscopic clusters of malignant cells which are common to NHL. Moreover, (131)I causes minimal damage to nearby normal tissues in contrast to other radioisotopes that have longer path length beta emissions which extend too far beyond the targeted area.

     The relatively long half-life of (131)I, approximately eight days, permits radiolabeling at a centralized facility to ensure consistent quality, increase the number of clinical sites capable of administering this radioimmunotherapy and reduce overall manufacturing costs. The eight-day half-life also provides the therapeutic advantage of exposing bound malignant cells to radiation over a longer period of time.

     When bound to a B-cell, (131)I's lower relative energy and short path length, together with its relatively long half-life, minimize bone marrow damage while optimizing the therapeutic effect of the radiation. Further, as the B-1 Antibody is metabolized, the released (131)I radioisotope is eliminated rapidly and unlike other radioisotopes does not concentrate naturally in the bone matrix.

     (131)Iodine is an inexpensive radioisotope that has long-established medical uses in other cancer treatments. Hence, medical facilities and clinicians are accustomed to its handling, use and disposal and already have developed the appropriate procedures and facilities for its safe therapeutic application.

Clinical Results and Development Plan

     Bexxar was developed initially in the course of an extended Phase I/II dose escalation clinical trial at the University of Michigan Medical Center which completed patient enrollment in early 1996. This trial was used to develop and refine the proprietary therapeutic protocol, to determine the maximum tolerated dose of total body radiation and to assess the safety and efficacy profile of treatment with the radiolabeled B-1 Antibody in patients representing a full range of NHL histologies. Based on the data generated in this clinical trial, the Company is pursuing clinical development of Bexxar for the treatment of low-grade and transformed low-grade NHL.

     Phase I/II Trial Results

     A total of 59 patients were enrolled in the Phase I/II dose escalation clinical trial. Preliminary data from this clinical trial were first published in August 1993 in the New England Journal of Medicine and updated, interim clinical results were reported in July 1996 in the Journal of Clinical Oncology. Of the 59 patients enrolled in this trial, 42 had low-grade or transformed low-grade NHL, which are the histologies the Company is pursuing in its clinical trials. These 42 patients, who had failed on average more than four prior treatment regimens with chemotherapy, achieved an 83% overall response rate, with a 48% complete response rate and a 35% partial response rate. This 42-patient cohort included eight patients who previously had received and failed an autologous bone marrow transplant prior to participation in the clinical trial. The 42 patients in this cohort received total body radiation doses of up to 85 cGy in this dose escalation trial. Four out of the 42 patients did not receive the therapeutic dose of radiolabeled antibody due to their rapidly deteriorating medical condition or the presence of a human immune response to the murine antibody, which arose prior to May 1993 in the early stages of the Phase I/II dose escalation clinical trial under a non-optimized treatment protocol. Of the 38 patients who received a therapeutic dose, 53% experienced a complete response with an average duration of response of 20.2 months, with a range of five to 46 months as of July 1997. As of such date, nine of these patients were still in complete response.

     On an intent-to-treat basis, which includes all enrolled patients whether treated or not, the 59 enrolled patients achieved an overall response rate of 71%, with a complete response rate of 34% and a

37% partial response rate. Of the 17 patients in this trial who had intermediate- or high-grade NHL, the overall response rate was 41%, with no complete responders. While this data is encouraging, the Company currently is pursuing clinical development of Bexxar in low-grade and transformed low-grade NHL patients.

     The following definitions apply to all discussions of the results of the Company's clinical trials: A "complete response" is defined as the disappearance of all detectable disease and all signs and symptoms of the disease. A "partial response" is defined as a greater than 50% reduction in tumor measurement. The "overall response" rate combines complete response with partial response. Complete and partial response classifications also require that there be no progression at any disease site and no new sites of disease.

     Bexxar was generally well tolerated by patients. Dose limiting side effects were hematologic, consisting primarily of reversible declines in blood cell counts. These toxicities were generally mild to moderate, with no patient requiring a bone marrow transplant. Other side effects observed were mild and consisted primarily of temporary flu-like symptoms.

     Results presented are based upon interim data which have been submitted to the FDA, certain portions of which have not yet been published in a peer reviewed publication. No assurance can be given that the Company's future clinical results will be consistent with the results of the Phase I/II dose escalation trial, which was conducted at a single site with a relatively small number of patients per NHL histology and disease stage and had different clinical objectives than the Company's current or planned clinical trials. See "Risk Factors -- Uncertainties Related to Product Development."

     Clinical Development of Bexxar

     Based on the foregoing results of the Phase I/II clinical trial, the Company will rely on three additional clinical trials to support an application to the FDA for the initial marketing approval of Bexxar: (i) an ongoing pivotal Phase II/III clinical trial for the treatment of patients refractory to chemotherapy, (ii) a recently completed Phase II dosimetry validation clinical trial and (iii) an ongoing Phase II clinical trial to evaluate the extent to which the therapeutic benefit of Bexxar is derived from the combination of the B-1 Antibody and the radioisotope, in comparison to the B-1 Antibody alone. To expand the use of Bexxar to other indications, the Company also is conducting a Phase II clinical trial of Bexxar as a first-line treatment for patients with low-grade NHL and intends to conduct additional clinical trials in the future.

     Pivotal Phase II/III Clinical Trial. The Company's pivotal Phase II/III clinical trial, which commenced in December 1996, is designed to enroll a total of 60 patients who have low-grade and transformed low-grade NHL, who are refractory to chemotherapy and who have not received prior bone marrow transplants. This multi-center clinical trial is focused on the refractory segment of this NHL population in an effort to qualify for expedited FDA approval of Bexxar. Because of the limited treatment options for refractory patients, each patient's response to Bexxar will be measured against his or her own response to the previous regimen of chemotherapy, rather than by comparison to patients in a separate control arm. Based on this primary endpoint, the Company designed this clinical trial with a relatively short post-treatment follow-up period of approximately six months. The Company's objective is to complete enrollment of this trial as early as the end of 1997.

     Phase II Dosimetry Validation Clinical Trial. The Company completed a dosimetry validation clinical trial in a total of 47 patients with relapsed or refractory low-grade and transformed low-grade NHL in order to demonstrate that Bexxar's treatment protocol could be implemented consistently at multiple clinical sites. During this trial, the Company refined its proprietary protocol to streamline the therapeutic dose calculation, establishing that accurate antibody elimination rates could be determined from three gamma camera scans. Based upon interim data from this clinical trial showing consistent implementation of the treatment protocol, the FDA agreed in September 1996 that this clinical trial could be ended. The Company then was able to commence its pivotal Phase II/III clinical trial in December 1996.

     Phase II Unlabeled Versus Labeled Antibody Clinical Trial. The Company is conducting a multi-center Phase II clinical trial in 78 patients with relapsed, low-grade and transformed low-grade NHL. Patients are randomized into two groups: one group receives Bexxar pursuant to the proprietary protocol; the other group receives two 485 mg doses of unlabeled B-1 Antibody eight days apart in a treatment regimen that is parallel to Bexxar. The objective of this clinical trial is to assess the incremental clinical activity from radiolabeling the B-1 Antibody as compared to the clinical activity of the unlabeled B-1 Antibody alone. Administration of the unlabeled B-1 Antibody has not been designed for use as a stand-alone therapy, nor has the treatment regimen been optimized for such use. The Company's objective is to complete enrollment of patients in this clinical trial in the second half of 1998.

     Phase II First-Line, Stand-Alone Treatment Clinical Trial. The Company currently is conducting a single-center Phase II trial in 60 newly diagnosed low-grade NHL patients. An interim analysis of data from the first 17 patients was presented at the American Society of Clinical Oncology meeting in May 1997. All 17 patients (100%) had responded to Bexxar, with 41% (seven patients) having achieved complete responses and 59% (ten patients) having achieved partial responses. Of the ten partial responders, three were awaiting confirming tests necessary for classification as complete responders, six had ongoing tumor shrinkage and one had relapsed. All side-effects were mild to moderate and self-limited. The Company's objective is to complete enrollment of patients in this clinical trial in the second half of 1998.

     The ability of the Company to conduct and complete its ongoing and planned clinical trials in a timely manner is subject to a number of uncertainties and risks, including the rate at which patients can be accrued in each clinical trial, the Company's ability to obtain necessary regulatory approvals, the capacity of the Company's contract manufacturers to supply unlabeled and radiolabeled B-1 Antibody as needed for patient treatment and the occurrence of unanticipated adverse events. Any suspension or delay of one or more of such clinical trials could have a material adverse effect on the Company's business, financial condition and results of operation. See "Risk Factors -- Uncertainties Related to Product Development," "-- Government Regulation; No Assurance of Regulatory Approvals," and "-- Dependence on Suppliers; Manufacturing and Scale-up Risk."

     Other Clinical Trials

     The radiolabeled B-1 Antibody has been the subject of other clinical trials to assess the efficacy of using the radiolabeled B-1 Antibody to deliver the high levels of radiation necessary to prepare patients for autologous bone marrow transplants. The conventional preparation for autologous bone marrow transplants is chemotherapy and total body irradiation. These clinical trials were designed to demonstrate improved tolerability, response rate and duration of response.

     The first of two clinical trials conducted at the University of Washington Cancer Center and the Fred Hutchinson Cancer Research Center tested radiolabeled B-1 Antibody as a single agent to prepare patients for an autologous bone marrow transplant by achieving a total body radiation level of up to 570 cGy (over seven times Bexxar's dose). As reported in The Lancet in August 1995, of the 21 patients receiving the full radiotherapeutic regimen, the overall response rate was 86%, with a 76% complete response rate and a 10% partial response rate. High incidences of radiotoxicity-related side effects were reported due to the extreme dosages employed. Interim data from this clinical trial were published in the New England Journal of Medicine in October 1993.

     The second clinical trial, currently ongoing, is designed to test the combination of similarly high doses of radiolabeled B-1 Antibody and standard doses of chemotherapy in preparation for autologous bone marrow transplant. This clinical trial has enrolled 36 patients since its commencement in January 1995. Data from this clinical trial have not yet appeared in a peer reviewed publication.

     In addition, a Phase II dose escalation clinical trial has commenced at the University of Nebraska for the combined use of radiolabeled B-1 Antibody and standard chemotherapy as preparation for autologous bone marrow transplant.

TAP PRO-DRUG PLATFORM

     The Company's second technology platform, its tumor-activated peptide pro-drug technology, has the potential to broaden significantly the therapeutic window of cytotoxic agents. The TAP pro-drug technology is based upon an understanding of the biochemical mechanisms utilized by cancer cells to metastasize and the identification of a potential means for exploiting these mechanisms and is being developed in collaboration with the Catholique Universite de Louvain, Belgium. TAP pro-drugs are designed to be (i) activated preferentially at the tumor site by enzymes secreted by the tumor, (ii) stable in circulation and in normal tissues and (iii) unable to penetrate normal cells or malignant cells until activated. As a result, relatively larger quantities of cytotoxic agents are expected to reach and enter malignant cells as opposed to normal cells, which could permit a significant increase in maximum tolerated dosages, potentially overcoming drug resistance in cancer cells. The Company's lead preclinical pro-drug candidate is a pro-drug version of doxorubicin known as Super-Leu-Dox. Doxorubicin is an off-patent chemotherapeutic drug which currently is used in the treatment of a number of solid tumor cancers, including breast, prostrate, ovarian and soft-tissue sarcoma cancers.

                                 SUPER LEU DOX

     As depicted in the graphic above, Super-Leu-Dox is based on a proprietary peptide of four amino acids (a "tetrapeptide") that can be linked to doxorubicin's active site. In the two-step activation process, (1) the extracellular tumor enzyme cleaves three amino acids from the tetrapeptide leaving a leucine amino acid-doxorubicin conjugate that is able to penetrate cells. (2) The resulting conjugate is then capable of entering cells. Since this first activation step occurs in the immediate vicinity of tumor cells that are secreting the enzyme, the probability that the cytotoxic drug will enter tumor cells as opposed to normal cells is increased. Moreover, the conjugate remains inactive inside the cells until (3) the remaining leucine is removed from doxorubicin's active site by an intracellular enzyme. Although it is expressed in both normal and tumor cells, this intracellular enzyme is present in tumor cells in concentrations three to five times higher than in normal cells. As a result, (4) the doxorubicin is activated to a greater extent in tumor cells relative to normal cells.

     This two-step activation process is designed to produce a significantly higher ratio of active to inactive doxorubicin in cancer cells relative to normal cells. In in vitro studies of Super-Leu-Dox, researchers have found that the concentration of activated to inactivated doxorubicin in tumor cells was 40 times higher than in normal cells. These results, if confirmed in clinical trials, offer the potential to improve significantly the therapeutic window of doxorubicin. The Company currently plans to complete preclinical development of Super-Leu-Dox and to commence clinical trials during the first half of 1998.

     Prior to the licensing of the TAP pro-drug technology by Coulter Pharmaceutical, an earlier generation leucine-doxorubicin conjugate was tested as a stand-alone therapy for the treatment of solid tumors in two separate dose escalation clinical trials in Europe. A total of 59 patients were enrolled in these clinical trials, and patients safely tolerated doses well in excess of those associated with unmodified doxorubicin. Results from these clinical trials, along with data from preclinical studies, will be used by the Company to select the initial indication to pursue in clinical trials of Super-Leu-Dox. Selection of the particular indication or indications to be evaluated in such clinical trials has not been finalized.

     While the Company will focus initially on previously approved chemotherapeutic drugs, it also is evaluating TAP pro-drug versions of cytotoxic agents currently considered too toxic to be used in their unmodified forms. The Company believes that the TAP pro-drug technology potentially can be applied to several classes of cytotoxic agents, including the vinca alkaloids, which are used commonly to treat blood-borne malignancies and some solid tumors. The Company also plans to develop and evaluate other peptide structures for possible use in pro-drug versions of cytotoxic agents and other cancer therapeutics.

     Under its agreement with Catholique Universite de Louvain, Belgium, the Company has secured an exclusive license to the intellectual property underlying the program and will pay royalties on sales of licensed products. The agreement also provides for specified minimum payments, including one payment that will be due if the Company should elect to relocate the program outside of Belgium. The amounts of these payments are not material and, in any event, the Company does not intend to relocate the research program.

MANUFACTURING

     The Company intends to utilize contract manufacturers for most of the preclinical and clinical requirements for its potential products and for all of its commercial needs. This strategy is expected to (i) accelerate the scale-up of manufacturing processes to commercial scale, (ii) reduce initial capital investment, (iii) result in competitive manufacturing costs, and (iv) provide access to a wide range of manufacturing technologies.


     Pursuant to a development contract with the Company, Lonza now is supplying the B-1 Antibody for use in ongoing clinical trials and to meet initial commercial requirements. The Company's contract with Lonza is structured on a staged basis, with specified payments due upon Lonza's satisfactory completion of particular steps in the re-cloning and production scale-up process. Aggregate commitments under this contract are approximately $9.0 million, of which approximately $4.2 million had been incurred and expensed through September 26, 1997. The Company will make purchases of material from Lonza pursuant to purchase orders to be issued from time to time based on the Company's needs. The level of purchases that will be made from Lonza during the course of the program is currently unknown. The Company is negotiating a commercial supply agreement with Lonza, although no assurance can be given that the agreement will be entered into in a timely manner, if at all, or that clinical trials or commercial supply will not be delayed or disrupted as a result.


     Radiolabeling currently is conducted at Nordion's centralized radiolabeling facility. The Company has a development contract with Nordion that is structured on a cost-plus-a-percentage-of-cost basis and provides a framework for the negotiation of separate facilities and supply agreements. The Company paid a total of $970,000 to Nordion under this development contract. The Company and

Nordion currently are negotiating an agreement for supply of the radiolabeled B-1 Antibody for both clinical trials and commercial sale. In the interim, the Company is procuring radiolabeling services from Nordion on a purchase order basis. There can be no assurance that the contract with Nordion will be entered into in a timely manner, if at all, or that clinical trials or commercial supply will not be delayed or disrupted as a result.

     Prior to August 1997, the Company obtained B-1 Antibody from an inventory produced by Coulter Corporation, and radiolabeling was performed by radiopharmacies at the individual clinical trial sites. In order to begin using the centrally radiolabeled B-1 Antibody from Nordion, the Company filed and the FDA cleared an IND amendment to establish that the centrally radiolabeled material was biologically and biochemically equivalent to the on-site radiolabeled B-1 Antibody. The Company is collecting data from its ongoing clinical trials to be filed with the FDA to establish clinical comparability between the centrally and on-site radiolabeled B-1 Antibody, however, there can be no assurance that it will be able to establish clinical comparability. See "Risk Factors -- Dependence on Suppliers; Manufacturing and Scale-up Risk."

     If Bexxar is successfully developed and is approved for marketing by the FDA, the Company expects that production for commercialization will consist of
(i) production of bulk B-1 Antibody by Lonza, (ii) filling and labeling of individual product vials with B-1 Antibody by another third-party supplier, and
(iii) radiolabeling of B-1 Antibody at Nordion. While the Company plans to develop additional suppliers of these services, it expects to rely on its current suppliers for all or a significant portion of its requirements for Bexxar for the foreseeable future. Radiolabeled antibody cannot be stockpiled against future shortages due to the eight-day half-life of the (131)I radioisotope. Accordingly, any change in the Company's existing or planned contractual relationships with, or interruption in supply from, its third-party suppliers could adversely affect the Company's ability to complete its ongoing clinical trials and to market Bexxar, if approved. Any such change or interruption would have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Dependence on Suppliers; Manufacturing and Scale-up Risk."

     The Company believes that the products it expects to develop in its TAP pro-drug program can be produced with standard chemical synthesis processes and expects to utilize third parties to meet clinical trial and any commercial requirements for these products. The Company is in discussions with potential manufacturers of Super-Leu-Dox, its initial pro-drug product candidate.

MARKETING AND SALES

     The Company intends to market and sell its products in the United States through a direct sales force and, where appropriate, in collaboration with marketing partners. This strategy is intended to enable the Company to establish a commercial presence in the cancer therapeutics market with Bexxar, if approved, and to create the capability to sell other products that it may develop or in-license. The sales force is expected to initially call upon oncologists, hematologists and nuclear medicine physicians in connection with the sale of Bexxar. The Company initially will focus its sales force on those physicians who treat the largest volume of NHL patients. These physicians generally are concentrated in large metropolitan areas. Because of the characteristics of Bexxar, the target physician must have access to a facility with radiopharmaceutical and gamma camera scan capabilities. The Company believes such facilities generally are available in large metropolitan areas such that a significant portion of physicians who treat NHL patients will be able to prescribe Bexxar. The Company intends to distribute its products internationally through marketing partners. The Company has not yet identified or entered into any agreements with any such partners, and there is no assurance that it will be able to do so in a timely manner, if at all. The Company has not yet established a sales force in North America, and there is no assurance that it will be able to do so in a timely or cost effective manner, if at all.

     The current purchasers of cancer therapeutics are hospitals, clinics, physicians, pharmacies, large HMOs and state and federal governments. Historically, physicians made treatment decisions and prescribed therapeutics which then were dispensed through the clinic, hospital or pharmacy.

However, the United States health care system is undergoing significant changes and the decision-making authority of the physician varies. These changes may make it necessary for the Company to alter its strategy prior to launch of Bexxar or even after launch and could affect adversely the ability of the Company to generate revenues.

     The Company's ability to market effectively may be affected adversely by a number of factors including physicians' resistance to change from established methods of treatment such as chemotherapy or radiation therapy and the special handling and administration requirements of a radioimmunotherapy. Further, the Company can provide no assurance as to whether Bexxar will be priced competitively compared to existing methods of treatment such as chemotherapy and radiation therapy. See "Risk Factors -- Uncertainty of Market Acceptance of Bexxar."

PHARMACEUTICAL PRICING AND REIMBURSEMENT

     Political, economic and regulatory influences are subjecting the health care industry in the United States to fundamental change. Initiatives to reduce the federal deficit and to reform health care delivery are increasing cost-containment efforts. The Company anticipates that Congress, state legislatures and the private sector will continue to review and assess alternative benefits, controls on health care spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, the creation of large insurance purchasing groups, price controls on pharmaceuticals and other fundamental changes to the health care delivery system. Any such proposed or actual changes could cause the Company to limit or eliminate spending on development projects and affect the Company's ultimate profitability. Legislative debate is expected to continue in the future, and market forces are expected to drive reductions of health care costs. The Company cannot predict what impact that adoption of any federal or state health care reform measures or future private sector reforms may have on its business.

     In both domestic and foreign markets, sales of the Company's proposed products will depend in part upon the availability of reimbursement from third-party payors, such as government health administration authorities, managed care providers, private health insurers and other organizations. In addition, other third-party payors increasingly are challenging the price and cost effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products. Bexxar, as potentially the first radioimmunotherapy for cancer, faces particular uncertainties due to the absence of a comparable, approved therapy to serve as a model for pricing and reimbursement decisions. There can be no assurance that the Company's product candidates will be considered cost effective or that adequate third-party reimbursement will be available to enable the Company to maintain price levels sufficient to realize an appropriate return on its investment in product development. Further, there can be no assurance that products can be manufactured on a commercial scale, for a cost that will enable the Company to price its products within reimbursable rates. Legislation and regulations affecting the pricing of pharmaceuticals may change before the Company's proposed products are approved for marketing. Adoption of such legislation could further limit reimbursement for medical products. If adequate coverage and reimbursement rates are not provided by the government and third-party payors for the Company's products, the market acceptance of these products would be adversely affected, which would have a material adverse effect on the Company's business, financial condition and results of operations.

GOVERNMENT REGULATION

     The testing, manufacturing, labeling, advertising, promotion, export and marketing, among other things, of the Company's proposed products are subject to extensive regulation by governmental authorities in the United States and other countries. In the United States, pharmaceutical products are regulated by the Food and Drug Administration under the Federal Food, Drug and Cosmetic Act and other laws, including, in the case of biologics, the Public Health Service Act. At the present time, the Company believes that Bexxar and other immunotherapeutics that it may develop will be regulated by the FDA as biologics and that other products to be developed by the Company, including Super-Leu-Dox and other TAP pro-drugs, are likely to be regulated as drugs.

     The steps required before a drug or biologic may be approved for marketing in the United States generally include (i) preclinical laboratory tests and animal tests, (ii) the submission to the FDA of an IND for human clinical testing, which must become effective before human clinical trials may commence,
(iii) adequate and well-controlled human clinical trials to establish the safety and efficacy of the product, (iv) in the case of a biologic, the submission to the FDA of a Biologic License Application ("BLA"), or in the alternative a Product License Application ("PLA") for the product and an Establishment License Application ("ELA") for the facility at which the product is manufactured, or in the case of a drug, a New Drug Application ("NDA"), (v) FDA review of the BLA (or PLA/ELA) or NDA and (vi) satisfactory completion of an FDA inspection of the manufacturing facilities at which the product is made to assess compliance with GMP. The testing and approval process requires substantial time, effort and financial resources, and there can be no assurance that any approval will be granted on a timely basis, if at all.

     Preclinical studies include laboratory evaluation of the product, as well as animal studies to assess the potential safety and efficacy of the product. The results of the preclinical studies, together with manufacturing information and analytical data, are submitted to the FDA as part of the IND, which must become effective before clinical trials may be commenced. The IND automatically will become effective thirty days after receipt by the FDA, unless the FDA before that time raises concerns or questions about the conduct of the trials as outlined in the IND. In such case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can proceed. There can be no assurance that submission of an IND will result in FDA authorization to commence clinical trials.

     Clinical trials involve the administration of the investigational products to healthy volunteers or patients under the supervision of a qualified principal investigator. Further, each clinical trial must be reviewed and approved by an independent Institutional Review Board ("IRB") at each institution at which the study will be conducted. The IRB will consider, among other things, ethical factors, the safety of human subjects and the possible liability of the institution.

     Clinical trials typically are conducted in three sequential phases, but the phases may overlap. In Phase I, the initial introduction of the drug into human subjects, the drug is usually tested for safety (adverse effects), dosage tolerance, absorption, metabolism, distribution, excretion and pharmacodynamics. Phase II clinical trials usually involve studies in a limited patient population to (i) evaluate the efficacy of the drug for specific, targeted indications,
(ii) determine dosage tolerance and optimal dosage and (iii) identify possible adverse effects and safety risks. Phase III clinical trials generally further evaluate clinical efficacy and test further for safety within an expanded patient population and at multiple clinical sites. Phase IV clinical trials are conducted after approval to gain additional experience from the treatment of patients in the intended therapeutic indication and to document a clinical benefit in the case of drugs approved under accelerated approval regulations. If the FDA approves a product while a company has ongoing clinical trials that were not necessary for approval, a company may be able to use the data from these clinical trials to meet all or part of any Phase IV clinical trial requirement. These clinical trials are often referred to as "Phase III/IV post-approval clinical trials." Failure to conduct promptly Phase IV clinical trials could result in withdrawal of approval for products approved under accelerated approval regulations.

     In the case of products for severe or life-threatening diseases, the initial clinical trials are sometimes done in patients rather than in healthy volunteers. Since these patients are afflicted already with the target disease, it is possible that such clinical trials may provide evidence of efficacy traditionally obtained in Phase II clinical trials. These trials are referred to frequently as Phase I/II trials. There can be no assurance that Phase I, Phase II or Phase III testing will be completed successfully within any specific time period, if at all, with respect to any of the Company's product candidates. Furthermore, the FDA may suspend clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

     The results of the preclinical studies and clinical trials, together with detailed information on the manufacture and composition of the product, are submitted to the FDA in the form of a BLA requesting approval to market the product. Before approving a BLA or NDA, the FDA will inspect the facilities at which the product is manufactured and will not approve the product unless the manufacturing facility is in GMP compliance. The FDA may delay approval of a BLA or NDA if applicable regulatory criteria are not satisfied, require additional testing or information, and/or require postmarketing testing and surveillance to monitor safety or efficacy of a product. There can be no assurance that FDA approval of any BLA or NDA submitted by the Company will be granted on a timely basis, if at all. Also, if regulatory approval of a product is granted, such approval may entail limitations on the indicated uses for which such product may be marketed.

     The Company also will be subject to a variety of foreign regulations governing clinical trials and sales of its products. Whether or not FDA approval has been obtained, approval of a product by the comparable regulatory authorities of foreign countries must be obtained prior to the commencement of marketing of the product in those countries. The approval process varies from country to country and the time needed to secure approval may be longer or shorter than that required for FDA approval.

     Clinton-Kessler Cancer Initiative

     In March 1996, the FDA announced a new policy intended to accelerate the approval process for cancer therapies addressing disease conditions in which patients have limited treatment options. The Company may elect to seek approval of Bexxar under this accelerated approval process. Significant uncertainty exists as to the extent to which such initiative will result in accelerated review and approval. Further, the FDA has not made available comprehensive guidelines with respect to this initiative, and it retains considerable discretion in determining eligibility for accelerated review and approval and is not bound by discussions that an applicant may have with FDA staff. Accordingly, the FDA could employ such discretion to deny eligibility of Bexxar as a candidate for accelerated review or require additional clinical trials or other information before approving Bexxar. The Company cannot predict the ultimate impact, if any, of the new approval process on the timing or likelihood of FDA approval of Bexxar or any of its other potential products.

     Orphan Drug Designation

     Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a "rare disease or condition," which is generally a disease or condition that affects fewer than 200,000 individuals in the United States. Orphan drug designation must be requested before submitting a BLA. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. If a product that has orphan drug designation subsequently receives FDA approval for the indication for which it has such designation, the product is entitled to orphan exclusivity, i.e., the FDA may not approve any other applications to market the same drug for the same indication, except in very limited circumstances, for seven years. Bexxar has received orphan drug designation from the FDA. Although the FDA recently decided to remove NHL from the list of diseases for which orphan drug designation may be obtained, the previous designation of Bexxar will not be affected. In any event, there can be no assurance that competitors will not receive approval of other, different drugs or biologics for low-grade NHL. Thus, although obtaining FDA approval to market a product with orphan drug exclusivity can be advantageous, there can be no assurance that it would provide the Company with a material commercial benefit.

RADIOACTIVE AND OTHER HAZARDOUS MATERIALS

     The manufacturing and administration of Bexxar requires the handling, use and disposal of (131)I, a radioactive isotope of iodine. These activities must comply with various state and federal regulations, regarding the handling and use of radioactive materials. Violations of these regulations could significantly delay completion of clinical trials and commercialization of Bexxar. For its ongoing clinical trials and for commercial-scale production, the Company relies on Nordion to radiolabel the B-1 Antibody with (131)I at a single location in Canada. Violations of safety regulations could occur and the risk of accidental contamination or injury cannot be eliminated completely. In the event of any such noncompliance or accident, the supply of radiolabeled B-1 Antibody for use in clinical trials or commercially could be interrupted, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Manufacturing."

     The administration of Bexxar entails the introduction of radioactive materials into patients. These patients emit radioactivity at levels that pose a safety concern to others around them, especially healthcare workers for whom the cumulative effect of repeated exposure to radioactivity is of particular concern. These concerns are addressed in regulations promulgated by the NRC, as well as by various state and local governments and individual hospitals. Generally, patients who emit radioactivity above specified levels were required to be admitted to the hospital, where they could be isolated from others until radiation fell to acceptable levels. The NRC recently enacted regulations that have made it easier for hospitals to treat patients with radioactive materials on an outpatient basis. Under these regulations, Bexxar may be administered on an outpatient basis in most cases. Although state and local governments often follow the lead of the NRC, many currently do not, and there can be no assurance that they will do so or that patients receiving Bexxar will not have to remain in the hospital for one to three days following administration of the therapeutic dose, adding to the overall cost of the therapy.

     The Company also expects to use hazardous chemicals and radioactive compounds in its ongoing research activities. Although the Company believes that safety procedures for handling and disposing of such materials will comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. The Company could be held liable for any damages that result from such an accident, as well as for unexpected remedial costs and penalties that may result from any violation of applicable regulations, which could result in a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company may incur substantial costs to comply with environmental regulations.

PATENTS AND OTHER INTELLECTUAL PROPERTY

     The Company believes that patent and trade secret protection is important to its business and that its future will depend in part on its ability to maintain its technology licenses, protect its trade secrets, secure additional patents and operate without infringing the proprietary rights of others. The Company currently holds exclusive rights to one issued United States patent and several patent applications that relate to the Bexxar therapeutic protocol. The Company also holds exclusive rights to a United States patent application relating to the manufacture of Bexxar and to several patent applications relating to the dosimetry methods employed in the administration of Bexxar. The Company also holds an exclusive license to patent applications filed in the United States and Europe relating to its TAP pro-drug program.

     The pharmaceutical and biotechnology fields are characterized by a large number of patent filings. A substantial number of patents have already been issued to other pharmaceutical and biotechnology companies. Research has been conducted for many years in the monoclonal antibody field by pharmaceutical and biotechnology companies and other organizations. Competitors may have filed applications for or have been issued patents and may obtain additional patents and proprietary rights related to products or processes competitive with or similar to those of the Company. Patent applications are maintained in secrecy for a period after filing. Publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries and the filing of related patent applications. The Company may not be aware of all of the patents potentially adverse to the Company's interest that may have been issued to other companies, research or academic institutions, or others. No assurances can be given that such patents do not exist, have not been filed, or could not be filed or issued, which contain claims relating to the Company's technology, products or processes.

     To date, no consistent policy has emerged regarding the breadth of claims allowed in pharmaceutical and biotechnology patents. If patents have been or are issued to others containing preclusive or conflicting claims and such claims are ultimately determined to be valid, the Company may be required to obtain licenses to one or more of such patents or to develop or obtain alternative technology. The Company is aware of various patents that have been issued to others that pertain to a portion of the Company's prospective business; however, the Company believes that it does not infringe any patents that ultimately would be determined to be valid. There can be no assurance that patents do not exist in the United States or in other foreign countries or that patents will not be issued to third parties that contain preclusive or conflicting claims with respect to Bexxar or any of the Company's other product candidates or programs. Commercialization of monoclonal antibody-based products may require licensing and/or cross-licensing of one or more patents with other organizations in the field. There can be no assurance that the licenses that might be required for the Company's processes or products would be available on commercially acceptable terms, if at all.

     The Company's breach of an existing license or failure to obtain a license to technology required to commercialize its product candidates may have a material adverse effect on the Company's business, financial condition and results of operations. Litigation, which could result in substantial costs to the Company, may also be necessary to enforce any patents issued to the Company or to determine the scope and validity of third-party proprietary rights. If competitors of the Company prepare and file patent applications in the United States that claim technology also claimed by the Company, the Company may have to participate in interference proceedings declared by the United States Patent and Trademark Office to determine priority of invention, which could result in substantial cost to the Company, even if the eventual outcome is favorable to the Company. An adverse outcome could subject the Company to significant liabilities to third parties and require the Company to license disputed rights from third parties or to cease using such technology.

     The Company also relies on trade secrets to protect its technology, especially where patent protection is not believed to be appropriate or obtainable. The Company protects its proprietary technology and processes, in part, by confidentiality agreements with its employees, consultants, advisory board members, collaborators and certain contractors. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets or those of its collaborators or contractors will not otherwise become known or be discovered independently by competitors.

     Patents issued and patent applications filed internationally relating to biologics are numerous and there can be no assurance that current and potential competitors and other third parties have not filed or in the future will not file applications for, or have not received or in the future will not receive, patents or obtain additional proprietary rights relating to products or processes used or proposed to be used by the Company. Moreover, there is certain subject matter which is patentable in the United States and not generally patentable outside of the United States. Statutory differences in patentable subject matter may limit the protection the Company can obtain on some of its inventions outside of the United States. For example, methods of treating humans are not patentable in many countries outside of the United States. These and/or other issues may prevent the Company from obtaining patent protection outside of the United States which would have a material adverse effect on the Company's business, financial condition and results of operations.

     Rights to use the name "Coulter Pharmaceutical, Inc." are licensed from Coulter Corporation.

COMPETITION

     The pharmaceutical and biotechnology industries are intensely competitive. Any product candidate developed by the Company would compete with existing drugs and therapies. There are many pharmaceutical companies, biotechnology companies, public and private universities and research organizations actively engaged in research and development of products for the treatment of people with cancer. Many of these organizations have financial, technical, manufacturing and marketing resources greater than those of the Company. Several of them have developed or are developing therapies that could be used for treatment of the same diseases targeted by the Company. One competitor known to the Company recently received a recommendation for approval from an FDA Advisory Panel for a non-radiolabeled chimeric antibody for the treatment of low-grade NHL. If a competing company were to develop or acquire rights to a more efficient or safer cancer therapy for treatment of the same diseases targeted by the Company, or one which offers significantly lower costs of treatment, the Company's business, financial condition and results of operations could be materially adversely affected.

     The Company believes that competition in the development and marketing of new cancer therapies will be based primarily on product efficacy and safety, time to market and price. To the extent the Company's product programs are successful, it also intends to rely to some degree on patents and other intellectual property and orphan drug designations to protect its products from competition.

     The Company believes that its product development programs will be subject to significant competition from companies utilizing alternative technologies as well as to increasing competition from companies that develop and apply technologies similar to the Company's technologies. Other companies may succeed in developing products earlier than the Company, obtaining approvals for such products from the FDA more rapidly than the Company or developing products that are safer and more effective than those under development or proposed to be developed by the Company. There can be no assurance that research and development by others will not render the Company's technology or potential products obsolete or non-competitive or result in treatments superior to any therapy developed by the Company, or that any therapy developed by the Company will be preferred to any existing or newly developed technologies.

PRODUCT LIABILITY AND INSURANCE

     The manufacture and sale of human therapeutic products involve an inherent risk of product liability claims and associated adverse publicity. The Company has only limited product liability insurance for clinical trials and no commercial product liability insurance. There can be no assurance that the Company will be able to maintain existing insurance or obtain additional product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms, if at all. An inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims brought against the Company in excess of its insurance coverage, if any, or a product recall could have a material adverse effect upon the Company's business, financial condition and results of operations.

HUMAN RESOURCES

     As of August 31, 1997 the Company had 56 employees, 31 of whom were engaged in product development activities. Twenty-seven of such employees hold post-graduate degrees, including four with medical degrees and ten with Ph.D.s. The Company's employees are not represented by a collective bargaining agreement. The Company believes its relations with its employees are good.

FACILITIES

     The Company currently leases approximately 15,000 square feet of office space located in Palo Alto, California, under a short-term lease agreement. Management is looking currently for a larger facility and expects to relocate during 1998.

SCIENTIFIC ADVISORY BOARD

     James O. Armitage, M.D., is Chairman of the Department of Internal Medicine at the University of Nebraska Medical Center. He previously directed the Bone Marrow Transplant Program at the University of Iowa, where he was an Assistant Professor of Medicine.

     Paul P. Carbone, M.D., MACP, D.Sc. (Hon.), is the Director of the University of Wisconsin Comprehensive Cancer Center. He also is Professor Emeritus of Medicine and Associate Dean for Program Development at the University of Wisconsin Medical School. He previously served as a physician scientist at the National Institutes of Health. His clinical research has included the development of active combination chemotherapy for Hodgkin's disease, non-Hodgkin's lymphoma and breast cancer.

     Lawrence H. Einhorn, M.D., is Distinguished Professor of Medicine at Indiana University Medical Center. His research of germ cell tumors focused upon the discovery of treatments for testicular and ovarian cancer. Dr. Einhorn's work has also been directed toward the optimization of combination chemotherapy for these cancers.

     Robert J. Mayer, M.D., is the President of the American Society of Clinical Oncology, Chief of the Division of Clinical Oncology at the Dana-Farber Cancer Institute and Professor of Medicine at Harvard Medical School. He also is an attending physician at The Brigham and Women's Hospital, The Massachusetts General Hospital and the Beth Israel/Deaconess Medical Center. Dr. Mayer is known for his work in the treatment of leukemia and gastrointestinal cancers and for developing programs to train cancer researchers and clinicians.

     Saul Rosenberg, M.D., MACP, is Professor of Medicine and Radiology Emeritus at Stanford University School of Medicine and is an oncologist known for his contributions to advances in the treatment of Hodgkin's disease.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     The executive officers, directors and key employees of the Company, and their ages as of August 31, 1997, are as follows:

               NAME                 AGE                     POSITION
----------------------------------  ---    -------------------------------------------
Michael F. Bigham.................  40     President, Chief Executive Officer and
                                           Director
Dwayne M. Elwood(1)...............  49     Vice President, Sales and Marketing
William G. Harris.................  39     Vice President, Finance and Chief Financial
                                             Officer
Arlene M. Morris(1)...............  44     Vice President, Business Development
Linda L. Nardone, Ph.D.(1)........  51     Vice President, Regulatory Affairs
Dan Shochat, Ph.D. ...............  57     Vice President, Research and Development
George F. Tidmarsh, M.D.,
  Ph.D.(1)........................  37     Vice President, Clinical Development
James C. Kitch, J.D.(1)...........  50     Secretary
Arnold Oronsky, Ph.D.(2)..........  56     Chairman of the Board
Brian G. Atwood(3)................  44     Director
Joseph R. Coulter, III............  37     Director
Donald L. Lucas(2)(3).............  67     Director
Robert Momsen(2)..................  50     Director
George J. Sella, Jr...............  69     Director
Sue Van(2)(3).....................  50     Director

------------------------------
(1) Non-executive officer or key employee.
(2) Member of the Compensation Committee.
(3) Member of the Audit Committee.

     Michael F. Bigham has served as President, Chief Executive Officer and a director of the Company since July 1996. During June 1996, Mr. Bigham provided consulting services to the Company. Mr. Bigham served as Executive Vice President of Operations from April 1994 to June 1996 and Chief Financial Officer from April 1989 to June 1996 at Gilead Sciences, Inc., a biotechnology company. While at Gilead, he also served as Vice President of Corporate Development from July 1988 to March 1992. Mr. Bigham was Co-head of Healthcare Investment Banking for Hambrecht & Quist LLC, an investment banking firm where he was employed from 1984 to 1988. Mr. Bigham is a member of the Board of Directors of Datron Systems, Inc., a publicly-held electronics company, and three privately-held companies. Mr. Bigham received a B.S. degree in Commerce with distinction from the University of Virginia and an M.B.A. from the Stanford University Graduate School of Business.

     Dwayne M. Elwood has served as Vice President, Sales and Marketing of the Company since July 1997. From May 1990 to July 1997, Mr. Elwood served as Vice President of New Product Development and as a Management Board Member at Ortho-McNeil Pharmaceutical, Inc., a division of Johnson & Johnson. His responsibilities at Ortho-McNeil Pharmaceutical included the commercialization and launch of several products in therapeutic areas, including biologicals, CNS agents, metabolic diseases and anti-infectives. He recently managed the launch of Ultram, a drug for chronic pain which is being marketed to various specialists, including oncologists. From January 1972 to May 1990, Mr. Elwood served in various sales and marketing management positions at Bristol-Myers Squibb, a pharmaceutical company. Mr. Elwood received a B.S. degree in Business Administration/Marketing from California State University, Chico.

     William G. Harris has served as Vice President, Finance and Chief Financial Officer of the Company since July 1996. From July 1992 to July 1996, Mr. Harris served as Director of Finance at Gilead Sciences, Inc., a biotechnology company. While at Gilead, Mr. Harris also served as Controller and Manager of Administration from July 1991 to July 1992, and as Assistant Controller and Manager of Administration from October 1990 to July 1992. From July 1988 to October 1990, he was a Staff Accountant at Ernst & Young, LLP. Mr. Harris received a B.A. degree in Economics from the

University of California, San Diego, and an M.B.A. from the University of Santa Clara Leavey School of Business and Administration.

     Arlene M. Morris has served as Vice President, Business Development of the Company since October 1996. From April 1993 to October 1996, Ms. Morris served as Vice President, Business Development at Scios, Inc., a biotechnology company. From November 1988 to April 1993, she served as Vice President, Business Development at McNeil Pharmaceutical, a subsidiary of Johnson & Johnson, where she was responsible for new product planning and business development. Ms. Morris received a B.A. degree in Biology and Chemistry from Carlow College.

     Linda L. Nardone, Ph.D. has served as Vice President, Regulatory Affairs of the Company since August 1995. From September 1989 to July 1995, Dr. Nardone served as Vice President of Drug Regulatory Affairs at Sterling Winthrop/Nycomed, a pharmaceutical company, where she was responsible for strategy, operations and FDA interactions for drugs in development and marketed drugs, including three new drug applications and multiple supplemental approvals. From 1986 to 1989, Dr. Nardone worked for Immunomedics, Inc., a biotechnology company, where she had regulatory responsibility for three monoclonal antibody-based diagnostic and therapeutic agents for cancer, and held various positions, including Vice President, Regulatory Affairs. Dr. Nardone received a B.S. degree from Fairleigh Dickinson University, M.S. and Ph.D. degrees from Pennsylvania State University and held a post-doctoral fellowship at Yale University School of Medicine.

     Dan Shochat, Ph.D. has served as Vice President, Research and Development of the Company since March 1995. From July 1988 to April 1995, Dr. Shochat served as Director of Biotechnology Development at Lederle Laboratories, a pharmaceutical division of American Cyanamid, Inc., where he was responsible for the worldwide program in monoclonal antibodies for the treatment of cancer. He received B.S. and M.S. degrees from Hebrew University in Israel and a Ph.D. in Biochemistry from L.S.U. Medical School in New Orleans. Dr. Shochat is the author of 25 scientific papers on tumor antigens and on antibodies for diagnostic and therapeutic use in cancer.


     George F. Tidmarsh, M.D., Ph.D. has served as Vice President, Clinical Development of the Company since March 1997. From October 1996 to March 1997, Dr. Tidmarsh served as Senior Director of Clinical Development of the Company. He provided consulting services to the Company from September 1996 to October 1996. Dr. Tidmarsh has held an appointment as clinical faculty at Stanford University since July 1995, where he attends in oncology. From June 1993 to June 1995, Dr. Tidmarsh was associate Medical Director, Oncology, at SEQUUS Pharmaceuticals, Inc., where he oversaw clinical development of Doxil, an oncology drug which received accelerated approval from the FDA in 1995. From December 1991 to June 1993, Dr. Tidmarsh was a research scientist at Gilead Sciences, Inc., a biotechnology company. He received a B.S. degree in Microbiology and an M.D. and a Ph.D. in Cancer Biology from Stanford University. Dr. Tidmarsh is the author of 12 scientific papers on monoclonal antibodies and tumor biology.


     James C. Kitch, J.D. has served as the Secretary of the Company since December 1996. He has been a partner for more than ten years of Cooley Godward LLP, a law firm which has provided legal services to the Company. Mr. Kitch is a director of Lynx Therapeutics, Inc., a life sciences company.

     Arnold Oronsky, Ph.D. has served as Chairman of the Board of Directors of the Company since its inception in February 1995. From February 1995 to July 1996, Dr. Oronsky also served as President and Chief Executive Officer of the Company. Since March 1994, Dr. Oronsky has been a general partner at InterWest Partners, a private venture capital firm. Since February 1997, Dr. Oronsky has been President and Chief Executive Officer at Coulter Cellular Therapies, a biotechnology company. Since December 1996, Dr. Oronsky has been Chief Executive Officer at Dynavax, a biotechnology company. From 1984 to 1994, Dr. Oronsky served as Vice President for Discovery Research at Lederle Laboratories, a pharmaceutical division of American Cyanamid, Inc., where he was responsible for the research of new drugs. Dr. Oronsky has won numerous grants and awards and has published over 125 scientific articles. Since 1988, Dr. Oronsky has served as a senior lecturer in the Department of Medicine at Johns Hopkins Medical School.

     Brian G. Atwood has served as a director of the Company since April 1996. From March to December 1995, Mr. Atwood was a consultant on business development to the Company. Since November 1995, Mr. Atwood has been a Venture Partner of Brentwood Venture Capital, a private venture capital firm. Mr. Atwood served as the acting President and Chief Executive Officer of gene/Networks, Inc., a genomics company, from June 1995 to March 1997 and from June 1995 to September 1997, respectively. He was a founder and served as President and Chief Executive Officer from December 1993 to May 1995 and Vice President, Operations from July 1988 to November 1993 of Glycomed Incorporated, a company dedicated to the discovery and development of novel drugs based on complex carbohydrates. From January 1986 to June 1987, Mr. Atwood was a Director at Perkin-Elmer/Cetus Instrument Systems, a joint venture formed by Perkin-Elmer Corp. and Cetus Corporation, where he oversaw the development and launch of three biotechnology instrument research systems.

     Joseph R. Coulter, III has served as a director of the Company since December 1996. Mr. Coulter has been employed by Coulter Corporation, a research, development and manufacturing company of precision medical devices, since 1979. Since November 1996, he has been Executive Vice President and since February 1995, he has served as Director of Information Systems. From June 1992 to January 1995, Mr. Coulter served as Director of Operations, and from January 1988 to June 1992, he served as Program Manager for Research and Development. Mr. Coulter currently serves as a director of Coulter Corporation.

     Donald L. Lucas has served as a director of the Company since April 1996. Since 1967, Mr. Lucas has been actively engaged in venture capital activities as a private individual. Mr. Lucas currently serves as a board member of Amati Communications Corporation, Cadence Design Systems, Inc., Macromedia, Inc., Oracle Corporation, Racotek, Inc., Transcend Services, Inc. and Tricord Systems, Inc.


     Robert Momsen has served as a director of the Company since its inception in February 1995. Since August 1982, Mr. Momsen has been a General Partner at InterWest Partners, a private venture capital firm. From 1977 to 1981, Mr. Momsen served as General Manager and Chief Financial Officer of Life Instruments Corporation, a medical diagnostic imaging company that he co-founded. Mr. Momsen currently serves as a director of ArthroCare Corp., COR Therapeutics, Inc., Innovasive Devices, Inc., Integ, Inc., Urologix, Inc. and ProGenitor.



     George J. Sella, Jr. has served as a director of the Company since December 1996. From January 1983 to his retirement in April 1993, Mr. Sella served as Chief Executive Officer of American Cyanamid Company, a chemical, agricultural and medical products company. From September 1979 to January 1991, Mr. Sella served as President of American Cyanamid. From May 1984 to April 1993, he served as Chairman of the Board of Directors of American Cyanamid. Mr. Sella currently serves as a director of Union Camp Corporation, Bush Boake Allen, Inc., Equitable Life Assurance Society of the United States and two private companies.


     Sue Van has served as a director of the Company since its inception in February 1995. Since November 1996, she has been Executive Vice President of Coulter Corporation, a research, development and manufacturing company of precision medical devices. Since May 1992, Ms. Van has served as the Chief Financial Officer of Coulter Corporation and since January 1984, Ms. Van has served as the Corporate Treasurer of Coulter Corporation.

BOARD COMMITTEES

     The Audit Committee of the Board of Directors was formed in October 1996 to review the internal accounting procedures of the Company and consult with and review the services provided by the Company's independent auditors. The Compensation Committee of the Board of Directors was formed in October 1996 to establish salaries, incentives and other forms of compensation paid to officers and employees of the Company. The Compensation Committee also administers the issuance of stock options and other awards under the Company's stock plans.

DIRECTOR COMPENSATION


     Directors currently do not receive any cash compensation from the Company for their services as members of the Board of Directors, although they are reimbursed for certain expenses in connection with attendance at Board and Committee meetings. In December 1996, Mr. Sella was granted options to purchase 20,000 shares of Common Stock. In July 1997, Messrs. Atwood and Lucas were each granted an option to purchase 20,000 shares of Common Stock. Ms. Van and Mr. Coulter, the representatives of Coulter Corporation, were each granted an option to purchase 10,000 shares of Common Stock, for an aggregate of 20,000 shares. Dr. Oronsky and Mr. Momsen, the representatives of the entities affiliated with InterWest Partners, were each granted an option to purchase 10,000 shares of Common Stock, for an aggregate of 20,000 shares. All such options have an exercise price equal to the fair market value of Common Stock at the time of grant and vest annually over four years. Directors are eligible to receive future grants under the 1996 Plan. See "-- Equity Incentive Plans."


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to the formation of the Compensation Committee in October 1996, the Board of Directors made all determinations with respect to executive officer compensation. Of the directors who participated in deliberations concerning executive officer compensation, either prior to the formation of the Compensation Committee or in their capacity as a member of the Compensation Committee, Dr. Oronsky served as acting President and Chief Executive Officer of the Company from February 1995 to June 1996, and Mr. Bigham has served as President and Chief Executive Officer of the Company since July 1996. Each of the Company's directors has purchased securities of the Company individually or through an affiliated entity. See "Certain Transactions" and "Principal Stockholders."

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth the compensation earned by the Company's Chief Executive Officer, former Chief Executive Officer and the other executive officer who earned in excess of $100,000 during the fiscal year ended December 31, 1996 (collectively, the "Named Executive Officers") and the compensation of the Named Executive Officers during the period from inception (February 16, 1995) to December 31, 1995:

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                                                           COMPENSATION
                                                  ANNUAL COMPENSATION                      ------------
                                                                                            SECURITIES
                                                  --------------------    OTHER ANNUAL      UNDERLYING
NAME AND PRINCIPAL POSITION                       SALARY($)   BONUS($)   COMPENSATION($)    OPTIONS(#)
-----------------------------------------         ---------   --------   ---------------   ------------
Michael F. Bigham(1).....................  1995         --         --             --               --
  President and Chief Executive Officer    1996    150,000     50,000         57,000(1)             0
Arnold Oronsky, Ph.D.(2) ................  1995          0          0              0                0
  President and Chief Executive Officer    1996          0          0              0                0
Dan Shochat, Ph.D. ......................  1995    138,721     26,250         13,332(3)        58,333
  Vice President, Research and             1996    160,008      8,750         11,084(3)        41,666
  Development

---------------
(1) Mr. Bigham joined the Company as its President and Chief Executive Officer in July 1996. During June 1996, Mr. Bigham provided consulting services to the Company and received compensation for those services.

(2) Dr. Oronsky, Chairman of the Company's Board of Directors, served as acting President and Chief Executive Officer from February 1995 to June 1996.

(3) Represents reimbursement for moving expenses.

EQUITY INCENTIVE PLANS

     Equity Incentive Plans. In March 1995, the Company adopted the 1995 Equity Incentive Plan (the "1995 Plan") under which an aggregate of 866,666 shares of Common Stock were reserved for issuance upon exercise of options granted to employees, directors of and consultants to the Company. As of August 31, 1997, options to purchase an aggregate of 708,637 shares of Common Stock were outstanding under the 1995 Plan. The 1995 Plan was terminated in January 1997 by the Board of Directors. No additional options will be granted under the 1995 Plan.


     In December 1996, the Company adopted the 1996 Equity Incentive Plan (the "1996 Plan" and, together with the 1995 Plan, the "Incentive Plans"). A total of 1,400,000 shares of Common Stock have been reserved under the 1996 Plan. As of August 31, 1997, 834,700 options have been granted under the 1996 Plan. The 1996 Plan will terminate in December 2006, unless sooner terminated by the Board of Directors.


     The Incentive Plans provide for the granting to employees (including officers and employee directors) of incentive stock options within the meaning of Section 422 of the Internal Revenue Code, as amended (the "Code"), and for the granting of nonstatutory stock options, restricted stock purchase awards, and stock bonuses (collectively, "Stock Awards") to employees, directors of and consultants to the Company. The Company's Board of Directors has delegated administration of the Incentive Plans to the Compensation Committee (the "Committee"). The Committee membership is intended to satisfy the provisions of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and Code section 162(m), in each case to the extent applicable. The Committee has the authority, subject to the terms of the Incentive Plans, to determine the recipients and types of awards to be granted, the terms of the awards granted, including the exercise price, number of shares subject to the award the exercisability thereof, and the form of consideration payable upon exercise.

     The terms of stock options granted under the Incentive Plans generally may not exceed 10 years. The exercise price of options granted under the Incentive Plans is determined by the Board of Directors, provided that the exercise price for an incentive stock option cannot be less than 100% of the fair market value of the Common Stock on the date of the option grant and the exercise price for a nonstatutory stock option cannot be less than 85% of the fair market value of the Common Stock on the date of option grant. The exercise price of options under the 1995 Plan or incentive stock options under the 1996 Plan granted to any person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock must be at least 110% of the fair market value of such stock on the date of grant and the terms of these options cannot exceed five years. The aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock option are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000. No optionee shall be eligible for option grants under the 1996 Plan covering more than 280,000 shares of Common Stock in any calendar year at such time as Section 162(m) of the Code becomes applicable to the Plan.

     Options granted under the Incentive Plans vest at the rate specified in the option agreement; provided, however, that options granted under the 1995 must vest at least 20% per year. No stock option granted under the Incentive Plans may be transferred by the optionee other than by will or the laws of descent or distribution or, for a nonstatutory option, pursuant to a domestic relations order, provided that an optionee may designate a beneficiary who may exercise the option following the optionee's death, and, provided further, that the Compensation Committee may grant a nonstatutory stock option that is transferable under the 1996 Plan.

     An optionee under the 1995 Plan whose relationship with the Company or any affiliate ceases for any reason (other than by death or disability) may exercise options in the thirty-day period following such cessation (unless such options terminate or expire sooner or later by their terms). An optionee under the 1996 Plan whose relationship with the Company or any affiliate ceases for any reason (other than by death or disability) may exercise options in the three-month period following such cessation

(unless such options terminate or expire sooner or later by their terms). Options granted under the Incentive Plans may be exercised for up to twelve months after an Optionee's relationship with the Company and its affiliates ceases due to disability and for up to eighteen months after an Optionee's relationship with the Company and its affiliates ceases due to death (unless such options expire sooner or later by their terms).

     Shares subject to stock options under the 1996 Plan that have expired or otherwise terminated without having been exercised in full become available for the grant of options under the 1996 Plan. Furthermore, the Board of Directors may offer to exchange new options for existing options under the 1996 Plan, with the shares subject to the existing options again becoming available for grant under the 1996 Plan. The Board of Directors has the authority to reprice outstanding options and to offer optionees the opportunity to replace outstanding options with new options for the same or a different number of shares.

     Restricted stock purchase awards granted under the 1996 Plan may be granted pursuant to a repurchase option in favor of the Company in accordance with a service vesting schedule determined by the Board. The purchase price of such awards will be at least 85% of the fair market value of the Common Stock on the date of grant. Stock bonuses may be awarded in consideration for past services without a purchase payment.

     Upon certain changes in control of the Company, all outstanding awards under the Incentive Plans shall be continued, assumed or substituted by the surviving entity. If the surviving entity determines not to continue, assume or substitute such awards, then the vesting of such awards shall be accelerated and shall be terminated if not exercised prior to such event. In the event of a dissolution or liquidation of the Company, outstanding, unexercised awards shall be terminated.

     Employee Stock Purchase Plan. In December 1996, the Company's Board of Directors adopted the Employee Stock Purchase Plan (the "Purchase Plan") covering an aggregate of 350,000 shares of Common Stock. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of
Section 423 of the Code. Under the Purchase Plan, the Board of Directors may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Purchase Plan. The offering period for any offering will be no more than 27 months. The Board has currently authorized an offering period that began with the effectiveness of the Company's initial public offering on January 28, 1997 and will end December 31, 1998 and additional 24-month offering periods begin each July 1 and January 1 thereafter.

     Employees are eligible to participate if they are employed by the Company or an affiliate of the Company designated by the Board of Directors, provided that under the currently authorized offerings an employee's customary employment must be for at least 20 hours per week and five months per calendar year. Employees who participate in an offering can have up to 15% of their earnings withheld pursuant to the Purchase Plan and applied, on specified dates determined by the Board of Directors, to the purchase of shares of Common Stock. Under the currently authorized offerings, the purchase dates are each June 30 and December 31. The price of Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock on the commencement date of each offering or the relevant purchase date. Employees may end their participation in an offering at any time during the offering, and participation ends automatically on termination of employment with the Company or, under the currently authorized offerings, when the employee elects to enroll in another offering.

     In the event of certain changes of control, the Board of Directors has discretion to provide that each right to purchase Common Stock may be assumed or an equivalent right substituted by the successor corporation, or the Board may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to the change in control. The Board has the authority to amend or terminate the Purchase Plan, subject to the limitation that no such action may adversely affect any outstanding rights to purchase Common Stock.

     401(k) Plan. As of October 31, 1996, the Company adopted a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering the Company's employees. Pursuant to the 401(k) Plan, eligible employees may elect to reduce their current compensation by up to the lesser of 20% of their annual compensation or the statutorily prescribed annual limit ($9,500 in 1997) and have the amount of such reduction contributed to the 401(k) Plan. Although the Company does not currently match contributions by employees, the 401(k) Plan allows for matching contributions to be made by the Company in an amount determined by the Company. The trustees under the 401(k) Plan, at the direction of each participant, invest the assets of the 401(k) Plan in designated investment options. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended (the "Code"), so that contributions to the 401(k) Plan, and income earned on the 401(k) Plan contributions, are not taxable until withdrawn, and so that the contributions by the Company will be deductible when made.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth for each of the Named Executive Officers each grant of stock options granted during the fiscal year ended December 31, 1996:

                                                   INDIVIDUAL GRANTS
                                     ---------------------------------------------
                                                 PERCENTAGE
                                                  OF TOTAL                            POTENTIAL REALIZABLE
                                     NUMBER OF    OPTIONS                               VALUE AT ASSUMED
                                     SECURITIES   GRANTED                             ANNUAL RATES OF STOCK
                                     UNDERLYING  IN FISCAL   EXERCISE                  PRICE APPRECIATION
                                      OPTIONS       1996       PRICE    EXPIRATION     FOR OPTION TERM(4)
NAME                                 GRANTED(1)    (%)(2)    ($/SH)(3)     DATE        5% $          10% $
------------------------------------ ----------  ----------  ---------  ----------  -----------   -----------
Michael F. Bigham...................       --         --          --            --         --            --
Arnold Oronsky, Ph.D. ..............       --         --          --            --         --            --
Dan Shochat, Ph.D. .................   25,000        3.7%      $ .75      06/13/06    $11,792       $29,883
                                       16,666(5)     2.5%      $2.25      10/31/06    $23,585       $59,763

---------------
(1) Options granted in 1996 generally vest over four years, with 25% of the option shares becoming fully vested one year from the grant date and 1/48th vesting in each successive month, with full vesting occurring on the fourth anniversary date.

(2) Based on an aggregate of 678,492 options granted to employees and directors of and consultants to the Company in 1996, including the Named Executive Officers.

(3) The exercise price per share of each option was equal to the fair market value of the Common Stock on the date of grant, as determined by the Board of Directors.

(4) The potential realizable value is calculated by assuming that the stock price on the date of grant as determined by the Board of Directors appreciates at the indicated annual rate compounded annually for the entire term of the option (ten years) and the option is exercised and sold on the last day of its term for the appreciated stock price. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price.

(5) Twenty-five percent of these option shares vest annually commencing October 31, 2000, with full vesting October 31, 2004.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table sets forth for each of the Named Executive Officers the shares acquired and the value realized on the exercise of stock options during the fiscal year ended December 31, 1996 and the number and value of securities underlying unexercised options held by the Named Executive Officers at December 31, 1996:

                                                            NUMBER OF SECURITIES
                                                                 UNDERLYING             VALUE OF UNEXERCISED
                                                           UNEXERCISED OPTIONS AT     IN-THE-MONEY OPTIONS AT
                                    SHARES      VALUE       DECEMBER 31, 1996(#)      DECEMBER 31, 1996($)(1)
                                  ACQUIRED ON  REALIZED  --------------------------  --------------------------
              NAME                EXERCISE(#)    ($)     EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
--------------------------------- -----------  --------  -----------  -------------  -----------  -------------
Michael F. Bigham................        --          --        --             --            --             --
Arnold Oronsky, Ph.D. ...........        --          --        --             --            --             --
Dan Shochat, Ph.D. ..............    21,874    $157,493     2,431         75,694       $28,445      $ 841,872

---------------
(1) Based on the fair market value of $12.00 per share on December 31, 1996, as determined by the Company's Board of Directors minus the exercise price multiplied by the number of shares underlying the option.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     As permitted by the Delaware General Corporation Law (the "Delaware Law"), the Company's Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the directors' duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derives any improper personal benefit. In addition, the Company's Bylaws provide that the Company shall indemnify any director and may indemnify any officer, to the fullest extent permitted by the Delaware Law, who was or is a party or is threatened to be made a party to any action or proceeding by reason of his or her services to the Company.

     The Company has entered into indemnification agreements with each of its directors and executive officers pursuant to which the Company has indemnified each of them against expenses and losses incurred for claims brought against them by reason of their being a director or executive officer of the Company. In addition, the Company has purchased directors' and officers' liability insurance.

     There is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director or executive officer.

                              CERTAIN TRANSACTIONS


     The Company was incorporated in February 1995. In connection with its formation, the Company issued 5,000,000 shares of its Series A Preferred Stock (the "Series A Stock") to Coulter Corporation in exchange for rights to certain intellectual property, know-how, contractual rights and other assets pertaining to the Company's B-1 Therapy pursuant to an assignment agreement dated February 24, 1995, and issued 2,500,000 shares of Series A Stock to InterWest Partners V, L.P. ("InterWest") and certain parties related thereto in exchange for $2,500,000 in cash. In connection with such transaction, the Company assumed certain obligations to pay minimum annual license fees and royalties due upon sales of the B-1 Therapy.


     Prior to August 1997, Coulter Corporation supplied B-1 Antibody and certain services at its cost to support the Company's ongoing development of Bexxar. See
Note 8 of Notes to December 31, 1996 Financial Statements. In addition, the Company has agreed to reimburse Coulter Corporation for royalties (payable upon sales of Bexxar, if any) due to a third party for certain intellectual property rights sublicensed to the Company. Coulter Corporation has the right to convert the initial reimbursements of royalties, up to a maximum of $4,500,000, into Common Stock of the Company at the fair market value thereof at the time such reimbursements are due. Additionally, in April 1995, the Company reimbursed Coulter Corporation $100,000 for a one-time license issue fee previously paid by Coulter Corporation in connection with certain intellectual property rights assigned to the Company. Joseph Coulter, III and Sue Van, directors of the Company, are executive officers of Coulter Corporation and Mr. Coulter is a director of and beneficial stockholder of Coulter Corporation.


     In August and September 1995, the Company issued 2,333,333 shares of its Series B Preferred Stock (the "Series B Stock") for aggregate consideration of $3,500,000 in cash, including: (i) 2,266,667 shares of Series B Stock to InterWest and certain parties related thereto, (ii) 16,667 shares of Series B Stock to the Richard M. Lucas Foundation, of which Donald L. Lucas, a director of the Company, is the Chairman of the Board and (iii) 16,666 shares of Series B Stock to the Donald L. Lucas Profit Sharing Trust of which Mr. Lucas is the successor trustee.



     In April 1996, the Company issued 9,964,607 shares of its Series C Preferred Stock (the "Series C Stock") and warrants to purchase 498,705 shares of its Common Stock (after giving effect to a one-for-three reverse stock split), at an exercise price of $9.00 per share (the "Warrants") for aggregate consideration of $22,420,366 in cash, including: (i) 888,889 shares of Series C Stock and Warrants to purchase 44,488 shares of Common Stock to InterWest and certain parties related thereto, (ii) 1,122,222 shares of Series C Stock and Warrants to purchase 56,167 shares of Common Stock to Brentwood Associates VII, L.P. ("Brentwood") and certain parties related thereto, (iii) 948,884 shares of Series C Stock and Warrants to purchase 47,490 shares of Common Stock to certain entities affiliated with Donald L. Lucas, a director of the Company, (iv) 102,222 shares of Series C Stock and Warrants to purchase 5,116 shares of Common Stock to a charitable trust formed by Michael F. Bigham, Chief Executive Officer, President and a director of the Company, (v) 100,000 shares of Series C Stock and Warrants to purchase 5,005 shares of Common Stock to Sue Van, a director of the Company, (vi) 11,111 shares of Series C Stock and Warrants to purchase 566 shares of Common Stock to Brian G. Atwood, a director of the Company and (vii) 11,111 shares of Series C Stock and Warrants to purchase 1,668 shares of Common Stock to Joseph R. Coulter, III, a director of the Company.


     Each share of Preferred Stock was converted into one-third of a share of Common Stock upon completion of the Company's initial public offering in January 1997.

     In August 1995 and February 1996, in connection with consulting services provided to the Company, the Company granted Mr. Atwood, a director of the Company, options to purchase 2,059 and 4,021 shares of Common Stock, respectively, at an exercise price of $.30 per share. Such options were immediately exercisable and fully vested. Mr. Atwood received compensation of $94,863 for such consulting services.

     In March 1996, Michael F. Bigham, Chief Executive Officer and President of the Company, purchased 400,000 shares of Common Stock at $0.45, the fair market value of such shares, and purchased the shares by delivering a promissory note in the amount of $180,000. The Company has a right to repurchase these shares in the event Mr. Bigham's employment is terminated. Such repurchase right lapses over a four year period which may be accelerated if Mr. Bigham's employment is involuntarily terminated for a reason other than gross misconduct. If the Company terminates Mr. Bigham's employment for any reason, other than gross misconduct, the Company will continue to pay his salary and provide full benefits for one year after such termination and the Company's stock repurchase rights will continue to expire during such period. In the event of a change in control of the Company, Mr. Bigham will receive severance equal to at least two years salary plus a 30% bonus and full benefits for two years. In addition, all repurchase right expirations will be accelerated in full. During June 1996, Mr. Bigham provided consulting services to the Company for which he was paid $57,000. In July 1996, the Company entered into an agreement with Mr. Bigham pursuant to which he repaid an outstanding loan to the Company in the amount of $180,000 and obtained from the Company a home loan in the amount of $280,000, which new loan is secured by a second deed of trust on his principal residence. This loan will be forgiven semiannually at the rate of 12.5% per semiannual period so long as Mr. Bigham remains employed by the Company. If Mr. Bigham's employment is terminated, interest shall commence and begin to accrue at the prime rate plus two percentage points and will become due and payable within 60 days of his termination. If Mr. Bigham's employment is terminated for other than gross misconduct or death, the principal of such loan shall become due upon the earlier of Mr. Bigham securing other employment or the date 60 days from the date of his termination. In the event of a change in control of the Company, the remaining balance on the home loan will be forgiven.

     In July 1996 and October 1996, the Company granted Mr. Harris, Vice President, Finance and Chief Financial Officer of the Company, options to purchase 58,333 shares of Common Stock at $0.75 per share and 8,333 shares of Common Stock at $2.25 per share, respectively. Such options vest over a four-year period. In October 1996, the Company also granted Mr. Harris an option to purchase 16,666 shares of Common Stock at $2.25 per share which will begin vesting in October 2000.

     In July 1997, the Company granted Mr. Bigham, Mr. Harris and Dr. Shochat, officers of the Company, options to purchase 75,000, 27,500 and 30,000 shares of Common Stock, respectively. Such options have an exercise price of $8.625 per share and vest over a four year period.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of August 31, 1997 for (i) each stockholder who is known by the Company to own beneficially more than five percent of the Company's Common Stock; (ii) each Named Executive Officer; (iii) each director of the Company and (iv) all executive officers and directors of the Company as a group. Except as otherwise provided below, the address of each person listed is c/o the Company, 550 California Avenue, Suite 200, Palo Alto, California 94306.


                                                                                        PERCENTAGE OF SHARES
                                                                         NUMBER OF      BENEFICIALLY OWNED(1)
                                                                           SHARES      -----------------------
                                                                        BENEFICIALLY    BEFORE         AFTER
BENEFICIAL OWNER                                                          OWNED(1)     OFFERING       OFFERING
--------------------------------------------------------------------    ------------   --------       --------
Entities Affiliated with InterWest Partners(2)......................       1,896,340      18.3%         14.9%
  3000 Sand Hill Road
  Building 3, Suite 255
  Menlo Park, CA 94025
Robert Momsen(2)....................................................       1,896,340      18.3          14.9
Arnold Oronsky(2)...................................................       1,885,021      18.2          14.8
Joseph R. Coulter, III(3)...........................................       1,674,350      16.2          13.1
Coulter Corporation.................................................       1,666,666      16.1          13.1
  Coulter Technology Center
  11800 SW 147th Avenue
  Miami, FL 33196
Michael F. Bigham(4)................................................         439,642       4.2           3.4
Brian G. Atwood(5)..................................................         436,320       4.2           3.4
Donald L. Lucas(6)..................................................         102,194         *             *
Sue Van(7)..........................................................          34,584         *             *
Dan Shochat, Ph.D (8)...............................................          46,453         *             *
George J. Sella, Jr. ...............................................               0         *             *
All executive officers and directors as a
  group (9 persons)(9)..............................................       4,629,883      44.7          36.2


---------------
  * Represents beneficial ownership of less than 1% of the outstanding shares of the Company's Common Stock.


(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the Company believes, based on information furnished by such persons, that the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 10,352,745 shares of Common Stock outstanding as of August 31, 1997, and 12,752,745 shares of Common Stock outstanding after completion of this offering.



(2) Consists of 1,799,825 shares held by InterWest Partners V, L.P., 11,319 shares held by InterWest Investors V, and 85,196 shares held by MedVenture Associates II; provided that shares attributable to Dr. Oronsky do not include any shares owned by InterWest Investors V. Mr. Momsen and Dr. Oronsky, directors of the Company, are general partners of InterWest Management Partners V, L.P. which is the general partner of InterWest Partners V, L.P. InterWest Partners V, L.P. is a limited partner of MedVenture Associates II. Mr. Momsen is a general partner of InterWest Investors V. Mr. Momsen and Dr. Oronsky disclaim beneficial ownership of the shares held by InterWest Partners V, L.P. and InterWest Investors V, except to the extent of their respective pecuniary interest therein.


(3) Includes 1,666,666 shares held by Coulter Corporation. Mr. Coulter is a director, officer and beneficial stockholder of Coulter Corporation. Also includes 3,842 shares held by Mr. Coulter's wife, Susan Sekman Coulter. Mr. Coulter disclaims beneficial ownership of the shares held by Coulter Corporation, except to the extent of his pecuniary interest therein.

(4) Includes 375,000 shares that were issued pursuant to a restricted stock purchase agreement 258,333 of which will be subject to repurchase by the Company as of August 31, 1997. Also includes 39,190 shares held by a charitable trust formed by Michael F. Bigham and 25,000 shares held by an irrevocable trust formed for members of Mr. Bigham's family. Mr. Bigham disclaims beneficial ownership of the shares held in each such trust except to the extent of his pecuniary interest therein.

 (5) Includes 425,981 shares held by Brentwood Associates VII, L.P. Mr. Atwood, a director of the Company, is a venture partner of Brentwood VII Ventures, L.P., which is the general partner of Brentwood Associates VII, L.P. Mr. Atwood disclaims beneficial ownership of the shares held by Brentwood Associates VII, L.P., except to the extent of his pecuniary interest therein.

 (6) Consists of 51,486 shares held by the Donald L. Lucas & Lygia S. Lucas Trust and 50,708 shares held by the Richard M. Lucas Foundation. Donald L. Lucas, a director of the Company, is trustee of the Donald L. Lucas & Lygia
     S. Lucas Trust and Chairman of the Board of the Richard M. Lucas Foundation. Mr. Lucas disclaims beneficial ownership of the shares held by the Richard M. Lucas Foundation.

 (7) Includes 14,871 shares held by the Sue Van Revocable Trust.

 (8) Includes 24,131 shares of Common Stock subject to options exercisable within 60 days of August 31, 1997.

 (9) Includes 4,174,083 shares held by entities and persons affiliated with certain directors and executive officers as described above, and 24,131 shares of Common Stock subject to options exercisable within 60 days of August 31, 1997.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, $.001 par value, and 3,000,000 shares of Preferred Stock, $.001 par value.

COMMON STOCK

     As of August 31, 1997, there were 10,352,745 shares of Common Stock outstanding held of record by 249 stockholders. The holders of Common Stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of the liquidation, dissolution of winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive conversion rights or other subscription rights. There are no redemption or sinking funds provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be outstanding upon completion of this offering will be fully paid and non-assessable.

PREFERRED STOCK

     No shares of Preferred Stock are outstanding. The Board of Directors has the authority to issue up to 3,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon such Preferred Stock, including dividend rights, conversion rights, terms of redemption, liquidation preference sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. In July 1997, the Board of Directors designated a series of 200,000 shares of Preferred Stock designated Series A Junior Participating Preferred Stock in connection with the adoption of a Share Rights Purchase Plan. The issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock.

WARRANTS

     The Company has a warrant outstanding to purchase 24,666 shares of the Company's Common Stock at a purchase price of $9.75 per share, subject to adjustment in certain circumstances. This warrant expires in December 2002.

REGISTRATION RIGHTS

     The holders (or their permitted transferees) of approximately 7,097,994 shares of Common Stock ("Holders") are entitled to certain rights with respect to the registration of such shares under the Securities Act of 1933, as amended (the "Securities Act"). Under the terms of an agreement between the Company and such holders, if the Company proposes to register any of its Common Stock, subject to certain exceptions, under the Securities Act, the Holders are entitled to notice of the registration and are entitled to include, at the Company's expense, shares of such Common Stock therein. The Holders have waived their registration right with respect to this offering. In addition, the Holders of sufficient shares with registration rights may require the Company at its expense on no more than two occasions to file a registration statement under the Securities Act with respect to their shares of Common Stock. Further, Holders of sufficient shares with registration rights may require the Company to register their shares on Form S-3 when such form becomes available to the Company, subject to certain conditions and limitations. Such registration rights expire in January 2004.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

     The Company is subject to the provisions of Section 203 of the Delaware Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Generally, a "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute could have the effect of delaying, deferring or preventing a change in control of the Company.

     The Company's Certificate of Incorporation and Bylaws also require that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of the stockholders of the Company may be called only by the Board of Directors, the Chairman of the Board or the Chief Executive Officer of the Company. The Company's Certificate of Incorporation also specifies that the authorized number of directors may be changed only by resolution of the Board of Directors. In July 1997, the Company's Board of Directors adopted a Share Purchase Rights Plan, commonly known as a "poison pill." The Share Purchase Rights Plan provides for the distribution of certain rights to acquire shares of the Company's Series A Junior Participating Preferred Stock (the "Rights") as a dividend for each share of Common Stock held of record as of August 20, 1997. The Rights are triggered and become potentially exercisable upon the occurrence of either the
(i) acquisition of 20% or greater beneficial ownership of the Company's Common Stock by a person or group, or (ii) a public announcement of a tender or exchange offer for 20% or greater beneficial ownership of the Company's Common Stock by a person or group. If triggered and certain other conditions are met, each Right effectively provides its holder, other than holders who are "Acquiring Persons," the right to purchase shares of Common Stock at a 50% discount from the market price at that time, upon payment of an exercise price of $80 per Right. In addition, in the event of certain business combinations, the Rights permit the purchase of shares of common stock of an acquirer at a 50% discount from the market price at that time. In general, an Acquiring Person is a person, the affiliates or associates of such person, or a group, which has acquired beneficial ownership of 20% or more of the Company's outstanding Common Stock. The Board of Directors has the right to redeem the Rights at a price of $0.001 per Right at any time prior to the close of business on the day of the first public announcement that a person has become an "Acquiring Person." If the Rights are triggered the Board of Directors may elect to exchange each Right (other than Rights held by Acquiring Persons) for one share of Common Stock. The Rights have no voting privileges and are attached to and automatically traded with the Company's Common Stock. The Board of Directors also generally may amend the terms of the Rights without the consent of the holders of the Rights. The Rights expire on July 30, 2007. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Company's Common Stock is ChaseMellon Shareholder Services.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of substantial amounts of Common Stock in the public market could adversely affect the market price of the Common Stock prevailing from time to time.


     Upon completion of this offering, the Company will have outstanding an aggregate of 12,752,745 shares of Common Stock, assuming no exercise of the Underwriters' over-allotment option and no exercise of options outstanding as of August 31, 1997. Of these shares, the 5,275,000 shares of Common Stock, including the 2,400,000 shares sold in this offering, will be freely tradable without restriction or further registration under the Securities Act, unless held by Affiliates of the Company. The remaining 7,477,745 shares of Common Stock held by existing stockholders are Restricted Shares. Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 promulgated under the Securities Act, which rules are summarized below. As a result of Lock-up Agreements and the provisions of Rules 144 and 701, additional shares will be available for sale in the public market as follows: (i) 2,875,434 Restricted Shares will be eligible for immediate sale on the effective date of this offering (in some cases subject to the volume limitations under Rule 144); and
(ii) 4,602,311 Restricted Shares will be eligible for sale upon expiration of the Lock-up Agreements 90 days after the effective date of the registration statement relating to this offering (in some cases subject to the volume limitations under Rule 144).


     Upon completion of this offering, the holders of 7,097,994 shares of Common Stock, or their transferees, will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares becoming freely tradeable without restriction under the Securities Act (except for shares purchased by Affiliates, if any) immediately upon the effectiveness of such registration. See "Description of Capital Stock -- Registration Rights."


     The Company's officers, directors and certain stockholders, who in the aggregate own 4,602,311 shares of the Company's Common Stock have agreed that they will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell, or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into Shares of Common Stock owned by them during the 90-day period following the effective date of the registration statement relating to this offering. The Company has agreed that it will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock during the 90-day period following the effective date of the registration statement relating to this offering, except that the Company may issue shares upon the exercise of options granted and warrants outstanding prior to the date hereof, and may grant additional options under its stock option plans, provided that, without the prior written consent of Hambrecht & Quist LLC, such additional options shall not be exercisable during such period. However, Hambrecht & Quist LLC may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to Lock-up Agreements.



     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, an Affiliate of the Company, or person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of the Company's Common Stock (approximately 127,527 shares immediately after the offering) or (ii) the average weekly trading volume of the Company's Common Stock in the Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the SEC. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an Affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell such shares under Rule 144(k) without regard to the limitations described above.

     The Company has filed a registration statement under the Securities Act covering shares of Common Stock reserved for issuance under the Company's 1995 Plan, 1996 Plan and Purchase Plan. Such registration statement covers 2,571,471 shares. Shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to Affiliates, be available for sale in the open market upon expiration of the Lock-up Agreements or contractual restrictions and any vesting restrictions. See "Management -- Equity Incentive Plans."

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, through their Representatives, Hambrecht & Quist LLC, BT Alex. Brown Incorporated and Pacific Growth Equities, Inc., have severally agreed to purchase from the Company the following respective number of shares of Common Stock:


                                                                          NUMBER OF
                                      NAME                                 SHARES
        ----------------------------------------------------------------  ---------
        Hambrecht & Quist LLC...........................................
        BT Alex. Brown Incorporated.....................................
        Pacific Growth Equities, Inc....................................

                                                                          ---------
                  Total.................................................  2,400,000
                                                                          ==========


     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company, its counsel and independent auditors. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

     The Underwriters propose to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess
of $     per share. The Underwriters may allow and such dealers may reallow a
concession not in excess of $     per share to certain other dealers. After the
public offering of the shares, the offering price and other selling terms may be changed by the Representatives of the Underwriters.


     The Company has granted to the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 360,000 additional shares of Common Stock at the public offering price, less the underwriting discount, set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares of Common Stock offered hereby. The Company will be obligated, pursuant to the option, to sell shares to the Underwriters to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of Common Stock offered hereby.


     The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.


     The Company's officers, directors and certain stockholders have agreed that they will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into Shares of Common Stock owned by them during the 90-day period following the effective date of the registration statement relating to this offering. The Company has agreed that it will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock during the 90-day period following the effective date of the registration statement relating to this offering, except that the Company may issue shares upon the exercise of options granted and warrants outstanding prior to the date hereof, and may grant additional options under its stock option plans, provided that, without the prior written consent of Hambrecht & Quist LLC, such additional options shall not be exercisable during such period. However, Hambrecht & Quist LLC may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to Lock-up Agreements.


     The Underwriters have advised the Company that the Underwriters and dealers may engage in passive market making transactions in the Common Stock in accordance with rules promulgated by the SEC. In general, a passive market maker may not bid for or purchase the Common Stock at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker generally may not exceed 30% of its average daily trading volume in the Common Stock during a specified two-month prior period or 200 shares, whichever is greater. A passive market maker must identify passive market making bids as such on the Nasdaq electronic inter-dealer reporting system. Passive market making may have the effect of stabilizing or maintaining the market price of the Common Stock at a level above that which might otherwise prevail in the open market. Underwriters and dealers are not required to engage in passive market making and may discontinue such activities at any time.


     Certain persons participating in this offering may overallot or effect transactions that stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids or effecting syndicate covering transactions. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the Common Stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. Such transactions may be effected on the Nasdaq Stock Market, in the over-the-counter market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     The legality of the Common Stock offered hereby will be passed upon for the Company by Cooley Godward LLP, Palo Alto, California ("Cooley Godward"). Certain legal matters will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, Palo Alto, California. As of the date of this Prospectus, Cooley Godward and certain members of Cooley Godward beneficially owned an aggregate of approximately 11,000 shares of the Company's Common Stock.

                                    EXPERTS

     The Consolidated Financial Statements of Coulter Pharmaceutical, Inc. at December 31, 1995 and 1996 and for the year ended December 31, 1996, and for the periods from inception (February 16, 1995) to December 31, 1995 and 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The Financial Statements of the Antibody Therapeutics Business Operations of Coulter Corporation at December 31, 1993 and 1994, and for each of the two years in the period ended December 31, 1994 and for the period from January 1, 1995 to February 15, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     A Registration Statement on Form S-1, including amendments thereto, relating to the Common Stock offered by the Company has been filed with the SEC, Washington, D.C. 20549. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. A copy of the Registration Statement may be inspected by anyone without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part thereof may be obtained from such offices, upon payment of certain fees prescribed by the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information filed electronically with the SEC. The address of the site is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
COULTER PHARMACEUTICAL, INC. CONSOLIDATED FINANCIAL STATEMENTS -- JUNE 30, 1997
  (UNAUDITED)
Consolidated Balance Sheets...........................................................   F-2
Consolidated Statements of Operations.................................................   F-3
Consolidated Statements of Cash Flows.................................................   F-4
Notes to Consolidated Financial Statements............................................   F-5

COULTER PHARMACEUTICAL, INC. CONSOLIDATED FINANCIAL STATEMENTS -- DECEMBER 31, 1996
Report of Ernst & Young LLP, Independent Auditors.....................................   F-8
Consolidated Balance Sheets...........................................................   F-9
Consolidated Statements of Operations.................................................  F-10
Consolidated Statement of Stockholders' Equity........................................  F-11
Consolidated Statements of Cash Flows.................................................  F-12
Notes to Consolidated Financial Statements............................................  F-13

ANTIBODY THERAPEUTICS BUSINESS OPERATIONS OF COULTER CORPORATION
Report of Ernst & Young LLP, Independent Auditors.....................................  F-22
Balance Sheets........................................................................  F-23
Statements of Operations..............................................................  F-24
Statements of Cash Flows..............................................................  F-25
Notes to Financial Statements.........................................................  F-26

                          COULTER PHARMACEUTICAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                     ASSETS

                                                                      JUNE 30,       DECEMBER 31,
                                                                        1997             1996
                                                                     -----------     ------------
                                                                     (UNAUDITED)
                                                                     -----------
Current assets:
  Cash and cash equivalents........................................   $  11,368        $  8,826
  Short-term investments...........................................      29,670           7,617
  Prepaid expenses and other current assets........................         518             499
  Current portion of employee loans receivable.....................          34              35
                                                                        -------         -------
     Total current assets..........................................      41,590          16,977
Property and equipment, net........................................       1,515             924
Employee loans receivable..........................................         148             271
Other assets.......................................................         234             149
                                                                        -------         -------
                                                                      $  43,487        $ 18,321
                                                                        =======         =======
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.................................................   $   2,528        $  1,490
  Payable to Coulter Corporation...................................          85             111
  Accrued liabilities..............................................       1,202           4,330
  Current portion of equipment financing obligations and debt
     facility......................................................         576             309
                                                                        -------         -------
     Total current liabilities.....................................       4,391           6,240
  Noncurrent portion of equipment financing obligations and debt
     facility......................................................       2,213           1,535
Commitments
Stockholders' equity:
  Preferred stock, issuable in series, $.001 par value:
     3,000,000 and 20,000,000 shares authorized at June 30, 1997 and December 31, 1996, respectively; none and 19,797,940
     shares issued and outstanding at June 30, 1997 and December
     31, 1996, respectively........................................          --          28,355
  Common stock, $.001 par value: 30,000,000 shares authorized;
     10,335,484 shares and 437,612 shares issued and outstanding at
     June 30, 1997 and December 31, 1996, respectively.............          10               1
  Additional paid-in capital.......................................      65,354           2,488
  Net unrealized gain (loss) on securities available-for-sale......          20              (3)
  Deferred compensation............................................      (1,370)         (1,964)
  Deficit accumulated during the development stage.................     (27,131)        (18,331)
                                                                        -------         -------
     Total stockholders' equity....................................      36,883          10,546
                                                                        -------         -------
                                                                      $  43,487        $ 18,321
                                                                        =======         =======

                            See accompanying notes.

                          COULTER PHARMACEUTICAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)


                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                            SIX MONTHS ENDED      FOR THE PERIOD
                                                                JUNE 30,          FROM INCEPTION
                                                           ------------------   (FEBRUARY 16, 1995)
                                                            1996       1997      TO JUNE 30, 1997
                                                           -------    -------   -------------------
Operating costs and expenses:
  Research and development.............................    $ 4,940    $ 6,583        $  22,803
  General and administrative...........................        625      3,180            6,170
                                                           -------    -------          -------
Total operating costs and expenses.....................      5,565      9,763           28,973
Interest income, net...................................        254        963            1,842
                                                           -------    -------          -------
Net loss...............................................    $(5,311)   $(8,800)       $ (27,131)
                                                           =======    =======          =======
Net loss per share.....................................    $ (0.69)   $ (1.01)
                                                           =======    =======
Shares used in computing net loss per share............      7,736      8,725
                                                           =======    =======

                            See accompanying notes.

                          COULTER PHARMACEUTICAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                           SIX MONTHS          FOR THE PERIOD
                                                         ENDED JUNE 30,        FROM INCEPTION
                                                      --------------------   (FEBRUARY 16, 1995)
                                                        1996        1997      TO JUNE 30, 1997
                                                      --------     -------   -------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss............................................  $ (5,311)    $(8,800)       $ (27,131)
Adjustments used to reconcile net loss to net cash
  used in operating activities:
  Depreciation and amortization.....................        19          58              122
  Amortization of deferred compensation.............        --         594              924
Changes in operating assets and liabilities:
  Prepaid expenses and other current assets.........      (163)        (18)            (517)
  Employee loans receivable.........................      (321)         37             (269)
  Other assets......................................         2           1             (151)
  Accounts payable..................................       819       1,037            2,527
  Payable to Coulter Corporation....................        32         (26)              85
  Accrued liabilities...............................     1,711      (3,128)           1,289
                                                      --------     -------   -------------------
          Net cash used in operating activities.....    (3,212)    (10,245)         (23,121)
                                                      --------     -------   -------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of short-term investments.................        --     (31,035)         (39,644)
Maturities of short-term investments................        --       9,006            9,992
Purchases of property and equipment.................      (534)       (649)          (1,630)
                                                      --------     -------   -------------------
          Net cash used in investing activities.....      (534)    (22,678)         (31,282)
                                                      --------     -------   -------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Payments of equipment financing obligations and debt
  facility..........................................        --        (214)            (258)
Borrowings under equipment lease financing and debt
  facility..........................................        --       1,159            2,959
Proceeds from issuances of convertible preferred
  stock, net........................................    22,366          --           28,355
Proceeds from issuance of common stock..............       182      34,520           34,715
                                                      --------     -------   -------------------
          Net cash provided by financing
            activities..............................    22,548      35,465           65,771
                                                      --------     -------   -------------------
Net increase in cash and cash equivalents...........    18,802       2,542           11,368
Cash and cash equivalents at beginning of period....     3,438       8,826               --
                                                      --------     -------   -------------------
Cash and cash equivalents at end of period..........  $ 22,240     $11,368        $  11,368
                                                      ========     =======   ==================

                            See accompanying notes.

                          COULTER PHARMACEUTICAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1997
                                  (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation


     The information at June 30, 1997, for the six-month periods ended June 30, 1996 and 1997 and for the period from inception (February 16, 1995) to June 30, 1997 is unaudited but includes all adjustments (consisting only of normal recurring adjustments) which, in the opinion of management, are necessary to state fairly the financial information set forth therein in accordance with generally accepted accounting principles. The interim results are not necessarily indicative of results to be expected for the full fiscal year. These financial statements should be read in conjunction with the audited financial statements for the fiscal year ended December 31, 1996 included in this Prospectus.


     The consolidated balance sheet at December 31, 1996 has been derived from audited consolidated financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

  Net Loss Per Share

     Net loss per share is computed using the weighted average number of common shares outstanding during the period. Common stock equivalents relating to stock options are excluded from the computation as their effect is antidilutive. For the period prior to the Company's initial public offering, the calculation includes those shares required by the Securities and Exchange Commission's staff accounting bulletins and guidelines.

     In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 128, "Earnings Per Share" ("Statement 128"). The statement is effective for both interim and annual financial statements for periods ending after December 15, 1997. Under Statement 128, primary EPS computed in accordance with Accounting Principle Board Opinion No. 25 will be replaced with a new simpler calculation called "basic EPS" and the Company will be required to restate comparative EPS amounts for all prior periods. Under the new requirements, basic EPS for the six-month periods ended June 30, 1997 and 1996 will be unchanged from primary EPS as currently disclosed. Fully diluted EPS will not change significantly but has been named "diluted EPS." The Company will implement the Statement in the fourth quarter of 1997.

     In June 1997, the FASB issued Statement No. 130 "Reporting Comprehensive Income." Although the Company has only recently commenced evaluation of this new pronouncement, its impact is not expected to be significant. The Company will be required to comply with the provisions of the Statement in fiscal 1998.

2. INVESTMENTS

     Management determines the appropriate classfication of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. The Company's debt securities are classified as available-for-sale and are carried at estimated fair value in cash equivalents and short-term investments. Unrealized gains and losses are reported as a separate component of stockholders' equity. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses on available-for-sale securities are included in interest income and expense. The cost of securities sold is based on the specific identification method. Interest and dividends on securities

                          COULTER PHARMACEUTICAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 JUNE 30, 1997
                                  (UNAUDITED)

classified as available-for-sale are included in interest income. The Company's cash equivalents and short-term investments as of June 30, 1997 are as follows (in thousands):

                                                                 GROSS          GROSS
                                                 AMORTIZED     UNREALIZED     UNREALIZED     ESTIMATED
                                                   COST          GAINS          LOSSES       FAIR VALUE
                                                 ---------     ----------     ----------     ----------
Money market funds.............................  $  1,715        $   --         $   --        $  1,715
Commercial paper...............................     7,414            --             (4)          7,410
Corporate bond.................................    15,431            --             (6)         15,425
U.S. Government backed securities..............    11,268            30             --          11,298
CDs............................................     5,108            --             --           5,108
                                                 ---------     ----------     ----------     ----------
          Total................................    40,936            30            (10)         40,956
Less amounts classified as cash equivalents....   (11,286)           --             --         (11,286)
                                                 ---------     ----------     ----------     ----------
Total short-term investments...................  $ 29,650        $   30         $  (10)       $ 29,670
                                                 ========      ========       ========        ========

     At June 30, 1997, the contractual maturities of short-term investments were as follows (in thousands):

                                                                                        ESTIMATED
                                                                     AMORTIZED COST     FAIR VALUE
                                                                     --------------     ----------
Due in one year or less............................................     $ 19,859         $ 19,881
Due after one year through two years...............................        9,791            9,789
                                                                     --------------     ----------
                                                                        $ 29,650         $ 29,670
                                                                     ============        ========

3. STOCKHOLDERS' EQUITY

     On January 28, 1997, the Company completed its initial public offering of 2,500,000 shares of its common stock at a price to the public of $12.00 per share, resulting in net proceeds to the Company of approximately $27.9 million. A one-for-three reverse common stock split became effective prior to the commencement of the offering. All common share and per share amounts have been retroactively restated to reflect the reverse stock split.


     Also in January 1997, the Company received approximately $3.1 million from the cash exercise of warrants to purchase 347,530 shares of its common stock and issued an additional 37,785 shares of its common stock upon the net exercise of warrants to purchase 151,175 shares of its common stock. In February 1997, the Company received approximately $4.2 million from the sale of 375,000 shares of its common stock pursuant to the exercise of the underwriters' over-allotment option in connection with the initial public offering.


     Upon completion of the initial public offering all of the 19,797,940 shares of Series A, B and C preferred stock outstanding converted to shares of common stock on a three-for-one basis. Also upon the completion of the offering, the Company filed and Amended and Restated Certificate of Incorporation authorizing the Company to issue 33,000,000 shares, 30,000,000 of which is designated Common Stock and 3,000,000 of which is designated Preferred Stock.

                          COULTER PHARMACEUTICAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 JUNE 30, 1997
                                  (UNAUDITED)

4. SUBSEQUENT EVENT

     In July 1997, the Company's Board of Directors adopted a Share Purchase Rights Plan (the "Rights Plan"). The Rights Plan provides for the distribution of a preferred stock purchase right (a "Right") as a dividend for each share of Company common stock held of record as of August 20, 1997. The Rights are not currently exercisable. Under certain conditions involving an acquisition or proposed acquisition by any person or group of 20% or more of the common stock, the Rights permit the holders (other than the 20% holder) to purchase Company common stock at a 50% discount from the market price at that time, upon payment of an exercise price of $80 per Right. In addition, in the event of certain business combinations, the Rights permit the purchase of shares of common stock of an acquiror at a 50% discount from the market price at that time. Under certain conditions, the Rights may be redeemed by the Company's Board of Directors in whole, but not in part, at a price of $0.001 per Right. The Rights have no voting privileges and are attached to and automatically trade with the Company's common stock. The Rights expire on July 30, 2007.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Coulter Pharmaceutical, Inc.

     We have audited the accompanying consolidated balance sheets of Coulter Pharmaceutical, Inc. (a development stage company) (the "Company") as of December 31, 1995 and 1996, and the related consolidated statements of operations and cash flows for the periods from inception (February 16, 1995) to December 31, 1995 and 1996 and for the year ended December 31, 1996 and the related consolidated statement of stockholders' equity for the period from inception (February 16, 1995) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Coulter Pharmaceutical, Inc. at December 31, 1995 and 1996, and the consolidated results of its operations and its cash flows for the periods from inception (February 16, 1995) to December 31, 1995 and 1996 and for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Palo Alto, California
February 2, 1997

                          COULTER PHARMACEUTICAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                     ASSETS

                                                                    DECEMBER 31,     DECEMBER 31,
                                                                        1995             1996
                                                                    ------------     ------------
Current assets:
  Cash and cash equivalents.......................................    $  3,438         $  8,826
  Short-term investments..........................................          --            7,617
  Prepaid expenses and other current assets.......................          40              499
  Current portion of employee loans receivable....................          31               35
                                                                       -------        ---------
     Total current assets.........................................       3,509           16,977
Property and equipment, net.......................................          93              924
Other assets......................................................          26              149
Employee loans receivable.........................................          --              271
                                                                       -------        ---------
                                                                      $  3,628         $ 18,321
                                                                       =======        =========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................................    $    341         $  1,490
  Payable to Coulter Corporation..................................          25              111
  Accrued liabilities.............................................         265            4,330
  Current portion of equipment financing obligations and debt
     facility.....................................................          --              309
                                                                       -------        ---------
     Total current liabilities....................................         631            6,240
  Non current portion of equipment financing obligations and debt
     facility.....................................................          --            1,535
Commitments
Stockholders' equity:
  Preferred stock, issuable in series, $.001 par value:
     20,000,000 shares authorized; 9,833,333 and 19,797,940 shares issued and outstanding at December 31, 1995 and 1996,
     respectively; at amounts paid in; aggregate liquidation
     preference of $33,420 at December 31, 1996...................       5,989           28,355
  Common stock, $.001 par value: 25,000,000 shares authorized;
     2,059 and 437,612 shares issued and outstanding at December
     31, 1995 and 1996, respectively..............................          --                1
  Additional paid-in capital......................................           1            2,488
  Net unrealized loss on securities available-for-sale............          --               (3)
  Deferred compensation...........................................          --           (1,964)
  Deficit accumulated during the development stage................      (2,993)         (18,331)
                                                                       -------        ---------
     Total stockholders' equity...................................       2,997           10,546
                                                                       -------        ---------
                                                                      $  3,628         $ 18,321
                                                                       =======        =========

                            See accompanying notes.

                          COULTER PHARMACEUTICAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                 FOR THE PERIOD                        FOR THE PERIOD
                                                 FROM INCEPTION       YEAR ENDED       FROM INCEPTION
                                              (FEBRUARY 16, 1995)    DECEMBER 31,   (FEBRUARY 16, 1995)
                                              TO DECEMBER 31, 1995       1996       TO DECEMBER 31, 1996
                                              --------------------   ------------   --------------------
Operating expenses:
  Research and development..................        $  2,539           $ 13,681           $ 16,220
  General and administrative................             581              2,409              2,990
                                                     -------           --------           --------
     Total operating expenses...............           3,120             16,090             19,210
Interest income, net........................             127                752                879
                                                     -------           --------           --------
Net loss....................................        $ (2,993)          $(15,338)          $(18,331)
                                                     =======           ========           ========
Pro forma net loss per share................        $  (0.44)          $  (2.03)
                                                     -------           --------
Shares used in computing pro forma net loss
  per share.................................           6,798              7,557
                                                     =======           ========

                            See accompanying notes.

                          COULTER PHARMACEUTICAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                           NET                          DEFICIT
                  CONVERTIBLE                                        UNREALIZED LOSS                  ACCUMULATED
                PREFERRED STOCK        COMMON STOCK     ADDITIONAL    ON SECURITIES                   DURING THE        TOTAL
              --------------------   ----------------    PAID-IN     AVAILABLE-FOR-      DEFERRED     DEVELOPMENT   STOCKHOLDERS'
                SHARES     AMOUNT    SHARES    AMOUNT    CAPITAL          SALE         COMPENSATION      STAGE         EQUITY
              ----------   -------   -------   ------   ----------   ---------------   ------------   -----------   -------------
Issuance of
  Series A
 convertible
  preferred
  stock to
  founders
  at $1.00
  per share
  for cash
  and
  technology
  in
  February
  1995......   7,500,000   $ 2,500        --    $ --      $   --           $--           $     --      $      --       $ 2,500
Issuance of
  Series B
 convertible
  preferred
  stock to a
  founder at
  $1.50 per
  share for
  cash in
  August and
  October
  1995, less
  issuance
  costs of
  $11.......   2,333,333     3,489        --      --          --            --                 --             --         3,489
Exercise of
  common
  stock
  options by
  a
  consultant
  at $0.30
  per share
  for cash
  in
  November
  1995......          --        --     2,059      --           1            --                 --             --             1
Net loss....          --        --        --      --          --            --                 --         (2,993)       (2,993)
              ----------   -------   -------   ------     ------           ---            -------        -------       -------
Balances at
  December
  31, 1995..   9,833,333     5,989     2,059      --           1            --                 --         (2,993)        2,997
Issuance of
  Series C
 convertible
  preferred
  stock and
  warrants
  for
  498,705
  shares of
  common
  stock to
  investors
  at $2.25
  per share
  for cash
  in April
  1996, less
  issuance
  costs of
  $55.......   9,964,607    22,366        --      --          --            --                 --             --        22,366
Issuance of
  common
  stock to a
 prospective
  officer at
  $0.45 per
  share for
  cash in
  March
  1996......          --        --   400,000       1         179            --                 --             --           180
Issuance of
  common
  stock
  pursuant
  to stock
  option
exercises...          --        --    35,553      --          14            --                 --             --            14
Unrealized
  loss on
  securities
  available-for-sale,
  net.......          --        --        --      --          --            (3)                --             --            (3)
Deferred
compensation
  related to
  grants of
  certain
  stock
  options...          --        --        --      --       2,294            --             (2,294)            --            --
Amortization
  of
  deferred
  compensation...         --      --      --      --          --            --                330             --           330
Net loss....          --        --        --      --          --            --                 --        (15,338)       15,338
              ----------   -------   -------   ------     ------           ---            -------        -------       -------
Balances at
  December
  31, 1996..  19,797,940   $28,355   437,612    $  1      $2,488           $(3)          $ (1,964)     $ (18,331)      $10,546
              ==========   =======   =======   ======     ======           ===            =======        =======       =======

                            See accompanying notes.

                          COULTER PHARMACEUTICAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                                 (IN THOUSANDS)

                                                               FOR THE PERIOD                        FOR THE PERIOD
                                                               FROM INCEPTION       YEAR ENDED       FROM INCEPTION
                                                            (FEBRUARY 16, 1995)    DECEMBER 31,   (FEBRUARY 16, 1995)
                                                            TO DECEMBER 31, 1995       1996       TO DECEMBER 31, 1996
                                                            --------------------   ------------   --------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss..................................................        $ (2,993)          $(15,338)          $(18,331)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization...........................              15                 49                 64
  Amortization of deferred compensation...................              --                330                330
Changes in operating assets and liabilities:
  Prepaid expenses and other current assets...............             (40)              (459)              (499)
  Employee loans receivable...............................             (31)              (275)              (306)
  Other assets............................................             (29)              (123)              (152)
  Accounts payable........................................             341              1,149              1,490
  Payable to Coulter Corporation..........................              25                 86                111
  Accrued liabilities.....................................             265              4,152              4,417
                                                                  --------           --------           --------
          Net cash used in operating activities...........          (2,447)           (10,429)           (12,876)
                                                                  --------           --------           --------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of short-term investments.......................              --             (8,609)            (8,609)
Maturities of short-term investments......................              --                986                986
Purchases of property and equipment.......................            (105)              (876)              (981)
                                                                  --------           --------           --------
          Net cash used in investing activities...........            (105)            (8,499)            (8,604)
                                                                  --------           --------           --------
CASH FLOWS FROM FINANCING ACTIVITIES
Payments of equipment financings obligations..............              --                (44)               (44)
Borrowings under equipment lease financing and debt
  facility................................................              --              1,800              1,800
Proceeds from issuances of convertible preferred stock,
  net.....................................................           5,989             22,366             28,355
Proceeds from issuance of common stock....................               1                194                195
                                                                  --------           --------           --------
          Net cash provided by financing activities.......           5,990             24,316             30,306
                                                                  --------           --------           --------
Net increase in cash and cash equivalents.................           3,438              5,388              8,826
Cash and cash equivalents at beginning of period..........              --              3,438                 --
                                                                  --------           --------           --------
Cash and cash equivalents at end of period................        $  3,438           $  8,826           $  8,826
                                                                  ========           ========           ========
SUPPLEMENTAL SCHEDULE OF NON CASH INVESTING AND FINANCING
  ACTIVITIES:
Acquisition of equipment pursuant to equipment lease
  obligations.............................................        $     --           $     78           $     78
                                                                  ========           ========           ========
Deferred compensation related to grant of certain stock
  options.................................................        $     --           $  2,294           $  2,294
                                                                  ========           ========           ========

                            See accompanying notes.

                          COULTER PHARMACEUTICAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Principles of Consolidation

     Coulter Pharmaceutical, Inc. (the "Company" or "Coulter") was incorporated in the State of Delaware on February 16, 1995 to engage in the research and development of products for the treatment of cancer. The Company's principal activities to date have involved conducting research and development, recruiting management and technical personnel, obtaining financing and securing operating facilities. Therefore, the Company is classified as a development stage company.

     In the course of its development activities, the Company has sustained continuing operating losses and expects such losses to continue over the next several years. The Company plans to continue to finance the Company with a combination of stock sales, revenues from product sales and technology licenses. The Company's ability to continue as a going concern is dependent upon successful execution of financings and, ultimately, upon achieving profitable operations.

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Coulter Pharma Belgium, SA which was formed under the laws of Belgium in June 1996. Intercompany balances and transactions have been eliminated.

     In connection with its formation, the Company issued 5,000,000 shares of its Series A preferred stock to Coulter Corporation in exchange for rights to certain intellectual property, contractual rights and other assets pertaining to the Company's B-1 Therapy (convertible into 1,666,666 shares of common stock). Under the terms of this assignment agreement, royalties are payable to Coulter Corporation upon commercial sale of product, if any, derived from these licenses. Coulter Corporation also has the right, in lieu of receiving cash, to purchase additional shares of the Company's equity securities at the then current fair market value of such securities with respect to the first $4.5 million payable to Coulter Corporation under this assignment agreement. This transaction was accounted for as an acquisition of assets from an affiliate with the amounts brought over at their historical basis of $0.

  Net Loss Per Share

     Except as noted below, historical net loss per share is computed using the weighted average number of common shares outstanding. Common equivalent shares from outstanding stock options, convertible preferred stock and warrants are excluded from the computation as their effect is antidilutive, except that, pursuant to the Securities and Exchange Commission Staff Accounting Bulletins, common and common equivalent shares issued during the period beginning 12 months prior to September 30, 1996 (the period reported in the initial public offering Registration Statement on Form S-1) at prices below the initial public offering price have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method and the initial public offering price for stock options and warrants and the if-converted method for convertible preferred stock).

     Historical net loss per share information is as follows:

                                                  PERIOD FROM INCEPTION        YEAR ENDED
                                                   (FEBRUARY 16, 1995)        DECEMBER 31,
                                                  TO DECEMBER 31, 1995            1996
                                                  ---------------------     ----------------
        Net loss per share......................         $ (0.67)                $(4.45)
        Share used in computing historical net
          loss per share (in thousands).........           4,456                  3,450

     Pro forma net loss per share has been computed as described above and also gives effect to the conversion of convertible preferred shares not included above that automatically converted into

                          COULTER PHARMACEUTICAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

common stock upon completion of the Company's initial public offering in January 1997 (using the if-converted method). Such shares are included from their original date of issuance.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Current Vulnerability to Certain Concentrations

     The Company is supplying the B-1 Antibody to clinical trial sites from an existing, finite inventory produced by Coulter Corporation, a related party. To achieve the levels of production necessary to support on-going clinical trials of its B-1 Therapy, the Company has contracted with a third-party manufacturer, LONZA Biologics plc ("Lonza"), to produce the B-1 Antibody. In January 1997, the Company received FDA clearance to use Lonza-produced material. However, should the Company not be able to obtain sufficient quantities of the B-1 Antibody from Lonza or additional suppliers, certain research and development activities may be delayed.

  Cash, Cash Equivalents and Short-Term Investments

     The Company considers all highly liquid investments with maturities of three months or less from the date of purchase to be cash equivalents. Short-term investments consist of investments with original maturities greater than three months, but less than one year.

     The Company accounts for its cash equivalents and short-term investments under Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"). Under the provisions of SFAS No. 115, the Company has classified its cash equivalents and short-term investments as "available-for-sale." Such investments are recorded at fair value and unrealized gains and losses, which are considered to be temporary, are recorded as a separate component of Stockholders' equity until realized. The Company classifies all investments in its available-for-sale portfolio as current assets.

  Foreign Currency Translation

     The functional currency of Coulter Pharma Belgium, SA is the U.S. Dollar. Assets and liabilities of Coulter Pharma Belgium, SA are translated at current exchange rates, and the related revenues and expenses are translated at average exchange rates in effect during the period. The resulting translation adjustment is recorded in other (income) expense in the accompanying consolidated statements of operations and has been immaterial since the formation of the subsidiary in June 1996.

  Property and Equipment

     Purchased property and equipment are stated at cost less accumulated depreciation which is calculated using the straight-line method over the estimated useful lives of the respective assets of three to five years.

  Sponsored Research and License Fees

     Research and development expenses paid to third parties under sponsored research arrangements are recognized as the related services are performed, generally ratably over the period of service. License fees are expensed when the related obligation is incurred.

                          COULTER PHARMACEUTICAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  Stock-Based Compensation

     In accordance with the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for StockBased Compensation" ("SFAS 123"), the Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations in accounting for its employee stock option plans. Under APB 25, if the exercise price of the Company's employee stock options equals or exceeds the fair value of the underlying stock on the date of grant as determined by the Company's Board of Directors, no compensation expense is recognized.

2. CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

     As of December 31, 1995, the Company had no short-term investments and all cash equivalents were invested in a money market mutual fund with a single institution. The difference between cost and fair value was immaterial at December 31, 1995. The Company's cash equivalents and short-term investments as of December 31, 1996 are as follows (in thousands):

                                                             GROSS        GROSS      ESTIMATED
                                               AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                 COST        GAINS        LOSSES       VALUE
                                               ---------   ----------   ----------   ---------
        Money market funds...................   $ 1,874     $     --     $     --     $ 1,874
        Commercial paper.....................    14,481           --           (3)     14,478
                                               --------          ---        -----    --------
                  Total......................    16,355           --           (3)     16,352
        Less amounts classified as cash
          equivalents........................    (8,735)          --           --      (8,735)
                                               --------          ---        -----    --------
        Total short-term investments.........   $ 7,620     $     --     $     (3)    $ 7,617
                                               ========          ===        =====    ========

     Realized gains or losses on sales of available-for-sale securities in the year ended December 31, 1996 were not significant. There were no realized gains or losses in the period from inception (February 16, 1995) to December 31, 1995.

3. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31 (in thousands):

                                                                        1995     1996
                                                                        ----     ----
        Machinery and equipment.......................................  $ 66     $143
        Furniture and fixtures........................................    39       95
        Construction in process.......................................    --      743
                                                                        ----     ----
                                                                         105      981
        Less accumulated depreciation.................................   (12)     (57)
                                                                        ----     ----
        Property and equipment, net...................................  $ 93     $924
                                                                        ====     ====

4. SPONSORED RESEARCH AND LICENSE AGREEMENTS

     The Company has entered into numerous agreements with research institutions, universities, and other entities for the performance of research and development activities and for the acquisition of licenses related to those activities. As of December 31, 1996, noncancelable commitments under these arrangements were not material. In order to maintain certain of these licenses, the Company must pay specified annual license fees. Certain of the licenses provide for the payment of royalties by the Company on future product sales, if any.

                          COULTER PHARMACEUTICAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5. ACCRUED LIABILITIES

     Accrued liabilities consists of the following at December 31 (in thousands):

                                                                      1995      1996
                                                                      ----     ------
        Accrued research and development expenses...................  $ 83     $3,505
        Accrued clinical trial costs................................    21        342
        Other.......................................................   161        483
                                                                      ----     ------
        Total.......................................................  $265     $4,330
                                                                      ====     ======

6. EQUIPMENT FINANCING OBLIGATIONS AND LONG TERM DEBT

     In December 1996, the Company entered into a $3,827,000 equipment lease financing and debt facility with a financing company of which $2,027,000 remains available at December 31, 1996. The Company will make monthly payments plus interest on amounts borrowed over a 48-month term. Included in property and equipment at December 31, 1996 are assets with a cost of $78,000 (none at December 31, 1995) acquired pursuant to a fixed interest rate equipment loan. Accumulated amortization of assets acquired pursuant to these obligations was immaterial at December 31, 1996. Assets acquired under this arrangement secure the related obligations.

     In December 1996, the Company borrowed $1,722,000 under the unsecured debt provision of the facility. The Company will make 48 monthly payments of approximately $42,000 followed by a final payment of approximately $172,000 all of which include interest at a fixed rate of 11.75%.

     At December 31, 1996, the Company's aggregate commitment under such arrangement, together with the net present value of the obligations, is as follows (in thousands):

                             YEARS ENDING DECEMBER 31:
                    --------------------------------------------
                      1997......................................  $  484
                      1998......................................     526
                      1999......................................     525
                      2000......................................     702
                      2001......................................      87
                                                                  ------
                                                                   2,324
                    Less amounts representing interest..........    (480)
                    Less current portion........................    (309)
                                                                  ------
                                                                  $1,535
                                                                  ======

7. COMMITMENTS

     The Company leases its offices under operating leases which expire on December 31, 2000. Future minimum lease payments under all noncancelable leases are as follows: (in thousands)

                          YEARS ENDING DECEMBER 31:        OPERATING LEASES
                    -------------------------------------  ----------------
                    1997.................................          285
                    1998.................................          285
                    1999.................................          158
                    2000.................................           68
                                                                ------
                    Total................................       $  796
                                                                ======

                          COULTER PHARMACEUTICAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Rent expense for the period from inception (February 16, 1995) to December 31, 1995 and for the year ended December 31, 1996 was $71,000 and $186,000, respectively.

8. RELATED PARTY TRANSACTIONS

     During the period from inception (February 16, 1995) to December 31, 1995 and the year ended December 31, 1996, the Company issued loans to employees totaling $30,000 and $455,000, respectively. Interest rates on these loans range from 6.0% to prime plus 2.0% (10.25% at December 31, 1996). The total loan amounts issued during 1996 include imputed interest of $106,000. At December 31, 1995 and 1996, the receivable due from employee loans outstanding was $31,000 and $306,000, respectively. These loans plus accrued interest are to be repaid (less any amounts forgiven) at the end of their respective terms. The loans mature at dates ranging from December 1997 to December 2000.

     The Company has a continuing relationship with Coulter Corporation, an affiliate. Coulter Corporation has supplied the B-1 Antibody and certain other services at its cost in support of the Company's ongoing development of the B-1 Therapy. In addition, pursuant to a sublicense assignment agreement, the Company has agreed to reimburse Coulter Corporation for royalties due to third parties with respect to certain intellectual property rights sublicensed to the Company. Coulter Corporation also has the right, in lieu of receiving cash, to purchase additional shares of the Company's equity securities at the then current market value of such securities with respect to the first $4.5 million payable under the assignment agreement for royalties due upon commercial sale of product, if any, derived from these licenses. Further, Coulter Corporation has nominated and elected two of the Company's Board of Directors members in accordance with a voting rights agreement which terminated upon closing of the Company's Series C preferred stock offering. Included in research and development expense is $291,000 and $254,000 for the period from inception (February 16, 1995) to December 31, 1995 and for the year ended December 31, 1996, respectively, related to services provided by Coulter Corporation and reimbursements to Coulter Corporation for license fees and supplies.

9. STOCKHOLDERS' EQUITY

  Preferred Stock

     Preferred stock authorized and outstanding at December 31, 1996 is as follows:

                                   NUMBER OF SHARES         SHARES OF
                               ------------------------   COMMON STOCK               AGGREGATE
                                            ISSUED AND    ISSUABLE UPON             LIQUIDATION
                               AUTHORIZED   OUTSTANDING    CONVERSION     AMOUNT    PREFERENCE
                               ----------   -----------   -------------   -------   -----------
                                                (DOLLAR AMOUNTS IN THOUSANDS)
        Designated:
        Series A.............   7,500,000     7,500,000     2,499,999     $ 2,500     $ 7,500
        Series B.............   2,500,000     2,333,333       777,776       3,489       3,500
        Series C.............  10,000,000     9,964,607     3,321,514      22,366      22,420
                               ----------    ----------     ---------     -------     -------
                               20,000,000    19,797,940     6,599,289     $28,355     $33,420
                               ==========    ==========     =========     =======     =======

     All currently designated series of preferred stock are convertible at the stockholders' option at any time into common stock on a three-for-one (preferred shares-for-common shares) basis, subject to adjustment for antidilution. Conversion is automatic immediately upon the closing of a firm commitment underwritten public offering with gross proceeds of at least $5,000,000 and an offering price of at least $9.00 per share (appropriately adjusted for any stock splits, stock dividends, recapitalization or similar events) or upon the written election of more than three-fifths of the holders of outstanding

                          COULTER PHARMACEUTICAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

shares of the Series A, B and C preferred stock. Each outstanding share of preferred stock has voting rights equal to the voting rights of the common stock obtainable upon conversion.

     Holders of Series A, B and C preferred stock are entitled to noncumulative cash dividends at the rate of 8% of the "Original Purchase Price" per annum on each outstanding share, as adjusted, if and when declared by the Board of Directors. The Original Issue Price of the Series A preferred stock is $1.00 and the Series B preferred stock is $1.50 and the Series C preferred stock is $2.25. These dividends are to be paid in advance of any distributions to common stockholders. No dividends have been declared through December 31, 1996.

     In the event of a liquidation or winding up of the Company, holders of Series A, B and C preferred stock shall have a liquidation preference of $1.00 and $1.50 and $2.25 per share respectively, together with any declared but unpaid dividends, over holders of common shares.

     All outstanding preferred stock at December 31, 1996 converted into common stock as described above upon the completion of the Company's initial public offering completed in January 1997 (see Note 11).

  1995 Equity Incentive Plan

     The 1995 Equity Incentive Plan (the "Plan") was adopted in 1995 by the Board of Directors and allows for the granting of options for up to 733,333 shares of common stock to employees, consultants and directors. On October 31, 1996, the Board of Directors approved an increase of 133,333 shares of common stock available for grant under the Plan.

     Stock options granted under the Plan may be either incentive stock options or nonqualified stock options. Incentive stock options may be granted to employees with exercise prices not less than the fair market value at the date of grant and nonqualified stock options may be granted at exercise prices of no less than 85% of the fair market value of the common stock on the date of grant, as determined by the Board of Directors. All options are to have a term not greater than 10 years from the date of grant. Options vest as determined by the Board of Directors, generally at the rate of 25% at the end of the first year with the remaining balance vesting ratably over the next three years (but not less than 20% of the total number of shares granted per year).

     Activity under the Plan was as follows:


                                                      OPTIONS OUTSTANDING
                                          OPTIONS    ----------------------
                                          AVAILABLE  NUMBER      EXERCISE       WEIGHTED-
                                            FOR        OF         PRICE          AVERAGE
                                           GRANT     SHARES     PER SHARE     EXERCISE PRICE
                                          --------   -------   ------------   --------------
        Shares authorized...............   333,333        --   $         --       $   --
        Options granted.................  (220,756)  220,756   $       0.30       $ 0.30
        Options exercised...............        --    (2,059)  $       0.30       $ 0.30
                                          --------   -------   ------------        -----
        Balance at December 31, 1995....   112,577   218,697   $       0.30       $ 0.30
        Additional shares authorized....   533,333        --   $         --           --
        Options granted.................  (658,492)  658,492   $0.30-$12.00       $ 1.99
        Options exercised...............        --   (35,551)  $ 0.30-$2.25       $ 0.41
        Options canceled................    19,333   (19,333)  $ 0.30-$0.75       $ 0.73
                                          --------   -------   ------------        -----
        Balance at December 31, 1996....     6,751   822,305   $0.30-$12.00       $ 1.64
                                          ========   =======   ============        =====

                          COULTER PHARMACEUTICAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     At December 31, 1995 options were exercisable to purchase 11,104 shares at a weighted-average exercise price of $0.30 per share. At December 31, 1996 options were exercisable to purchase 65,440 shares at a weighted-average exercise price of $0.43 per share.

     Exercise prices for options outstanding as of December 31, 1996 ranged from $0.30 to $12.00 per share. The weighted-average remaining contractual life of those options is 9.4 years.

                                                              WEIGHTED-
                                    OPTIONS OUTSTANDING        AVERAGE       EXERCISABLE OPTIONS
                                  ------------------------    REMAINING    -----------------------
                                              WEIGHTED-      CONTRACTUAL               WEIGHTED
                                               AVERAGE          LIFE                   AVERAGE
          EXERCISE PRICE RANGE    NUMBER    EXERCISE PRICE   (IN YEARS)    NUMBER   EXERCISE PRICE
        ------------------------  -------   --------------   -----------   ------   --------------
        $0.30-$0.45.............  218,203       $ 0.30            8.7      57,336       $ 0.30
        $0.75-$1.00.............  212,331         0.75            9.5      3,500          0.75
        $1.01-$1.20.............   74,666         1.20            9.7      2,999          1.20
        $2.25-$3.00.............  242,107         2.25            9.8      1,216          2.25
        $3.01-$4.50.............   54,998         4.50            9.9        389          4.50
        $12.00-$12.00...........   20,000        12.00           10.0         --         12.00
                                  -------        -----           ----      ------       ------
                                  822,305       $ 1.64            9.4      65,440       $ 0.43

     The Company has reserved sufficient shares of its common stock for issuance upon conversion of the Series A, B and C preferred stock and options to purchase common shares which may be issued under the Plan.

     The Company recorded deferred compensation expense for the difference between the exercise price and the deemed fair value for financial statement presentation purposes of the Company's common stock, as determined by the Board of Directors, for common stock issued and common stock options granted in 1996. Such amount totals approximately $2,294,000 and is being amortized over the corresponding vesting period of each respective share purchase or option, generally four years.

     Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value of these options was estimated at the date of grant using the minimum value method with weighted-average risk-free assumptions for 1995 and 1996 of 5.94% and 6.06%, respectively. The weighted-average expected life of the options was approximately 4.9 years and 5.1 years for 1995 and 1996, respectively.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of the options. The Company's pro forma information follows (in thousands, except for earnings per share information):

                                                           PERIOD FROM
                                                            INCEPTION              YEAR
                                                       (FEBRUARY 16, 1995)        ENDED
                                                         TO DECEMBER 31,       DECEMBER 31,
                                                              1995                 1996
                                                       -------------------     ------------
        Pro forma (as adjusted) net loss.............        $(2,994)            $(15,378)
        Pro forma (as adjusted) net loss per share...        $ (0.44)            $  (2.04)

     The weighted-average fair value per share of options granted in the period from inception (February 16, 1995) to December 31, 1995 and the year ended December 31, 1996 was $0.08 and $1.46, respectively. The pro forma effect of SFAS 123 will not be fully reflected until approximately 1998.

                          COULTER PHARMACEUTICAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  1996 Equity Incentive Plan

     In December 1996, the Board of Directors adopted the 1996 Equity Incentive Plan under which a total of 1,400,000 share of the Company's authorized but unissued common stock has been reserved for issuance thereunder.

     Stock options granted under the Plan may be either incentive stock options or nonqualified stock options. Incentive stock options may be granted to employees with exercise prices not less than the fair market value at the date of grant and nonqualified stock options may be granted at exercise prices of no less than 85% of the fair market value of the common stock on the date of grant, as determined by the Board of Directors. All options are to have a term not greater than 10 years from the date of grant. Options vest as determined by the Board of Directors, generally at the rate of 25% at the end of the first year with the remaining balance vesting ratably over the next three years (but not less than 20% of the total number of shares granted per year). At December 31, 1996, no options have been granted under the plan.

  1996 Employee Stock Purchase Plan

     In December 1996, the Board of Directors adopted the 1996 Employee Stock Purchase Plan (the "Purchase Plan") under which employees can purchase shares of the Company's common stock based on a percentage of their compensation. The purchase price per share must be equal to at least 85% of the market value on the date offered or the date purchased. A total of 350,000 shares of the Company's authorized but unissued common stock has been reserved for issuance thereunder. At December 31, 1996, the Board of Directors has not authorized an offering under the Purchase Plan.

  Warrants

     As of December 31, 1996, warrants to purchase 498,705 shares of common stock were outstanding at an exercise price of $9.00 per share and a warrant to purchase 24,666 shares of common stock at an exercise price of the lower of $9.75 per share or the per share price of the Company's next round of equity financing were outstanding. At December 31, 1996, the Company has reserved 523,371 shares of authorized common stock pursuant to these warrants. Warrants to purchase 498,705 shares of common stock are exercisable at the option of the holders on or before dates ranging from April 19, 1996 through April 30, 2001, or earlier upon effectiveness of an initial public offering. The warrant to purchase 24,666 shares of common stock is exercisable on or before dates ranging from December 6, 1996 through December 6, 2002.

10. INCOME TAXES

     As of December 31, 1996, the Company had a federal net operating loss carryforward of approximately $17,700,000. The federal net operating loss carryforward will expire at various dates beginning in 2010 through 2011, if not utilized.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

                          COULTER PHARMACEUTICAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Significant components of the Company's deferred tax assets are as follows at December 31 (in thousands):

                                                                    1995        1996
                                                                   -------     -------
        Net operating loss carryforward..........................  $ 1,000     $ 6,200
        Capitalized research and development.....................      100         900
        Research credit carryforwards (expiring 2010-2011).......       --         100
        Other - net..............................................       --         100
                                                                   -------     -------
        Total deferred tax assets................................    1,100       7,300
        Valuation allowance......................................   (1,100)     (7,300)
                                                                   -------     -------
        Net deferred tax assets..................................  $    --     $    --
                                                                   =======     =======

     Because of the Company's lack of earnings history, the deferred tax assets have been fully offset by a valuation allowance. The net valuation allowance increased by $1,100,000 during the period from inception (February 16, 1995) to December 31, 1995.

     Utilization of the net operating loss and credits may be subject to a substantial annual limitation due to the ownership change provisions of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses and credits before utilization.

11. SUBSEQUENT EVENTS

     On January 28, 1997, the Company completed an initial public offering of 2,500,000 shares of its common stock at a price to the public of $12.00 per share, resulting in net proceeds to the Company of approximately $27.9 million. A one-for-three reverse common stock split became effective prior to the commencement of the offering. All common share and per share amounts have been retroactively restated to reflect the reverse stock split.

     Also in January 1997, the Company received approximately $3.1 million from the cash exercise of warrants to purchase 347,530 shares of its common stock and issued an additional 37,785 shares of its common stock upon the net exercise of warrants to purchase 113,390 shares of its common stock. In February 1997, the Company received approximately $4.2 million (unaudited) from the sale of 375,000 shares (unaudited) of its common stock pursuant to the exercise of the underwriters' over-allotment option in connection with the initial public offering.

     Upon completion of the initial public offering all of the 19,797,940 shares of Series A, B and C preferred stock outstanding converted to shares of common stock on a three-for-one basis.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Coulter Pharmaceutical, Inc.

     We have audited the accompanying balance sheets of the Antibody Therapeutics Business Operations of Coulter Corporation (the "Business") as of December 31, 1993 and 1994, and the related statements of operations and cash flows for the years ended December 31, 1993 and 1994 and for the period from January 1, 1995 to February 15, 1995. These financial statements are the responsibility of the management of the Business. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     Certain costs and expenses presented in the accompanying financial statements represent allocations of the estimated cost of services provided to the Antibody Therapeutics Business by Coulter Corporation. As a result, the financial statements presented may not be indicative of the financial position or results of operations that would have been reported had the Antibody Therapeutics Business Operations of Coulter Corporation operated as an independent entity.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Antibody Therapeutics Business Operations of Coulter Corporation at December 31, 1993 and 1994, and the results of its operations and its cash flows for the years ended December 31, 1993 and 1994 and for the period from January 1, 1995 to February 15, 1995, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Palo Alto, California
November 27, 1996

                  ANTIBODY THERAPEUTICS BUSINESS OPERATIONS OF
                              COULTER CORPORATION

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                DECEMBER 31,
                                                                                -------------
                                                                                1993     1994
                                                                                ----     ----
                                           ASSETS
Property and equipment, net...................................................  $109     $135
                                                                                ----     ----
                                                                                $109     $135
                                                                                ====     ====

                               LIABILITIES AND NET INVESTMENT
Current liabilities -- Accounts payable.......................................  $124     $ 50

Commitments

Coulter Corporation's net investment in the Antibody Therapeutics                (15)      85
  Business Operations.........................................................
                                                                                ----     ----
                                                                                $109     $135
                                                                                ====     ====

                            See accompanying notes.

                  ANTIBODY THERAPEUTICS BUSINESS OPERATIONS OF
                              COULTER CORPORATION

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                   FOR THE PERIOD
                                                               YEARS ENDED         FROM JANUARY 1,
                                                              DECEMBER 31,             1995 TO
                                                           -------------------      FEBRUARY 15,
                                                            1993        1994            1995
                                                           -------     -------     ---------------
Operating expenses:
  Research and development...............................  $ 1,838     $ 2,798          $ 200
  General and administrative.............................      178         288             36
                                                           -------     -------        -------
Total operating expenses.................................    2,016       3,086            236
                                                           -------     -------        -------
Net loss.................................................  $(2,016)    $(3,086)         $(236)
                                                           =======     =======     ============

                            See accompanying notes.

                  ANTIBODY THERAPEUTICS BUSINESS OPERATIONS OF
                              COULTER CORPORATION

                            STATEMENTS OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                                 (IN THOUSANDS)

                                                              YEARS ENDED           FOR THE PERIOD
                                                             DECEMBER 31,                FROM
                                                          -------------------     JANUARY 1, 1995 TO
                                                           1993        1994       FEBRUARY 15, 1995
                                                          -------     -------     ------------------
CASH FLOWS FROM OPERATING ACTIVITIES

Net loss................................................  $(2,016)    $(3,086)          $ (236)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization.........................       11          27                5
  Changes in operating assets and liabilities:
     Accounts payable...................................       98         (74)              62
                                                            -----     -------            -----
          Net cash used in operating activities.........   (1,907)     (3,153)            (169)
                                                            -----     -------            -----

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment.....................      (96)        (66)              --
                                                            -----     -------            -----
          Net cash used in investing activities.........      (96)        (66)              --
                                                            -----     -------            -----

CASH FLOWS FROM FINANCING ACTIVITIES
Coulter Corporation's investment in the Antibody
  Therapeutics Business.................................    2,003       3,199              169
                                                            -----     -------            -----
          Net cash provided by financing activities.....    2,003       3,199              169
                                                            -----     -------            -----
Net increase in cash and cash equivalents...............       --          --               --
Cash and cash equivalents at beginning of period........       --          --               --
                                                            -----     -------            -----
Cash and cash equivalents at end of period..............  $    --     $    --           $   --
                                                            =====     =======            =====

                            See accompanying notes.

                   ANTIBODY THERAPEUTICS BUSINESS OPERATIONS
                             OF COULTER CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Basis of Presentation

     Coulter Corporation (the "Corporation" or "Coulter") is incorporated in the State of Delaware and is engaged in the business of manufacturing, distributing, financing, and servicing certain medical equipment (predominantly hematology instruments) and related consumable products used in the health care industry, research centers and universities. The Company's principal markets are North American, Europe and the Far East. The Corporation has also conducted extensive research and development programs in the area of human therapeutics. The antibody therapeutics research and development activities, including various license agreements, were acquired by Coulter Pharmaceutical, Inc. in exchange for preferred stock on February 24, 1995, pursuant to an assignment agreement between the two parties.

     The financial statements of the Antibody Therapeutics Business Operations of Coulter Corporation (the "Business") include all direct materials and personnel costs in addition to pro rata allocations of overhead costs from Coulter to the Business. Such overhead costs are represented based on management's estimate of the level of overhead required to support the Business relative to the overhead cost requirements for the Corporation. Management believes such estimates represent a reasonable allocation of such costs. These charges comprise Coulter's net investment in the Business. Coulter has been performing research and development activities under its antibody therapeutics programs for several years.

  Property and Equipment

     Purchased property and equipment are stated at cost less accumulated depreciation and amortization which is calculated using the straight-line method over the estimated useful lives of the respective assets of three to eight years.

  Income Taxes

     The Business operations have historically been included in the consolidated income tax returns filed by Coulter. Income taxes in the accompanying financial statements have been computed based on the stand-alone operations of the Business as if such operations had filed separate income tax returns. Any net operating loss carryforwards from the Business would not be available for use by the Business for federal or state income tax purposes.

2.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31 (in thousands):

                                                                            1993    1994
                                                                            -----   -----
    Equipment.............................................................  $ 511   $ 561
    Leasehold improvements................................................    379     289
                                                                            -----   -----
                                                                              890     850
    Less accumulated depreciation and amortization........................   (781)   (715)
                                                                            -----   -----
    Property and equipment, net...........................................  $ 109   $ 135
                                                                            =====   =====

3.  SUBSEQUENT EVENT

     On February 24, 1995, Coulter and Coulter Pharmaceutical, Inc. entered into an assignment agreement. Pursuant to this agreement, Coulter received 5,000,000 shares of Series A preferred stock from Coulter Pharmaceutical, Inc. (convertible into 1,666,666 shares of common stock) in exchange for sublicensed rights to various license agreements and patents and confidential information relating to the Business.

                       APPENDIX - DESCRIPTION OF GRAPHICS


Page 30 Top Diagram:

       [Diagram of Proprietary Protocol for the Administration of Bexxar]



Page 30 Bottom Diagram:

                       [Diagram of life cycle of B-Cells]



Page 35

               [Diagram of Two-Step Activation of Super-Leu-Dox]

============================================================

       NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
    Available Information.............    2
    Prospectus Summary................    3
    Risk Factors......................    6
    Use of Proceeds...................   15
    Price Range of Common Stock.......   15
    Dividend Policy...................   15
    Capitalization....................   16
    Dilution..........................   17
    Selected Consolidated Financial
      Data............................   18
    Management's Discussion and
     Analysis of Financial Condition
     and Results of Operations........   19
    Business..........................   23
    Management........................   45
    Certain Transactions..............   53
    Principal Stockholders............   55
    Description of Capital Stock......   57
    Shares Eligible for Future Sale...   59
    Underwriting......................   61
    Legal Matters.....................   62
    Experts...........................   62
    Additional Information............   63
    Index to Consolidated Financial
      Statements......................  F-1

============================================================
============================================================


                                2,400,000 SHARES


                                      LOGO

                                  COMMON STOCK
                            -----------------------
                                   PROSPECTUS
                            -----------------------
                               HAMBRECHT & QUIST

                                 BT ALEX. BROWN

                         PACIFIC GROWTH EQUITIES, INC.
                                            , 1997
============================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the registration fee, the NASD filing fee and the Nasdaq National Market application fee.


    SEC Registration fee......................................................  $ 11,729
    NASD filing fee...........................................................     4,372
    Nasdaq National Market application fee....................................    17,500
    Blue sky qualification fee and expenses...................................     2,500
    Printing and engraving expenses...........................................   125,000
    Legal fees and expenses...................................................    80,000
    Accounting fees and expenses..............................................    50,000
    Transfer agent and registrar fees.........................................     5,000
    Miscellaneous fees........................................................     3,899
                                                                                ----------
              Total...........................................................  $300,000
                                                                                ==========


ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Bylaws also provide that the Registrant will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent not prohibited by Delaware law.

     The Registrant's Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     The Registrant has entered into agreements with its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

     The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act or otherwise.

     The Registrant intends to purchase a general liability insurance policy which covers certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacity as directors or officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Since its inception in February 1995, the Registrant has sold and issued the following unregistered securities:

          (1) In February 1995, the Registrant sold and issued an aggregate of 2,500,000 shares of Series A Preferred Stock to two accredited investors for cash in the aggregate amount of $2,500,000 and the assignment of certain intellectual property rights.

          (2) In August 1995, the Registrant sold and issued an aggregate of 777,777 shares of Series B Preferred Stock to six accredited investors for cash in the aggregate amount of $3,500,000.

          (3) In March 1996, the Registrant sold and issued 400,000 shares of Common Stock to one accredited investor in exchange for a promissory note in the amount of $180,000.

          (4) In April 1996, the Registrant sold and issued an aggregate of 3,321,535 shares of Series C Preferred Stock and Warrants to purchase 498,705 shares of Common Stock to a group of accredited investors for $22,420,363.74. In January 1997, the investors exercised the Warrants and purchased 347,530 shares of Common Stock for an aggregate exercise price of $3,127,770 and an additional 37,785 shares of Common Stock upon the net exercise of Warrants to purchase 151,175 shares of Common Stock.

          (5) From March 1995 to December 6, 1996, the Registrant granted incentive stock options and nonstatutory stock options to employees, directors and consultants covering an aggregate of 787,601 shares of the Registrant's Common Stock, at a weighted average exercise price of $1.08 per share. As of December 6, 1996, the Registrant has sold 37,346 shares of its Common Stock to employees, directors and consultants pursuant to exercise of stock options.

          (6) In December 1996, the Registrant issued a warrant to purchase 24,666 shares of Common Stock to one accredited investor in connection with an equipment lease financing.

     The sale and issuance of securities in the transactions described in paragraphs (1), (2), (4) and (6) above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) adopted thereunder. The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to distribution thereof. Appropriate legends are affixed to the stock certificates or warrants issued in such transactions. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

     The sale and issuance of securities in the transactions described in paragraph (3) and (5) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder, in that they were issued either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) EXHIBITS.


 EXHIBIT    EXHIBIT
FOOTNOTE    NUMBER                            DESCRIPTION OF DOCUMENT
---------   ------     ---------------------------------------------------------------------
 (5)          1.1      Form of Underwriting Agreement.
 (1)          3.1      Amended and Restated Certificate of Incorporation of the Registrant.
 (1)          3.4      Bylaws of the Registrant.
 (1)          4.1      Reference is made to Exhibits 3.1 through 3.5.
 (1)          4.2      Specimen stock certificate.
 (1)          4.3      Amended and Restated Investors' Rights Agreement, dated April 18,
                       1996, between the Registrant and certain investors.
 (1)          4.4      Warrant Agreement to purchase Common Stock, dated December 6, 1996, between the Registrant and Lease Management Services, Inc.
              5.1      Opinion of Cooley Godward LLP.
 (1)         10.1      Form of Indemnity Agreement to be entered into between the Registrant and its officers and directors.
 (2)         10.2      1996 Equity Incentive Stock Option Plan.
 (2)         10.3      Form of Equity Incentive Stock Option.
 (2)         10.4      Form of Nonstatutory Stock Option.
 (2)         10.5      1996 Employee Stock Purchase Plan.
 (1)         10.6      Assignment Agreement, dated February 24, 1995, between the
                       Registrant, Coulter Corporation and certain investors.
 (1)         10.7 +    Manufacturing Agreement, dated August 20, 1996, between Lonza
                       Biologics PLC and the Registrant.
 (1)         10.8      Equipment Lease Financing Agreement, dated December 6, 1996, between the Registrant and Lease Management Services, Inc.
 (1)         10.9 +    First Amendment to Manufacturing Agreement, dated November 21, 1996, by and between Lonza Biologics PLC and the Registrant.
 (1)         10.10+    Development Agreement, dated November 15, 1995, by and between
                       Nordion International, Inc. and the Registrant.
 (1)         10.11+    Patent License Agreement, dated March 15, 1996, by and between the
                       Region Wallone, the Universite Catholique de Louvain and Coulter
                       Pharma Belgium, SA.
 (3)         10.12+    Second Amendment to Manufacturing Agreement, dated June 30, 1997, by and between Lonza Biologies PLC and the Registrant.
 (4)         10.13+    Third Amendment to Manufacturing Agreement, dated September 26, 1997, by and between Lonza Biologies PLC and the Registrant.
 (4)         10.14+    Fourth Amendment to Manufacturing Agreement, dated September 17,
                       1997, by and between Lonza Biologies PLC and the Registrant.
 (5)         11.1      Statement regarding computation of loss per share.
 (1)         21.1      Subsidiaries of the Registrant.
             23.1      Consent of Ernst & Young LLP.
             23.2      Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
             24.1      Power of Attorney. Reference is made to page II-5.
 (5)         27.1      Financial Data Schedule.


------------------------------
 + Portions omitted pursuant to a request of confidentiality filed separately with the Commission.

(1) Filed as an exhibit to the Registrant's Registration Statement on Form S-1 (No. 333-17661) or amendments thereto and incorporated herein by reference.

(2) Filed as an exhibit to the Registrant's Registration Statement on Form S-8 (No. 333-23265) and incorporated herein by reference.

(3) Filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 and incorporated herein by reference.

(4) Filed as an exhibit to the Registrant's Special Report on Form 8-K filed September 29, 1997 and incorporated herein by reference.

(5) Filed as an exhibit to the Registrant's Registration Statement on Form S-1 (333-36607) and incorporated herein by reference.

     (b) FINANCIAL STATEMENT SCHEDULES.

     All other schedules are omitted because they are not required, they are not applicable or the information is already included in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that: (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective, and (2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, County of Santa Clara, State of California, on the 9th day of October, 1997.


                                          COULTER PHARMACEUTICAL, INC.


                                          By:     /s/ MICHAEL F. BIGHAM

                                            ------------------------------------

                                                     Michael F. Bigham


                                             President, Chief Executive Officer
                                                             and


                                               Director (Principal Executive
                                                           Officer)



              SIGNATURE                                TITLE                        DATE
-------------------------------------  -------------------------------------  -----------------

        /s/ MICHAEL F. BIGHAM          President, Chief Executive Officer      October 9, 1997
-------------------------------------    and Director (Principal Executive
          Michael F. Bigham              Officer)

       /s/ WILLIAM G. HARRIS*          Vice President and Chief Financial      October 9, 1997
-------------------------------------    Officer (Principal Financial and
          William G. Harris              Accounting Officer)

        /s/ BRIAN G. ATWOOD*           Director                                October 9, 1997
-------------------------------------
           Brian G. Atwood

        /s/ DONALD L. LUCAS*           Director                                October 9, 1997
-------------------------------------
           Donald L. Lucas

                                       Director                                October  , 1997
-------------------------------------
            Robert Momsen

         /s/ ARNOLD ORONSKY*           Director                                October 9, 1997
-------------------------------------
           Arnold Oronsky

            /s/ SUE VAN*               Director                                October 9, 1997
-------------------------------------
               Sue Van

                                       Director                                October  , 1997
-------------------------------------
        George J. Sella, Jr.

     /s/ JOSEPH R. COULTER, III*       Director                                October 9, 1997
-------------------------------------
       Joseph R. Coulter, III

     *By: /s/ MICHAEL F. BIGHAM
-------------------------------------
          Michael F. Bigham
          Attorney in Fact

                               INDEX TO EXHIBITS


 EXHIBIT    EXHIBIT
FOOTNOTE    NUMBER                            DESCRIPTION OF DOCUMENT
---------   ------     ---------------------------------------------------------------------
 (5)          1.1      Form of Underwriting Agreement.
 (1)          3.1      Amended and Restated Certificate of Incorporation of the Registrant.
 (1)          3.4      Bylaws of the Registrant.
 (1)          4.1      Reference is made to Exhibits 3.1 through 3.5.
 (1)          4.2      Specimen stock certificate.
 (1)          4.3      Amended and Restated Investors' Rights Agreement, dated April 18,
                       1996, between the Registrant and certain investors.
 (1)          4.4      Warrant Agreement to purchase Common Stock, dated December 6, 1996, between the Registrant and Lease Management Services, Inc.
              5.1      Opinion of Cooley Godward LLP.
 (1)         10.1      Form of Indemnity Agreement to be entered into between the Registrant and its officers and directors.
 (2)         10.2      1996 Equity Incentive Stock Option Plan.
 (2)         10.3      Form of Equity Incentive Stock Option.
 (2)         10.4      Form of Nonstatutory Stock Option.
 (2)         10.5      1996 Employee Stock Purchase Plan.
 (1)         10.6      Assignment Agreement, dated February 24, 1995, between the
                       Registrant, Coulter Corporation and certain investors.
 (1)         10.7 +    Manufacturing Agreement, dated August 20, 1996, between Lonza
                       Biologics PLC and the Registrant.
 (1)         10.8      Equipment Lease Financing Agreement, dated December 6, 1996, between the Registrant and Lease Management Services, Inc.
 (1)         10.9 +    First Amendment to Manufacturing Agreement, dated November 21, 1996, by and between Lonza Biologics PLC and the Registrant.
 (1)         10.10+    Development Agreement, dated November 15, 1995, by and between
                       Nordion International, Inc. and the Registrant.
 (1)         10.11+    Patent License Agreement, dated March 15, 1996, by and between the
                       Region Wallone, the Universite Catholique de Louvain and Coulter
                       Pharma Belgium, SA.
 (3)         10.12+    Second Amendment to Manufacturing Agreement, dated June 30, 1997, by and between Lonza Biologies PLC and the Registrant.
 (4)         10.13+    Third Amendment to Manufacturing Agreement, dated September 26, 1997, by and between Lonza Biologies PLC and the Registrant.
 (4)         10.14+    Fourth Amendment to Manufacturing Agreement, dated September 17,
                       1997, by and between Lonza Biologies PLC and the Registrant.
 (5)         11.1      Statement regarding computation of loss per share.
 (1)         21.1      Subsidiaries of the Registrant.
             23.1      Consent of Ernst & Young LLP.
             23.2      Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
             24.1      Power of Attorney. Reference is made to page II-5.
 (5)         27.1      Financial Data Schedule.


------------------------------
 + Portions omitted pursuant to a request of confidentiality filed separately with the Commission.

(1) Filed as an exhibit to the Registrant's Registration Statement on Form S-1 (No. 333-17661) or amendments thereto and incorporated herein by reference.

(2) Filed as an exhibit to the Registrant's Registration Statement on Form S-8 (No. 333-23265) and incorporated herein by reference.

(3) Filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 and incorporated herein by reference.

(4) Filed as an exhibit to the Registrant's Special Report on Form 8-K filed September 29, 1997 and incorporated herein by reference.

(5) Filed as an exhibit to the Registrant's Registration Statement on Form S-1 (333-36607) and incorporated herein by reference.